SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
   ______________________________________________________________________

                                  FORM 11-K

[ X ] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 1997

                                      OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ___________ to ____________


Commission file number  1-6720


A.  Full title of the Plan:  A.T. CROSS COMPANY DEFINED CONTRIBUTION
                             RETIREMENT PLAN

B. Name of Issuer of securities held pursuant to the Plan and address of its principal executive office:

A.T. CROSS COMPANY
ONE ALBION ROAD
LI NCOLN, RHODE ISLAND  02865


Financial Statements of the Plan:

A.T. Cross Company Defined Contribution Retirement Plan
(Formally the A.T. Cross Company Savings Plan)
Financial Statements for the Years Ended
December 31, 1997 and 1996 and
Supplemental Schedules as of and for the Year Ended December 31, 1997 and Independent Auditors' Report



A.T. CROSS COMPANY DEFINED CONTRIBUTION RETIREMENT PLAN

TABLE OF CONTENTS
_______________________________________________________________________________

                                                                           Page


INDEPENDENT AUDITORS' REPORT                                                  1

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996:

  Statements of Net Assets Available for Benefits, with Fund Information    2-4

  Statements of Changes in Net Assets Available for Benefits,
    with Fund Information                                                   5-7

  Notes to Financial Statements                                            8-14

SUPPLEMENTAL SCHEDULES AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1997:

  Item 27a - Schedule of Assets Held for Investment Purposes                 15

  Item 27d - Schedule of Reportable Transactions                             16


Schedules required under the Employee Retirement Income Security Act of 1974, other than the schedules listed above, are omitted because of the absence of the conditions under which the schedules are required.


Deloitte & Touche LLP
                      125 Summer Street                 Telephone (617) 261-8000
                      Boston, Massachusetts 02110-1617  Facsimile (617) 261-8111

INDEPENDENT AUDITORS' REPORT

To the Retirement Plan Committee and Participants of
  A.T. Cross Company Defined Contribution Retirement Plan (Formerly the A.T. Cross Company Savings Plan):

We have audited the accompanying statements of net assets available for benefits, with fund information of the A.T. Cross Company Defined Contribution Retirement Plan (formally the A.T. Cross Company Savings Plan)(the "Plan") as of December 31, 1997 and 1996, and the related statements of changes in net assets available for benefits, with fund information for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1997 and 1996, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statements of net assets available for benefits and the statements of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. This supplementary information is the responsibility of the Plan's management. Such schedules and fund information have been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

As further discussed in Note 1 to the financial statements, the Board of Directors of A.T. Cross Company, the Plan's sponsor, voted on December 10, 1996 to merge the A.T. Cross Company Profit Sharing Plan and Trust into the Plan, effective January 1, 1997.

DELOITTE & TOUCHE LLP
May 29, 1998

Deloitte & Touche
Tohmatsu
International


A.T. CROSS COMPANY DEFINED CONTRIBUTION RETIREMENT PLAN

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS, WITH FUND INFORMATION
DECEMBER 31,1997
__________________________________________________________________________________________________________________________________
                                                      Supplemental Information - By Fund
                                                        Savings Plan Component (Note 1)
                           _______________________________________________________________________________________________________
                                                                            Small
                                         Directed            High Quality  Company  International   Company           Savings Plan
                              General   Investment    Equity     Bond       Equity     Equity        Stock     Loan     Component
ASSETS                         Fund        Fund        Fund      Fund        Fund       Fund         Fund      Fund       Total
Fleet National Bank
of Rhode Island
  Money Market Fund        $ 1,319,414 $   287,051 $      -   $       604 $    5,322 $     1,051 $    1,169 $   83,516 $ 1,698,127
Fleet National Bank
of Rhode Island
  Galaxy Government Fund           -           -    1,441,291         -          -           -          -          -     1,441,291
U.S. Treasury notes,
bonds and bills              4,316,173  10,158,148        -           -          -           -          -          -    14,474,321
US Government Agency Bonds         -     4,934,625        -           -          -           -          -          -     4,934,625
Common Stocks               21,836,979         -    6,811,440         -          -           -      690,748        -    29,339,167
Mutual Funds                       -           -          -       951,369  8,120,936   3,016,662        -          -    12,088,967
Fleet National Bank
of Rhode Island
  Stable Asset Fund                -           -          -           -          -           -          -          -           -
Loans to Participants              -           -          -           -          -           -          -    1,052,969   1,052,969
                           ----------- ----------- ---------- ----------- ---------- ----------- ---------- ---------- -----------
Total investments           27,472,566  15,379,824  8,252,731     951,973  8,126,258   3,017,713    691,917  1,136,485  65,029,467
                           ----------- ----------- ---------- ----------- ---------- ----------- ---------- ---------- -----------
Receivables:
  Contributions                 64,181      40,990     42,324       6,268     52,476      12,115      1,848        -       220,202
  Dividends and interest       130,070      60,824     14,943       4,564         17          16          1        372     210,807
                           ----------- ----------- ---------- ----------- ---------- ----------- ---------- ---------- -----------
      Total receivables        194,251     101,814     57,267      10,832     52,493      12,131      1,849        372     431,009
                           ----------- ----------- ---------- ----------- ---------- ----------- ---------- ---------- -----------
NET ASSETS AVAILABLE
  FORBENEFITS              $27,666,817 $15,481,638 $8,309,998 $   962,805 $8,178,751 $ 3,029,844 $  693,766 $1,136,857 $65,460,476
                           =========== =========== ========== =========== ========== =========== ========== ========== ===========

                                                                    (Continued)

                                     - 2 -

A.T. CROSS COMPANY DEFINED CONTRIBUTION RETIREMENT PLAN

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS, WITH FUND INFORMATION
DECEMBER 31, 1997
_______________________________________________________________________________
                                  Supplemental Information - By Fund
                                   Profit Sharing Component (Note 1)
                                   _________________________________
                                                            Profit
                                      Money                Sharing
                                      Market   GalaxyGIC  Component
ASSETS                                 Fund   Pooled Fund    Total      Total
Fleet National Bank of Rhode Island
  Money Market Fund                 $  6,734  $     -    $   6,734  $ 1,704,861
Fleet National Bank of Rhode Island
  Galaxy Government Fund                 -          -          -      1,441,291
U.S. Treasury notes, bonds and bills     -          -          -     14,474,321
US Government Agency Bonds               -          -          -      4,934,625

Common Stocks                            314      3,281      3,595   29,342,762
Mutual Funds                             -          -          -     12,088,967
Fleet National Bank of Rhode Island
  Stable Asset Fund                      -       94,551     94,551       94,551
Loans to Participants                    -          -          -      1,052,969
                                    --------  ---------  ---------  -----------
               Total investments       7,048     97,832    104,880   65,134,347
                                    --------  ---------  ---------  -----------
Receivables:
  Contributions                          -          -          -        220,202
  Dividends and interest                  28        449        477      211,284
                                    --------  ---------  ---------  -----------
               Total receivables          28        449        477      431,486
                                    --------  ---------  ---------  -----------
NET ASSETS AVAILABLE
  FOR BENEFITS                       $ 7,076  $  98,281  $ 105,357  $65,565,833
                                    ========  =========  =========  ===========

See notes to financial statements                                   (Concluded)

                                     - 3 -

A.T. CROSS COMPANY DEFINED CONTRIBUTION RETIREMENT PLAN

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS, WITH FUND INFORMATION
YEAR ENDED DECEMBER 31, 1996
__________________________________________________________________________________________________________________________________
                                                             Supplemental Information - By Fund
                                                               Savings Plan Component (Note 1)
                           _______________________________________________________________________________________________________
                                                                                 Small
                                            Directed              High Quality  Company  International           Savings Plan
                                General    Investment    Equity       Bond       Equity      Equity       Loan     Component
ASSETS                            Fund        Fund        Fund        Fund        Fund        Fund        Fund       Total
Fleet National Bank of Rhode
 Island Money Market Fund      $      -    $  497,180  $      -    $      -    $      -  $       -    $  116,364  $   613,544
Fleet National Bank of Rhode
 Island Galaxy Government Fund    904,089         -       949,342         -           -          -           -      1,853,431
U.S. Treasury notes,
 bonds and bills                1,367,555   5,396,846         -           -           -          -           -      6,764,401
U.S. Government Agency Bonds          -       700,000         -           -           -          -           -        700,000
Corporate Bonds                    26,104         -           -           -           -          -           -         26,104
Common Stocks                   6,707,463         -     2,856,914         -           -          -           -      9,564,377
Mutual Funds                          -           -           -       816,695   3,532,389    953,973         -      5,303,057
Loans to Participants                 -           -           -           -           -          -     1,016,340    1,016,340
                               ----------  ----------  ----------  ----------  ----------  ---------  ----------  -----------
     Total investments          9,005,211   6,594,026   3,806,256     816,695   3,532,389    953,973   1,132,704   25,841,254
                               ----------  ----------  ----------  ----------  ----------  ---------  ----------  -----------
Receivables:
 Contributions                     74,738      65,068      42,296      10,067      51,178      9,512         -        252,859
 Dividends and interest            46,430      89,330       8,228       4,117         382         56         369      148,912
                               ----------  ----------  ----------  ----------  ----------  ---------  ----------  -----------
       Total receivables          121,168     154,398      50,524      14,184      51,560      9,568         369      401,771
                               ----------  ----------  ----------  ----------  ----------  ---------  ----------  -----------
NET ASSETS AVAILABLE
 FOR BENEFITS                  $9,126,379  $6,748,424  $3,856,780  $  830,879  $3,583,949  $ 963,541  $1,133,073  $26,243,025
                               ==========  ==========  ==========  ==========  ==========  =========  ==========  ===========

See notes to finanical statements.

                                     - 4 -

A.T. CROSS COMPANY DEFINED CONTRIBUTION RETIREMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS, WITH FUND INFORMATION
YEAR ENDED DECEIVIBER 31,1997
__________________________________________________________________________________________________________________________________
                                                              Supplemental Information - By Fund
                                                                Savings Plan Component (Note 1)
                           _______________________________________________________________________________________________________
                                                                             Small
                                         Directed             High Quality   Company International   Company          Savings Plan
                              General   Investment    Equity     Bond        Equity    Equity        Stock     Loan     Component
                               Fund        Fund        Fund      Fund         Fund      Fund         Fund      Fund       Total
ADDITIONS TO NET ASSETS
 ATTRIBUTED TO:
 Investment income:
  Net appreciation
   (depreciation) in fair
   value of investments    $ 6,193,295 $    21,323 $1,528,247 $    35,114 $    14,496 $  210,892 $  (73,476) $     -   $ 7,929,891
  Interest                     379,300     795,031    107,396         700       1,004        595        554      5,656   1,290,236
  Dividends                    324,732         -          -        74,082      55,095    890,785     86,973     32,544   1,464,211
                           ----------- ----------- ---------- ----------- ---------- ----------- ----------  --------- -----------
                             6,897,327     816,354  1,709,725      90,909     906,285    298,460    (40,378)     5,656  10,684,338
                           ----------- ----------- ---------- ----------- ---------- ----------- ----------  --------- -----------
 Contributions:
  Participants                 480,975     327,987    338,574      52,414     430,281    106,388     21,101        -     1,757,720
  Employer                     211,893     152,638    138,208      21,178     199,871     36,408      5,615        -       765,811
  Loans issued                (245,760)   (139,929)   (61,568)     (6,174)   (100,239)    (5,760)       -      559,430         -
  Loan interest repayment          -           -          -           -           -          -          -       44,846      44,846
                           ----------- ----------- ---------- ----------- ---------- ----------- ----------  --------- -----------
                               447,108     340,696    415,214      67,418     529,913    137,036     26,716    604,276   2,568,377
                           ----------- ----------- ---------- ----------- ---------- ----------- ----------  --------- -----------
 Addition due to merger
 of Profit Sharing Plan
 (Note 1)                   15,495,200  12,738,545        -           -           -          -    1,265,852        -    29,499,597

 Other                             -           -          -           -           -          -          -        4,550       4,550
                           ----------- ----------- ---------- ----------- ---------- ----------- ----------  --------- -----------
  Total additions           22,839,635  13,895,595  2,124,939     158,327   1,436,198    435,496  1,252,190    614,482  42,756,862

DEDUCTIONS FROM NET ASSETS
 ATTRIBUTED TO - Benefit
 paid to participants        1,164,791   1,965,615    154,093      10,356      76,617     26,968     88,818     52,153   3,539,411
                           ----------- ----------- ---------- ----------- ---------- ----------- ----------  --------- -----------
NET INCREASE PRIOR TO
 INTERFUND TRANSFERS        21,674,844  11,929,980  1,970,846     147,971   1,359,581    408,528  1,163,372    562,329  39,217,451
INTERFUND TRANSFERS - NET   (3,134,406) (3,196,766) 2,482,372     (16,045)  3,235,221  1,657,775   (469,606)  (558,545)        -
                           ----------- ----------- ---------- ----------- ---------- ----------- ----------  --------- -----------
NET INCREASE                18,540,438   8,733,214  4,453,218     131,926   4,594,802  2,066,303    693,766      3,784  39,217,451

NET ASSETS AVAILABLE
 FOR BENEFITS:
  Beginning of year          9,126,379   6,748,424  3,856,780     830,879   3,583,949    963,541        -    1,133,073  26,243,025
                           ----------- ----------- ---------- ----------- ---------- ----------- ----------  --------- -----------
  End of year              $27,666,817 $15,481,638 $8,309,998 $   962,805 $ 8,178,751 $3,029,844 $  693,766 $1,136,857 $65,460,476
                           =========== =========== ========== =========== =========== ========== ========== ========== ===========

                                                                    (Continued)

                                     - 5 -

A.T. CROSS COMPANY DEFINED CONTRIBUTION RETIREMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS, WITH FUND INFORMATION
YEAR ENDED DECEMBER 31, 1997
________________________________________________________________________________
                                   Supplemental Information - By Fund
                                    Profit Sharing Component (Note 1)
                                   __________________________________
                                                            Profit
                                      Money                Sharing
                                      Market  Galaxy GIC  Component
                                       Fund   Pooled Fund    Total      Total
ADDITIONS TO NET ASSETS
 ATTRIBUTED TO:
  Investment income:
    Net appreciation (depreciation)
      in fair value of investments   $   953  $   1,463  $   2,416  $ 7,932,307
    Interest                             339      7,172      7,511    1,297,747
    Dividends                             94        247        341    1,464,552
                                     -------  ---------  ---------  -----------
                                       1,386      8,882     10,268   10,694,606
                                     -------  ---------  ---------  -----------
  Contributions:
    Participants                         -          -          -      1,757,720
    Employer                             -          -          -        765,811
    Loans issued                         -          -          -            -
    Loan interest repayment              -          -          -         44,846
                                     -------  ---------  ---------  -----------
                                         -          -          -      2,568,377

  Addition due to merger of
    Profit Sharing Plan (Note 1)       9,765    192,459    202,224   29,701,821

  Other                                  -          -          -          4,550
                                     -------  ---------  ---------  -----------
          Total additions             11,151    201,341    212,492   42,969,354

DEDUCTIONS FROM NET ASSETS ATTRIBUTED
TO - Benefit paid to participantsm     4,075    103,060    107,135    3,646,546
                                     -------  ---------  ---------  -----------

NET INCREASE PRIOR TO INTERFUND
 TRANSFERS                             7,076     98,281    105,357   39,322,808

INTERFUND TRANSFERS - NET                -          -          -            -
                                     -------  ---------  ---------  -----------
NET INCREASE                           7,076     98,281    105,357   39,322,808

NET ASSETS AVAILABLE FOR BENEFITS:
  Beginning of year                      -          -          -     26,243,025
                                     -------  ---------  ---------  -----------
  End of year                        $ 7,076  $  98,281  $ 105,357  $65,565,833
                                     =======  =========  =========  ===========

See notes to financial statements.
                                                                    (Concluded)

                                     - 6 -


A.T. CROSS COMPANY DEFINED CONTRIBUTION RETIREMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS, WITH FUND INFORMATION
YEAR ENDED DECEMBER 31, 1996
_________________________________________________________________________________________________________________________________
                                                      Supplemental Information - By Fund
                                                        Savings Plan Component (Note 1)
                             ____________________________________________________________________________________________________
                                                                                 Small
                                             Directed             High Quality  Company   International           Savings Plan
                                 General    Investment    Equity      Bond       Equity       Equity       Loan     Component
                                  Fund         Fund        Fund       Fund        Fund         Fund        Fund       Total
ADDITIONSTO NET ASSETS
 ATTRIBUTED TO:
  Investment income:
   Net appreciation
    (depreciation) in fair
    value of investments       $  958,078  $  (52,318) $  561,303  $  (29,692) $   94,578  $   17,813  $      -    $ 1,549,762
   Interest                       146,877     409,412      50,574         846       2,173         745       3,896      614,523
   Dividends                      125,646         -        42,098      47,296     408,169      57,502         -        680,711
                               ----------  ----------  ----------  ----------  ----------  ----------  ----------  -----------
                                1,230,601     357,094     653,975      18,450     504,920      76,060       3,896    2,844,996
                               ----------  ----------  ----------  ----------  ----------  ----------  ----------  -----------
  Contributions:
   Participants                   600,686     483,640     344,073      95,837     336,388      89,406         -      1,950,030
   Employer                       227,599     205,302     135,316      38,637     124,702      32,517         -        764,073
   Loans issued                  (215,045)   (213,838)    (68,476)     (7,026)    (34,537)    (10,006)    528,329      (20,599)
   Loan interest repayment            -           -           -           -           -           -        83,134       83,134
                               ----------  ----------  ----------  ----------  ----------  ----------  ----------  -----------
                                  613,240     475,104     410,913     127,448     426,553     111,917     611,463    2,776,638
                               ----------  ----------  ----------  ----------  ----------  ----------  ----------  -----------
          Total Additions       1,843,841     832,198   1,064,888     145,898     931,473     187,977     615,359    5,621,634

DEDUCTIONS FROM NET ASSETS
 ATTRIBUTED TO - Benefit
  paid to participants            572,269     631,128     180,826      16,520      30,739      19,954         -      1,451,436
                               ----------  ----------  ----------  ----------  ----------  ----------  ----------  -----------
NET INCREASE (DECREASE) PRIOR
 TO INTERFUND TRANSFERS         1,271,572     201,070     884,062     129,378     900,734     168,023     615,359    4,170,198
INTERFUND TRANSFERS - NET        (984,946) (3,076,025)    416,679     701,501   2,683,215     795,518    (535,942)         -
OTHER                                 -           -           -           -           -           -      (114,481)    (114,481)
                               ----------  ----------  ----------  ----------  ----------  ----------  ----------  -----------
NET INCREASE (DECREASE)           286,626  (2,874,955)  1,300,741     830,879   3,583,949     963,541     (35,064)   4,055,717

NET ASSETSAVAILABLE
FOR BENEFITS:
 Beginning of year              8,839,753   9,623,379   2,556,039         -           -           -     1,168,137   22,187,308
                               ----------  ----------  ----------  ----------  ----------  ----------  ----------  -----------
 End of year                   $9,126,379  $6,748,424  $3,856,780  $  830,879  $3,583,949  $  963,541  $1,133,073  $26,243,025
                               ==========  ==========  ==========  ==========  ==========  ==========  ==========  ===========

See notes to financial statements.

A.T. CROSS COMPANY DEFINED CONTRIBUTION RETIREMENT PLAN
(Formerly the A.T. Cross Company Savings Plan)

NOTES TO FINANCIAL STATEMENTS

1.  DESCRIPTION OF THE PLAN

The following description of the A.T. Cross Company Defined Contribution Retirement Plan (the "Plan") provides only general information. Participants should refer to the plan document for more complete information.

On December 10, 1996 the Board of Directors of A.T. Cross Company, the Plan's sponsor, voted on and approved the merger of the A.T. Cross Company Profit Sharing Plan and Trust into the Plan. Effective January 1, 1997, the A.T. Cross Company Profit Sharing Plan and Trust and the A.T. Cross Company Savings Plan (collectively, the "Component Plans") were merged into a single plan and trust known as the A.T. Cross Company Defined Contribution Retirement Plan (the "merged Plan"). Assets of the Component Plans are held in a single trust, with each plan operating as a component plan of the merged Plan. The purpose of the merger was to offer increased investment opportunities under the Component Plans, as well as to provide for uniform and combined investment opportunities and election procedures.

General - Savings Component - The Savings Component is a contributory savings plan, established January 1, 1984, for the employees of A.T. Cross Company (the "Company"). The Savings Component is administered by a committee consisting of three persons appointed by the Board of Directors (the "Board") of the Company. The Savings Component is subject to the Employee Retirement Income Security Act of 1974 ("ERISA").

General - Profit Sharing Component - The Profit Sharing Component is a noncontributory defined contribution plan and is administered by an Employee Benefit Plan Committee consisting of three persons appointed by the Board. The Board determines the amount of the contribution and has established the policy that the maximum contribution for any year is limited to the lesser of (1) the maximum amount deductible for such year for federal income tax purposes; or (2) 15% of the Company's net income for such year before deducting contributions to the retirement trust and before providing for federal and state income taxes. The Profit Sharing Component is subject to the Employee Retirement Income Security Act of 1974 ("ERISA").

Eligibility - Savings Component - An employee may become a participant in the Savings Component provided he or she is regularly employed for 1,000 or more hours during his or her first year of employment or in subsequent plan years. Upon entry into the Savings Component, an employee may contribute to the Savings Component an amount equal to any percentage from 1% to, and including, 10% of the participant's annual salary.

Eligibility - Profit Sharing Plan - Employees of the Company are eligible to participate in the Profit Sharing Plan on January 1 following their hire date.

Contributions - Savings Component - The Company contributes to the Savings Component an amount equal to 50% of each participant's contributions up to 3% of the participant's salary. The Company's contributions which will be made from current income or accumulated earnings, will be credited to the employee's account as of the last day of each calendar quarter.

Contributions from Company - Profit Sharing Component - No contribution was declared for the 1997 plan year.

In a year in which a contribution is made, the Company's contribution to the Profit Sharing Component is allocated to each eligible employee's account based on the proportion that each eligible employee's allocation units bear to the total allocation units. An eligible employee receives one allocation unit for each one hundred dollars or major fraction thereof of compensation and one allocation unit for each full year of service as defined by the Profit Sharing Component.

Election - Savings Component - The employee elects to either deposit the money into the General Fund, Directed Investment Fund, Equity Fund, High Quality Bond Fund, Small Company Equity Fund, International Equity Fund, Company Stock
Fund or divide the deposit among the seven funds in 10% multiples.

Election - Profit Sharing Component - Employees who become participants may allocate part or all of their balance in various investment options offered by the Plan in increments of 10%. The Profit Sharing Component also allows employees to make annual elections with respect to the Company's annual contribution and the employee's existing balance. This election is totally separate from the fund balance election described above and allows the participant to elect (in multiples of 10%) to have the Company's contribution, made on his/her behalf, allocated to the various investment options offered by the Component. The balance election allows the participant to elect (in multiples of 10%) to have the employee's existing balance transferred to one or more of the funds.

Participant Loans - Savings Component - Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of $50,000 or 50% of their account balance. Loan transactions are treated as transfers from (to) the investment funds to (from) the Loan Fund. Loans are repaid through payroll deductions and the period of repayment for any loan cannot exceed five years. A participant may repay the entire outstanding balance of their loan on any valuation date. Each loan is secured by the balance in the participant's account, and bears interest at rates commensurate with prevailing rates as determined by the plan administrator.

Withdrawals - Savings Component - Withdrawals from the employee's vested portion of the Savings Component are permitted prior to retirement if the employee is able to demonstrate financial hardship as defined by the Internal Revenue Code (the "Code").

Vesting - Savings Component - Employees vest in the Company's contribution at a rate of 20% for each aggregate period of four calendar quarters of active plan participation. All employees are 100% vested after five years of service.

Upon an employee leaving the Company prior to becoming 100% vested in the Company's contribution, the nonvested portion of the Company's contribution will be forfeited if the employee does not return to work at the Company within one year. The nonvested portion will then be redistributed to current participants based on the amount of matching Company contributions each participant received during the preceding plan year.

Vesting - Profit Sharing Component - Upon termination of employment for reasons other than death, retirement, or disability, employees are entitled to 10% of their balance per year of credited vesting service through year four and 20% per year for years five through seven up to 100%.

The Profit Sharing Component provides for the deferral of benefits for one year should a participant who is also a participant of the A.T. Cross Company Executive Incentive Compensation Plan terminate employment for reasons other than normal retirement as defined by the Profit Sharing Plan, death or disability.

Upon early or normal retirement as defined by the Profit Sharing Component, a participant will receive a lump-sum distribution of his/her account.

Administrative Expenses - Certain expenses for the administration of the Plan are paid by selected investment funds. The remaining expenses are paid by the Company. However, should the Company fail to pay, such expenses will be considered expenses of the Plan.

Trustee of the Plan - Fleet Bank is the trustee of the Plan. As trustee, Fleet Bank holds the Plan's assets, maintains the accounting records of the Plan, and invests the Plan's assets. The trustee makes distributions in accordance with instructions of the plan administrator.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Method of Accounting - The financial statements of the Plan are prepared on the accrual basis of accounting. Purchases and sales of securities are recorded on the trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Benefits - Benefits to participants are recorded when paid.

Valuation of Investments - The Plan's investments are stated at fair value. Securities traded on a national securities exchange are valued at the last reported sales price on the last business day of the plan year; investments traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the average of the last reported bid and ask prices. Unites States Government bonds, corporate bonds and United States Treasury notes and bills are valued at the last reported bid price. The participant loans receivable are recorded at cost which approximates fair value.

Investments in the Galaxy GIC Pooled Fund (the "Fund") are generally valued at the redemption value established by the trustee of the Fund, which is generally based on the fair value of the underlying assets.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Accordingly, actual results could differ from those estimates.

3.  PLAN TERMINATION

The Plan may be amended at any time by a vote of the Board. The Board may suspend or discontinue contributions to the Plan as well as terminate it. Upon termination of the Plan or discontinuance of the Company's contribution, all interests of participants become fully vested and are not subject to forfeiture. Payments, upon termination of the Plan, will be made by the trustee, Fleet Bank, in accordance with the Plan's distribution provisions.

4.  INVESTMENTS

The Plan's investments are held by a bank-administered trust fund. During 1997 and 1996, the Plan's investments (including investments bought and sold as well as held during the year) appreciated (depreciated) in fair value by $7,932,307 and $1,549,762, respectively, as follows:

                                                            1997        1996

United States Government Securities                    $   75,148   $  (81,231)
United States Government agency bonds                      30,098          112
Common stocks                                           7,567,577    1,563,975
Corporate bonds                                            (1,017)     (17,267)
Mutual Funds                                              260,501       84,173
                                                       __________   __________
Net appreciation                                       $7,932,307   $1,549,762
                                                       ==========   ==========

The fair value of individual investments that represent 5% or more of the Plan's net assets at December 31, 1997 and 1996 is as follows:

                                                            1997        1996

Galaxy Government Fund - Trust                         $      -     $1,853,431
Galaxy Small Company Equity Fund - Trust                      -      3,532,389
United States Treasury Notes, 6.25% due 01/31/97              -      1,700,799
Galaxy Small Company Equity Fund - Trust               $8,120,936   $      -




5.  FORFEITURES

Forfeitures are allocated at the end of the fiscal year to all remaining participants who were participants on the last day of the preceding year based on the amount of matching Company contributions each participant received during the preceding plan year. For the years ended December 31, 1997 and 1996, forfeitures allocated to participants' accounts amounted to $35,088 and $13,343, respectively.

6.  TAX STATUS OF THE PLAN

Both the precedent Profit Sharing Plan and Savings Plan obtained their latest determination letters on December 1, 1993, in which the Internal Revenue Service stated that the Plans, as then designed, were in compliance with the applicable requirements of the Code. The Plans have been amended since receiving the determination letter; however, the plan administrator believes that the Plans are currently designed and being operated in compliance with the applicable requirements of the Code. Accordingly, no provision for income taxes has been included in the Plans' financial statements.

7.  RECONCILIATION OF FINANICAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

                                                            1997        1996
Net assets available for benefits per the
 financial statements                                  $65,565,833  $26,243,025
Amounts allocated to withdrawn participants             (3,180,302)     (25,851)
                                                       ___________  ___________
Net assets available for benefits per the Form 5500    $62,385,531  $26,217,174
                                                       ===========  ===========


The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:

                                                            1997        1996

Benefits paid to participants per the financial
statements                                             $3,646,546   $1,451,436
Add - amounts allocated to withdrawing participants     3,180,302       25,851
Less - amounts allocated to withdrawing participants      (25,851)         -
                                                       __________   __________
Benefits paid to participants per the Form 5500        $6,800,997   $1,477,287
                                                       ==========   ==========

Amounts allocated to withdrawn participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to year end but not yet paid.

8.  TRANSACTIONS WITH PARTIES-IN-INTEREST

Transactions with parties-in-interest for the years ended December 31, are as follows:

                                            1997                    1996
                                   Shares or               Shares or
                                    Units of                Units of
                                 Participation   Amount  Participation   Amount

A.T. Cross Company Common Stock:
 Purchases                       $    30,263 $   308,286 $       -   $       -
 Contributions                           -           -           -           -
 Sales                                65,270     723,293         -           -
 Distribution                            -        98,104         -           -
 Dividend income                         -        32,886         -         3,840
 Realized gain (loss) on sales           -      (347,883)        -           -

Fleet National Bank
of Rhode Island
 Money Market Fund:
  Purchases                       61,260,645  61,260,645  17,803,703  17,803,703
  Sales                           63,188,470  63,188,470  17,888,804  17,788,804
  Interest Income                        -       182,429         -        65,528

Fleet National Bank
of Rhode Island
 Stable Asset Fund:
  Purchases                              754       7,545         -           -
  Sales                                8,983      89,830         -           -
  Dividend Income                        -         7,545         -           -

Fleet/Northstar
Financial Group, Inc.
 Common Stock - dividend income          -           -           -         6,880

Galaxy Government Fund:
 Purchases                         3,310,538   3,310,538   2,600,833   2,600,833
 Sales                             3,722,677   3,722,677   2,899,486   2,899,486
 Interest Income                         -        97,167         -        73,691

Galaxy High Quality Bond Fund:
 Purchases                            30,015     315,576      96,146   1,030,523
 Sales                                19,826     216,013      17,919     184,136
 Dividend Income                         -        55,095         -        47,296

Galaxy Small Company Equity Fund:
 Purchases                           276,100   5,086,768     197,651   3,475,668
 Sales                                28,142     512,718       1,846      37,857
 Dividend Income                         -       890,785         -       408,169

Galaxy International Equity Fund:
 Purchases                           129,879   1,873,719      71,293     965,428
 Sales                                 1,294      21,922       2,064      29,268
 Dividend Income                         -        86,973         -        57,501

Loans to participants:
 Disbursements                           -       559,430         -       548,927
 Receipts                                -       505,099         -       539,433
 Interest Income                         -        44,846         -        62,535

There were no significant gains or losses on transactions with parties-in-interest.

An officer of the Trustee is also a member of the Board of Directors of the Plan's sponsor.

9.  AMENDMENT TO THE PLAN

Effective January 1, 1998, the Savings Plan Component of the A.T. Cross Company Defined Contribution Retirement Plan was amended to change the maximum employee deferral percentage from ten percent (10%) to fifteen percent (15%).

In addition, employees became eligible to participate in the Savings Plan Component as of the beginning of the calendar quarter immediately following their date of hire.

                                  * * * * * *

A.T. CROSS COMPANY DEFINED CONTRIBUTION RETIREMENT PLAN

ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
DECEMBER 31, 1997
_______________________________________________________________________________

Please see attached schedules

                                  ASSET DETAIL
                                  ------------

8765000800         CROSSAVER 401(K) & P/S PL GENERAL                     AS OF 12/31/97
SHARES OR                                            MARKET          BOOK        PERCENT        ACCRUED
FACE VALUE               DESCRIPTION                  VALUE          VALUE      OF MARKET        INCOME
              CASH MANAGEMENT ASSETS
              -----------------------------------
l,3l9,4l3.56  FLEET MONEY MARKET DEPOSIT A/C-RI   1,319,413.56   1,319,413.56           4.80       5,402.28
                                                 -------------  -------------  -------------  -------------
                                                  1,319,413.56   1,319,413.56           4.80       5,402.28
              US GOVT & AGENCY OBLIGATIONS
              -----------------------------------
  100,000     U S TREAS NOTES    9.25%   8/15/98    102,172.00     100,187.50           0.37       3,493.89
  100.000     U S TREAS NOTES   8.875%   2/15/99    103,453.00      97,921.88           0.38       3,352.24
  280,000     U S TREAS BONDS   11.75%   2/15/01    328,081.60     276,978.13           1.19      12,426.90
  100,000     U S TREAS NOTES   6.375%   8/15/02    102,578.00     101,156.25           0.37       2,407.95
  200,000     U S TREAS NOTES    6.25%   2/15/03    204,532.00     198,656.25           0.74       4,721.47
  320,000     U S TREAS BONDS  11.875%  11/15/03    416,249.60     322,400.00           1.52       4,933.70
  200,000     U S TREAS NOTES   5.875%   2/15/04    201,750.00     203,562.50           0.73       4,438.18
   30,000     U S TREAS BONDS  11.625%  11/15/04     39,820.20      30,843.75           0.14         452.80
  100,000     U S TREAS BONDS    8.25%   5/15/05    105,328.00      98,156.25           0.38       1,071.13
  100,000     U S TREAS BONDS   10.75%   8/15/05    130,094.00     107,437.51           0.47       4,060.46
  100,000     U S TREAS NOTES    6.50%   8/15/05    104,344.00     102,562.50           0.38       2,455.16
  400,000     U S TREAS BONDS   9.375%   2/15/06    491,812.00     408,500.00           1.79      14,164.40
  300,000     U S TREAS NOTES    6.50%  10/15/06    314,109.00     299,671.88           1.14       4,178.57
  200,000     U S TREAS NOTES    6.25%   2/15/07    206,374.00     204,187.50           0.75       4,721.47
  100,000     U S TREAS BONDS   8.375%   8/15/08    111,703.00      98,875.00           0.41       3,163.38
  100,000     U S TREAS BONDS    8.75%  11/15/08    113,953.00      99,187.50           0.41       1,136.05
  100,000     U S TREAS BONDS   9.125%   5/15/09    116,969.00     100,468.75           0.43       1,184.74
   30,000     U S TREAS BONDS   11.75%   2/15/10     40,129.80      29,662.50           0.15       1,331.45
  500,000     U S TREAS BONDS   10.00%   5/15/10    621,330.00     483,812.50           2.26       6,491.71
  100,000     U S TREAS BONDS    8.75%   5/15/17    131,109.00      99,890.63           0.48       1,136.05
  300,000     U S TREAS BONDS    6.75%   8/15/26    330,282.00     297,234.38           1.20       7,648.78
                                                 -------------  -------------  -------------  -------------
                                                  4,316,173.20   3,761,353.16          15.71      88,970.48
              COMMON EQUITIES
              -----------------------------------
    2,530     AMER INTERNATIONAL GROUP INC CON      275,137.50      56,391.14           1.00           0.00
    2,400     AMERICAN HOME PRODS CORP              183,600.00      44,716.50           0.67           0.00
    1,000     AMR CORP DEL CON                      128,500.00      70,057.50           0.47           0.00
    8,000     ANHEUSER - BUSCH COMPANIES INC CON    352,000.00     127,654.08           1.28           0.00
    8.000     APPLIED MATERIALS INC CON             241,000.00     150,662.50           0.88           0.00
    8,000     ATLANTIC RICHFIELD CO CON             641,000.00     211,311.50           2.33           0.00
   19,200     AUTOMATIC DATA PROCESSING INC       1,178,400.00     199,012.00           4.29       2,544.00
    1,200     BARNETT BANKS INC CON                  86,250.00      33,447.00           0.31         372.00
   11,100     BELL SOUTH CORP CON                   625,074.30     184,297.00           2.28           0.00
    8,400     BOEING CO CON                         411,079.20     195,527.00           1.50           0.00
   14,600     BRISTOL MYERS SQUIBB CO             1,324,750.00     214,887.75           4.82       5,460.00
   10,000     CATERPILLAR INC CON                   485,000.00     204,503.00           1.77           0.00
   16,000     DAYTON HUDSON CORP CON              1,080,000.00     168,128.00           3.93           0.00
    7,000     DOW CHEMICAL CO CON                   710,500.00     192,041.34           2.59       6,090.00
    4,800     FEDERAL NATIONAL MORTGAGE ASSN CON    273,902.40      40,339.00           1.00           0.00
   11,000     FLEET FINANCIAL GROUP INC CON         826,375.00     261,680.00           3.01       5,390.00
   16,000     FORD MOTOR CO DEL CON                 777,008.00     134,245.00           2.83           0.00
    8,000     GENERAL ELECTRIC CO CON               587,000.00      52,065.00           2.14       2,400.00
    4,500     GEORGIA PACIFIC GROUP CON             273,375.00     148,630.73           1.00           0.00
    4,500     GEORGIA PACIFIC.TIMBER GROUP CON      102,096.00      60,231.77           0.37           0.00
    3,400     GILLETTE CO CON                       341,489.20     138,461.00           1.24           0.00
   14,000     HERSHEY FOODS CORP CON                867,132.00      86,652.00           3.16           0.00
    2,000     HEWLETT PACKARD CO CON                124,750.00      94,640.00           0.45         280.00
    7,050     HOME DEPOT INC CON                    415,068.75     201,051.50           1.51           0.00
    6,400     INTEL CORP CON                        449,600.00     189,900.00           1.64           0.00
   17,800     JOHNSON & JOHNSON CON               1,172,575.00      98,915.07           4.27           0.00
   10,000     KIMBERLY CLARK CORP CON               493,130.00      88,270.53           1.79       2,400.00
   20,000     MCDONALDS CORP CON                    955,000.00     116,609.89           3.48           0.00
    2,000     MERCK & CO INC CON                    212,000.00      75,350.00           0.77         900.00
   12,000     MOBIL CORP CON                        866,256.00     195,555.11           3.15           0.00
    3,200     MOTOROLA INC CON                      183,001.60     197,384.00           0.67         384.00
   32,800     PEPSICO INC CON                     1,189,000.00      89,739.45           4.33       4,100.00
   22,000     PFIZER INC CON                      1,640,386.00     110,779.56           5.97           0.00
    4,800     PROCTER 9 GAMBLE CO CON               383,102.40      43,933.82           1.39           0.00
   18,000     SARA LEE CORP CON                   1,013,634.00     145,307.50           3.69       4,140.00
    3,000     SCHLUMBERGER LTD                      241,500.00      49,670.00           0.88         562.50
    3,280     TRICON GLOBAL RESTAURANTS INC CON      95,326.64       7,374.02           0.35           0.00
   10,000     WAL-HART STORES INC                   394,380.00     186,967.50           1.44         675.00
    2,400     WALT DISNEY CO CON                    237,600.00      60,944.00           0.86           0.00
                                                 -------------  -------------  -------------  -------------
                                                 2l,836,978.99   4,927,332.76          79.49      35,697.50
                                                 -------------  -------------  -------------  -------------
              TOTAL INVESTMENTS                  27,472,565.75  10,008,099.48         100.00     130,070.26
              CASH                                        0.00           0.00           0.00
                                                 -------------  -------------  -------------  -------------
              NET ASSETS                         27,472,565.75  10,008,099.48         100.00
              ACCRUED INCOME                        130,070.26     130,070.26
                                                 -------------  -------------  -------------  -------------
              TOTAL VALUE                        27,602,636.01  10,138,169.74
                                                 =============  =============

                                  ASSET DETAIL
                                  -------------

8540500900         CROSSAVER 401(K) & P/S PL DIRECTED                    AS OF 12/31/97
SHARES OR                                            MARKET          BOOK        PERCENT          ACCRUED
FACE VALUE               DESCRIPTION                  VALUE          VALUE      OF MARKET          INCOME
              SHORT TERM INVESTMENTS
              -----------------------------------
  500,000     FED FARM CR BKS DISC NOTE  4/01/98    492,650.00     489,763.89           3.20           0.00
  500,000     FED HOME LN BKS DISC NOTE  4/17/98    491,400.00     490,706.53           3.20           0.00
  500,000     FED HOME LN BKS DISC NOTE  6/16/98    486,850.00     486,148.47           3.17           0.00
  500,000     FHLMC DISC NOTE            3/06/98    495,055.00     491,765.00           3.22           0.00
  500,000     FHLMC DISC NOTE            3/13/98    494,100.00     493,299.17           3.21           0.00
  500,000     FNMA DISC NOTE             1/16/98    498,550.00     491,091.53           3.24           0.00
  500,000     FNMA DISC NOT              2/12/98    496,400.00     489,090.56           3.23           0.00
  500,000     FNMA DISC NOTE             2/19/98    495,850.00     492,870.00           3.22           0.00
  500,000     FNMA DISC NOTE             3/10/98    494,350.00     491,444.45           3.21           0.00
  500,000     FNMA DISC NOTE             5/18/98    489,420.00     488,346.67           3.18           0.00
  700,000     U S TREAS BILLS            1/15/98    698,698.00     692,237.78           4.54           0.00
1,000,000     U S TREAS BILLS            1/22/98    996,930.00     983,089.44           6.48           0.00
1,000,000     U S TREAS BILLS            1/29/98    996,290.00     982,047.50           6.48           0.00
1,000,000     U S TREAS BILLS            2/12/98    994,190.00     991,956.67           6.46           0.00
1,000,000     U S TREAS BILLS            2/26/98    992,130.00     989,981.11           6.45           0.00
1,000,000     U S TREAS BILLS            3/05/98    991,110.00     989,015.00           6.44           0.00
1,000,000     U S TREAS BILLS            3/19/98    988,800.00     988,466.67           6.43           0.00
                                                 -------------  -------------  -------------  -------------
                                                 11,592,773.00  11,521,320.44          75.38           0.00
              CASH MANAGEMENT ASSETS
              -----------------------------------
  287,050.58  FLEET MONEY MARKET DEPOSIT A/C-RI     287,050.58     287,050.58           1.87      16,746.09
                                                 -------------  -------------  -------------  -------------
                                                    287,050.58     287,050.58           1.87      16,746.09
              US GOVT & AGENCY OBLIGATIONS
              -----------------------------------
1,000,000     U S TREAS NOTES   5.125%   2/28/98    999,220.00     999,023.44           6.50      17,413.67
  500,000     U S TREAS NOTES   6.125%   3/31/98    500,780.00     501,738.28           3.26       7,824.52
1,000,000     U S TREAS NOTES   5.125%   4/30/98    998,750.00     998,593.75           6.49       8,777.62
1,000,000     U S TREAS NOTES   5.875%   4/30/98  1,001,250.00   1,001,250.00           6.51      10,062.15
                                                 -------------  -------------  -------------  -------------
                                                  3,500,000.00   3,500,605.47         221.76      44,077.96
                                                 -------------  -------------  -------------  -------------
              TOTAL INVESTMENTS                  15,379,823.58  15,308,976.49         100.00      60,824.05
              CASH                                        0.00           0.00           0.00
                                                 -------------  -------------  -------------  -------------
              NET ASSETS                         15,379,823.58  15,308,976.49         100.00
              ACCRUED INCOME                         60,824.05      60,824.05
                                                 -------------  -------------
              TOTAL VALUE                        15,440,647.63  15,369,800.54
                                                 =============  =============

                                  ASSET DETAIL
                                  -------------

8025300700         CROSSAVER 401(K) & P/S PL EQUITY                      AS OF 12/31/97
SHARES OR                                            MARKET          BOOK        PERCENT          ACCRUED
FACE VALUE               DESCRIPTION                  VALUE          VALUE      OF MARKET          INCOME
              CASH MANAGEMENT ASSETS
              -----------------------------------
1,441,291.09  GALAXY GOVERNMENT FUND-TRUST        1,441,291.09   1,441,291.09          17.46       6,236.79
                                                 -------------  -------------  -------------  -------------
                                                  1,441,291.09   1,441,291.09          17.46       6,236.79

              COMMON EQUITIES
              -----------------------------------
    1,500     A T & T CO COM                         9l,969.50      53,942.50           1.11         495.00
    2,000     AMER INTERNATIONAL GROUP INC CON      217,500.00     114,420.63           2.64           0.00
    1,000     AMERICAN HOME PRODS CORP               76,500.00      59,820.00           0.93           0.00
    1,700     AMR CORP DEL CON                      218,450.00     136,054.00           2.65           0.00
    5,000     APPLIED MATERIALS INC CON             150,625.00     122,100.00           1.83           0.00
    1,600     ATLANTIC RICHFIELD CO CON             128,200.00      93,944.50           1.55           0.00
    3,500     AUTOMATIC DATA PROCESSING INC         214,812.50     117,649.50           2.60         463.75
    2,000     BARNETT BANKS INC CON                 143,750.00      66,243.00           1.74         620.00
    2,600     BELL SOUTH CORP CON                   146,413.80      96,823.50           1.77           0.00
    4,000     BOEING CO CON                         195,752.00     158,241.00           2.37           0.00
    2,100     BRISTOL MYERS SQUIBB CO               198,712.50     101,939.50           2.41         819.00
    5,400     CATERPILLAR INC CON                   261,900.00     146,620.00           3.17           0.00
    1,000     CITICORP CON                          126,438.00      90,570.00           1.53           0.00
    1,500     CONSOLIDATED PAPERS INC                80,062.50      72,481.50           0.97           0.00
    3,000     CORNING INC CON                       111,375.00     131,825.00           1.35           0.00
    2,400     DAYTON HUDSON CORP CON                162,000.00      52,214.00           1.96           0.00
    3,000     DEERE JOHN & CO CON                   174,750.00     106,996.25           2.12         660.00
    1,400     DOW CHEMICAL CO CON                   142,100.00     101,693.00           1.72       1,218.00
    4,600     FEDERAL NATIONAL MORTGAGE ASSN CON    262,489.80     131,391.50           3.18           0.00
    4,000     FIRST DATA CORP CON                   117,000.00     133,280.00           1.42          80.00
    5,000     FORD MOTOR CO DEL CON                 242,815.00     147,005.00           2.94           0.00
    2,000     GENERAL ELECTRIC CO CON               146,750.00      62,846.00           1.78         600.00
    1,400     GEORGIA PACIFIC GROUP CON              85,050.00      62,306.24           1.03           0.00
    1,400     GEORGIA PACIFIC TIMBER GROUP CON       31,763.20      25,249.26           0.38           0.00
    1,600     GILLETTE CO CON                       160,700.80      71,645.00           1.95           0.00
    3,000     HALLIBURTON CO CON NEW                155,625.00      60,204.84           1.89           0.00
    3,000     HEWLETT PACKARD CO CON                187,125.00     151,185.00           2.27         420.00
    4,800     HOME DEPOT INC CON                    282,600.00     158,521.50           3.42           0.00
    5,000     INTEL CORP CON                        351,250.00     105,256.25           4.26           0.00
      600     J P MORGAN & CO INC CON                67,725.00      43,684.50           0.82         570.00
    2,000     JOHNSON & JOHNSON CON                 131,750.00      67,031.50           1.60           0.00
    4,200     MCDONALDS CORP CON                    200,550.00     156,909.50           2.43           0.00
    2,000     MERCK & CO INC CON                    212,000.00     129,796.25           2.57         900.00
    2,000     MOTOROLA INC CON                      114,376.00     ll6,l52.50           1.39         240.00
    4,600     PEPSICO INC CON                       166,750.00     108,441.23           2.02         575.00
    2,400     PFIZER INC CON                        178,951.20      34,l59.50           2.17           0.00
    1,500     PPG INDS INC CON                       85,687.50      63,787.00           1.04           0.00
    2,000     SARA LEE CORP CON                     112,626.00      57,877.50           1.36         460.00
    2,400     SCHLUMBERGER LTD                      193,200.00      99,169.00           2.34         450.00
    2,400     SHERWIN WILLIAMS CC CON                66,600.00      40,694.00           0.81           0.00
    4,000     THERMO ELECTRON CORPORATION CON       176,000.00     138,781.50           2.13           0.00
      460     TRICON GLOBAL RESTAURANTS INC CON      l3,368.98       8,910.77           0.16           0.00
    2,000     WAL-MART STORES INC                    78,876.00      52,784.50           0.96         135.00
    1,500     WALT DISNEY CO COM                    148,500.00      92,367.50           1.80           0.00
                                                 -------------  -------------  -------------  -------------
                                                  6,811,440.28   4,143,015.22          82.54       8,705.75
                                                 -------------  -------------  -------------  -------------
              TOTAL INVESTMENTS                   8,252,731.37   5,584,306.31         100.00      14,942.54
              CASH                                        0.00           0.00           0.00
                                                 -------------  -------------  -------------  -------------
              NET ASSETS                          8,252,731.37   5,584,306.31         100.00
              ACCRUED INCOME                         14,942.54      14,942.54
                                                 -------------  -------------
              TOTAL VALUE                         8,267,673.91   5,599,248.85
                                                 =============  =============

                                  ASSET DETAIL
                                  -------------

0005421300         CROSSAVER 401(K) & P/S PL BOND                        AS OF 12/31/97
SHARES OR                                            MARKET          BOOK        PERCENT          ACCRUED
FACE VALUE               DESCRIPTION                  VALUE          VALUE      OF MARKET          INCOME
              CASH MANAGEMENT ASSETS
              -----------------------------------
603.58        FLEET MONEY MARKET DEPOSIT A/C-RI         603.58         603.58           0.06           2.03
                                                 -------------  -------------  -------------  -------------
                                                        603.58         603.58           0.06           2.03
              GALAXY MUTUAL FUNDS
              -----------------------------------
 88,417.2     GALAXY HIGH QUALITY BOND CLASS J-TR   951,369.07     938,031.96          99.94       4,562.03
                                                 -------------  -------------  -------------  -------------
                                                    951,369.07     938,031.96          99.94       4,562.03
                                                 -------------  -------------  -------------  -------------
              TOTAL INVESTMENTS                     951,972.65     938,635.54         100.00       4,564.06
              CASH                                        0.00           0.00           0.00
                                                 -------------  -------------  -------------  -------------
              NET ASSETS                            951,972.65     938,635.54         100.00
              ACCRUED INCOME                          4,564.06       4,564.06
                                                 -------------  -------------
              TOTAL VALUE                           956,536.71     943,199.60
                                                 =============  =============

                                  ASSET DETAIL
                                  -------------

0005420500         CROSSAVER 401(K) & P/S PL SMALL CO                    AS OF 12/31/97
SHARES OR                                            MARKET          BOOK          PERCENT          ACCRUED
FACE VALUE               DESCRIPTION                  VALUE          VALUE        OF MARKET          INCOME
              CASH MANAGEMENT ASSETS
              -----------------------------------
 5,321.83     FLEET MONEY MARKET DEPOSIT A/C-RI       5,321.83       5,321.83           0.07          16.72
                                                 -------------  -------------  -------------  -------------
                                                      5,321.83       5,321.83           0.07          16.72
              GALAXY MUTUAL FUNDS
              -----------------------------------
443,766.995   GALAXY SMALL COMPANY EQUITY FUND-TR 8,120,936.01   8,020,950.84          99.93           0.00
                                                 -------------  -------------  -------------  -------------
                                                  8,120,936.01   8,020,950.84          99.93           0.00
                                                 -------------  -------------  -------------  -------------
              TOTAL INVESTMENTS                   8,126,257.84   8,026,272.67         100.00          16.72
              CASH                                        0.00           0.00           0.00
                                                 -------------  -------------  -------------  -------------
              NET ASSETS                          8,126,257.84   8,026,272.67         100.00
              ACCRUED INCOME                             16.72          16.72
                                                 -------------  -------------  -------------
              TOTAL VALUE                         8,126,274.56   8,026,289.39
                                                 =============  =============

                                  ASSET DETAIL
                                  -------------

0005422100         CROSSAVER 401(K) & P/S PL INTERN'L                    AS OF 12/31/97
SHARES OR                                            MARKET          BOOK        PERCENT          ACCRUED
FACE VALUE               DESCRIPTION                  VALUE          VALUE      OF MARKET          INCOME
              CASH MANAGEMENT ASSETS
              -----------------------------------
1,050.56      FLEET MONEY MARKET DEPOSIT A/C-RI       1,050.56       1,050.56           0.03          15.67
                                                 -------------  -------------  -------------  -------------
                                                      1,050.56       1,050.56           0.03          15.67
              GALAXY MUTUAL FUNDS
              -----------------------------------
197,813.931   GALAXY FD INTL EQUITY CLASS G-TRUST 3,016,662.45   2,793,266.15          99.97           0.00
                                                 -------------  -------------  -------------  -------------
                                                  3,016,662.45   2,793,266.15          99.97           0.00
                                                 -------------  -------------  -------------  -------------
              TOTAL INVESTMENTS                   3,017,713.01   2,794,316.71         100.00          15.67
              CASH                                        0.00           0.00           0.00
                                                 -------------  -------------  -------------  -------------
              NET ASSETS                          3,017,713.01   2,794,316.71         100.00
              ACCRUED INCOME                             15.67          15.67
                                                 -------------  -------------
              TOTAL VALUE                         3,017,728.68   2,794,332.38
                                                 =============  =============

                                  ASSET DETAIL
                                  -------------

8009900500         CROSSAVER 401(K) & P/S PL STOCK                       AS OF 12/31/97
SHARES OR                                            MARKET          BOOK        PERCENT          ACCRUED
FACE VALUE               DESCRIPTION                  VALUE          VALUE      OF MARKET          INCOME
              CASH MANAGEMENT ASSETS
              -----------------------------------
1,168.61      FLEET MONEY MARKET DEPOSIT A/C-RI       1,168.61       l,l68.61           0.17           1.63
                                                 -------------  -------------  -------------  -------------
                                                      1,168.61       1,168.61           0.17           1.63

              COMMON EQUITIES
              -----------------------------------
68,222        CROSS A T CO CL A COM                 690,747.75     972,500.26          90.83           0.00
                                                 -------------  -------------  -------------  -------------
                                                    690,747.75     972,500.26          99.83           0.00
                                                 -------------  -------------  -------------  -------------
              TOTAL INVESTMENTS                     691,916.36     973,668.87         100.00           1.63
              CASH                                        0.00           0.00           0.00
                                                 -------------  -------------  -------------
              NET ASSETS                            691,916.36     973,668.87         100.00
              ACCRUED INCOME                              1.63           1.63
                                                 -------------  -------------
              TOTAL VALUE                           691,917.99     973,670.50
                                                 =============  =============

                                  ASSET DETAIL
                                  -------------

8025700900         CROSSAVER 401(K) & P/S PL LOAN                        AS OF 12/31/97
SHARES OR                                            MARKET          BOOK        PERCENT          ACCRUED
FACE VALUE               DESCRIPTION                  VALUE          VALUE      OF MARKET          INCOME
              CASH MANAGEMENT ASSETS
              -----------------------------------

83,515.64     FLEET MONEY MARKET DEPOSIT A/C-RI      83,515.64      83,515.64           7.35         372.07
                                                 -------------  -------------  -------------  -------------
                                                     83,515.64      83,515.64           7.35         372.07
              NOTES AND ANNUITIES
              -----------------------------------
1,052,968.59  A T CROSS LOAN VAR RT               1,052,968.59   1,052,968.59          92.65           0.00
                                                 -------------  -------------  -------------  -------------
                                                  1,052,968.59   1,052,968.59          92.65           0.00
                                                 -------------  -------------  -------------  -------------
              TOTAL INVESTMENTS                   1,136,484.23   1,136,484.23         100.00         372.07
              CASH                                        0.00           0.00           0.00
                                                 -------------  -------------  -------------
              NET ASSETS                          1,136,484.23   1,136,484.23         100.00
              ACCRUED INCOME                            372.07         372.07
                                                 -------------  -------------
              TOTAL VALUE                         1,136,856.30   1,136,856.30
                                                 =============  =============

                                  ASSET DETAIL
                                  -------------

8540000000         A T CROSS PENCIL INSTALLMENT                          AS OF 12/31/97
SHARES OR                                            MARKET          BOOK        PERCENT          ACCRUED
FACE VALUE               DESCRIPTION                  VALUE          VALUE      OF MARKET          INCOME

              CASH MANAGEMENT ASSETS
              -----------------------------------
6,734.12      FLEET MONEY MARKET DEPOSIT A/C-RI       6,734.12       6,734.12          95.55          27.85
                                                 -------------  -------------  -------------  -------------
                                                      6,734.12       6,734.12          95.55          27.85
              COMMON EQUITIES
              -----------------------------------
31            CROSS A T CO CL A COM                     313.88         526.97           4.45           0.00
                                                 -------------  -------------  -------------  -------------
                                                        313.88         526.97           4.45           0.00
                                                 -------------  -------------  -------------  -------------
              TOTAL INVESTMENTS                       7,048.00       7,261.09         100.00          27.85
              CASH                                        0.00           0.00           0.00
                                                 -------------  -------------  -------------  -------------
              NET ASSETS                              7,048.00       7,261.09         100.00
              ACCRUED INCOME                             27.85          27.85
                                                 -------------  -------------
              TOTAL VALUE                             7,075.85       7,288.94
                                                 =============  =============

                                  ASSET DETAIL
                                  -------------

0000266800         A T CROSS INST FLEET STABLE ASSET                     AS OF 12/31/97
SHARES OR                                            MARKET          BOOK        PERCENT          ACCRUED
FACE VALUE               DESCRIPTION                  VALUE          VALUE      OF MARKET          INCOME
              COMMINGLED FUNDS
              -----------------------------------
9,455.0918    FLEET STABLE ASSET FUND                94,550.92      94,550.92          96.70         498.63
                                                 -------------  -------------  -------------  -------------
                                                     94,550.92      94,550.92          96.70         498.63
              COMMON EQUITIES
              -----------------------------------
324           CROSS A T CO CL A COM                   3,280.50       4,865.52           3.35           0.00
                                                 -------------  -------------  -------------  -------------
                                                      3,280.50       4,865.52           3.35           0.00
                                                 -------------  -------------  -------------  -------------
              TOTAL INVESTMENTS                      97,831.42      99,416.44         100.05         498.63
              CASH                                      -49.82         -49.82          -0.05
                                                 -------------  -------------  -------------  -------------
              NET ASSETS                             97,781.60      99,366.62         100.00
              ACCRUED INCOME                            498.63         498.63
                                                 -------------  -------------
              TOTAL VALUE                            98,280.23      99,865.25
                                                 =============  =============

A.T. CROSS COMPANY DEFINED CONTRIBUTION RETIREMENT PLAN

ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS
DECEMBER 31, 1997
_______________________________________________________________________________

Please see attached schedules

                                    - 16 -


                 SCHEDULE OF REPORTABLE 5% TRANSACTIONS BY ISSUE
                 -----------------------------------------------
                 COMPUTED ON A 12/31/96 VALUE OF $15,416,975.82

8765000800    CROSSAVER 401(K) & P/S PL GENERAL               FROM 12/31/96 TO 12/31/97
                                                   PURCH/SALE    TRANSACTION   PURCHASE/SALE        BOOK
TRADE DATE  SHARES/PV                                PRICE         EXPENSE       PROCEEDS           VALUE
          FLEET MONEY MARKET DEPOSIT A/C-RI
          -----------------------------------
 1/ 2/97     10,360 PURCHASED                             1.00           0.00     -10,360.00      10,360.00
 1/ 3/97    929,795 PURCHASED                             1.00           0.00    -929,794.62     929,794.62
 11 6/97     61,745 PURCHASED                             1.00           0.00     -61,744.57      61,744.57
 1/ 7/97      2,172 PURCHASED                             1.00           0.00      -2,172.34       2,172.34
 1/ 8/97     16,024 SOLD                                  1.00           0.00      16,023.59     -16,023.59
 1/ 9/97      6,478 PURCHASED                             1.00           0.00      -6,477.93       6,477.93
 1/10/97  2,958,526 SOLD                                  1.00           0.00   2,958,526.28  -2,958,526.28
 1/15/97      2,235 PURCHASED                             1.00           0.00      -2,234.74       2,234.74
 1/16/97    610,922 SOLD                                  1.00           0.00     610,922.11    -610,922.11
 1/17/97      4,730 PURCHASED                             1.00           0.00      -4,730.41       4,730.41
 1/21/97    914,441 PURCHASED                             1.00           0.00    -914,441.44    914.,441.44
 1/23/97     12,784 PURCHASED                             1.00           0.00     -12,784.24      12,784.24
 1/27/97      2,080 PURCHASED                             1.00           0.00      -2,080.00       2,080.00
 1/30/97      3,750 PURCHASED                             1.00           0.00      -3,750.00       3,750.00
 1/31/97      6,672 PURCHASED                             1.00           0.00      -6,672.35       6,672.35
 2/ 3/97      8,556 PURCHASED                             1.00           0.00      -8,556.00       8,556.00
 2/ 4/97      6,602 PURCHASED                             1.00           0.00      -6,601.51       6,601.51
 2/ 5/97      4,631 PURCHASED                             1.00           0.00      -4,630.94       4,630.94
 2/ 6/97     10,139 PURCHASED                             1 00           0.00     -10,139.12      10,139.12
 2/11/97    626,990 PURCHASED                             1.00           0.00    -626,989.75     626,989.75
 2/12/97          8 PURCHASED                             1.00           0.00          -8.33           8.33
 2/13/97      6,621 PURCHASED                             1.00           0.00      -6,620.89       6,620.89
 2/14/97      1,080 PURCHASED                             1.00           0.00      -1,080.00       1,080.00
 2/18/97     59,173 PURCHASED                             1.00           0.00     -59,173.36      59,173.36
 2/20/97      2,000 PURCHASED                             1.00           0.00      -2,000.00       2,000.00
 2/21/97     17,418 PURCHASED                             1.00           0.00     -17,418.21      17,418.21
 2/25/97      1,008 PURCHASED                             1.00           0.00      -1,008.00       1,008.00
 2/26/97      2,250 PURCHASED                             1.00           0.00      -2,250.00       2,250.00
 2/27/97      6,608 PURCHASED                             1.00           0.00      -6,608.06       6,608.06
 3/ 3/97      7,304 PURCHASED                             1.00           0.00      -7,304.00       7,304.00
 3/ 4/97      5,055 PURCHASED                             1.00           0.00      -5,055.25       5,055.25
 3/ 5/97     47,981 PURCHASED                             1.00           0.00     -47,980.62      47,980.62
 3/ 7/97    170,606 SOLD                                  1.00           0.00     170,606.31    -170,606.31
 3/10/97     10,840 PURCHASED                             1.00           0.00     -10,840.00      10,840.00
 3/11/97      3,382 PURCHASED                             1.00           0.00      -3,382.00       3,382.00
 3/13/97     12,656 SOLD                                  1.00           0.00      12,655.57     -12,655.57
 3/14/97      6,330 PURCHASED                             1.00           0.00     -16,330.18      16,330.18
 3/19/97      2,458 PURCHASED                             1.00           0.00      -2,457.52       2,457.52
 3/21/97     14,109 PURCHASED                             1.00           0.00     -14,108.80      14,108.80
 3/26/97      5,831 SOLD                                  1.00           0.00       5,831.31      -5,831.31
 3/27/97      6,987 PURCHASED                             1.00           0.00      -6,986.64       6,986.64
 3/31/97      9,272 PURCHASED                             1.00           0.00      -9,272.00       9,272.00
 4/ 1/97    566,003 SOLD                                  1.00           0.00     566,002.93    -566,002.93
 4/ 2/97      8,853 PURCHASED                             1.00           0.00      -8,853.30       8,853.30
 4/ 3/97      5,446 PURCHASED                             1.00           0.00      -5,446.46       5,446.46
 4/ 4/97     56,732 PURCHASED                             1.00           0.00     -56,732.36      56,732.36
 4/ 9/97        675 PURCHASED                             1.00           0.00        -675.00         675.00
 4/10/97     54,009 PURCHASED                             1.00           0.00     -54,009.22      54,009.22
 4/11/97      6,662 PURCHASED                             1.00           0.00      -6,662.13       6,662.13
 4/11/97     24,668 SOLD                                  1.00           0.00      24,668.00     -24,668.00
 4/14/97     23,746 SOLD                                  1.00           0.00      23,746.03     -23,746.03
 4/15/97      5,634 PURCHASED                             1.00           0.00      -5,633.52       5,633.52
 4/16/97        304 PURCHASED                             1.00           0.00        -303.88         303.88
 4/17/97     31,099 PURCHASED                             1.00           0.00     -31,099.23      31,099.23
 4/21/97      6,097 PURCHASED                             1.00           0.00      -6,096.67       6,096.67
 4/22/97     20,479 SOLD                                  1.00           0.00      20,478.84     -20,478.84
 4/25/97      8,722 PURCHASED                             1.00           0.00      -8,721.73       8,721.73
 4/29/97      9,404 SOLD                                  1.00           0.00       9,403.89      -9,403.89
 4/30/97.     5,250 PURCHASED                             1.00           0.00      -5,250.00       5,250.00
 5/ 1/97     10,674 PURCHASED                             1.00           0.00     -10,674.12      10,674.12
 5/ 2/97      9,890 PURCHASED                             1.00           0.00      -9,889.83       9,889.83
 5/ 7/97    257,031 SOLD                                  1.00           0.00     257,031.41    -257,031.41
 5/12/97      6,632 PURCHASED                             1.00           0.00      -6,632.17       6,632.17
 5/13/97      4,728 SOLD                                  1.00           0.00       4,727.71      -4,727.71
 5/14/97      5,935 PURCHASED                             1.00           0.00      -5,935.43       5,935.43
 5/15/97     66,151 PURCHASED                             1.00           0.00     -66,150.80      66,150.80
 5/16/97        318 PURCHASED                             1.00           0.00        -318.00         318.00
 5/20/97        930 SOLD                                  1.00           0.00         929.86        -929.86
 5/21/97      6,173 PURCHASED                             1.00           0.00      -6,172.80       6,172.80
 5/22/97      6,745 PURCHASED                             1.00           0.00      -6,745.16       6,745.16
 5/23/97     34,480 PURCHASED                             1.00           0.00     -34,480.44      34,480.44
 5/27/97      1,008 PURCHASED                             1.00           0.00      -1,008.00       1,008.00
 5/28/97      2,250 PURCHASED                             1.00           0.00      -2,250.00       2,250.00
 5/29/97     57,025 SOLD                                  1.00           0.00      57,024.65     -57,024.65
 6/ 2/97      7,864 PURCHASED                             1.00           0.00      -7,864.00       7,864.00
 6/ 3/97      4,258 PURCHASED                             1.00           0.00      -4,258.06       4,258.06
 6/ 5/97     11,646 PURCHASED                             1.00           0.00     -11,646.03      11,646.03
 6/ 6/97        217 SOLD                                  1.00           0.00         216.81        -216.81
 6/ 9/97      1,920 PURCHASED                             1.00           0.00      -1,920.00       1,920.00
 6/10/97     12,836 PURCHASED                             1.00           0.00     -12,836.00      12,836.00
 6/11/97      7,986 SOLD                                  1.00           0.00       7,985.74      -7,985.74
 6/12/97    251,563 SOLD                                  1.00           0.00     251,562.84    -251,562.84
 6/13/97     15,144 PURCHASED                             1.00           0.00     -15,144.22      15,144.22
 6/19/97     11,257 PURCHASED                             1.00           0.00     -11,257.27      11,257.27
 6/20/97        169 PURCHASED                             1.00           0.00        -168.70         168.70
 6/24/97    235,927 SOLD                                  1.00           0.00     235,927.00    -235,927.00
 6/25/97      6,913 PURCHASED                             1.00           0.00      -6,913.26       6,913.26
 6/26/97    277,546 PURCHASED                             1.00           0.00    -277,546.33     277,546.33
 6/27/97        118 PURCHASED                             1.00           0.00        -117.50         117.50
 6/30/97      3,512 PURCHASED                             1.00           0.00      -3,512.40       3,512.40
 7/ 1/97     12,150 PURCHASED                             1.00           0.00     -12,150.00      12,150.00
 7/ 2/97      5,916 PURCHASED                             1.00           0.00      -5,915.63       5,915.63
 7/ 8/97      4,420 PURCHASED                             1.00           0.00      -4,419.96       4,419.96
 7/ 9/97     18,775 PURCHASED                             1.00           0.00     -18,775.09      18,775.09
 7/11/97     13,236 SOLD                                  1.00           0.00      13,235.73     -13,235.73
 7/14/97        675 PURCHASED                             1.00           0.00        -675.00         675.00
 7/15/97        384 PURCHASED                             1.00           0.00        -384.00         384.00
'7/17/97     34,665 PURCHASED                             1.00           0.00     -34,665.04      34,665.04
 7/21/97      2,052 PURCHASED                             1.00           0.00      -2,052.04       2,052.04
 7/23/97     56,457 SOLD                                  1.00           0.00      56,456.79     -56,456.79
 7/24/97     64,049 PURCHASED                             1.00           0.00     -64,048.99      64,048.99
 7/25/97      6,117 PURCHASED                             1.00           0.00      -6,116.58       6,116.58
 7/28/97      6,756 PURCHASED                             1.00           0.00      -6,756.44       6,756.44
 7/29/97      3,423 SOLD                                  1.00           0.00       3,422.84      -3,422.84
 7/30/97     10,933 PURCHASED                             1.00           0.00     -10,933.36      10,933.36
 7/31/97      4,629 PURCHASED                             1.00          .0.00      -4,629.26       4,629.26
 8/ 1/97      5,969 PURCHASED                             1.00           0.00      -5,968.70       5,968.70
 8/ 4/97      3,758 PURCHASED                             1.00           0.00      -3,757.88       3,757.88
 8/ 6/97     10,269 PURCHASED                             1.00           0.00     -10,268.69      10,268.69
 8/13/97      1,040 SOLD                                  1.00           0.00       1,039.98      -1,039.98
 8/14/97      1,460 SOLD                                  1.00           0.00       1,460.36      -1,460.36
 8/15/97     85,487 PURCHASED                             1.00           0.00     -85,487.00      85,487.00
 8/18/97      6,086 PURCHASED                             1.00           0.00      -6,085.90       6,085.90
 8/20/97      4,750 PURCHASED                             1.00           0.00      -4,750.00       4,750.00
 8/21/97        829 SOLD                                  1.00           0.00         828.62        -828.62
 8/22/97     10,428 PURCHASED                             1.00           0.00     -10,427.83      10,427.83
 8/25/97      1,008 PURCHASED                             1.00           0.00      -1,008.00       1,008.00
 8/27/97     58,171 PURCHASED                             1.00           0.00     -58,170.52      58,170.52
 9/ 2/97      7,896 PURCHASED                             1.00           0.00      -7,896.00       7,896.00
 9/ 3/97      4,337 PURCHASED                             1.00           0.00      -4,336.80       4,336.80
 9/ 5/97        751 PURCHASED                             1.00           0.00        -751.20         751.20
 9/ 8/97     10,079 PURCHASED                             1.00           0.00     -10,079.15      10,079.15
 9/ 9/97      2,110 PURCHASED                             1.00           0.00      -2,109.71       2,109.71
 9/10/97      8,920 PURCHASED                             1.00           0.00      -8,920.00       8,920.00
 9/11/97      2,536 PURCHASED                             1.00           0.00      -2,535.68       2,535.68
 9/12/97      9,681 PURCHASED                             1.00           0.00      -9,680.67       9,680.67
 9/15/97      8,780 PURCHASED                             1.00           0.00      -8,780.00       8,780.00
 9/18/97     10,905 SOLD                                  1.00           0.00      10,905.01     -10,905.01
 9/19/97      7,314 PURCHASED                             1.00           0.00      -7,313.66       7,313.66
 9/22/97     12,057 SOLD                                  1.00           0.00      12,057.02     -12,057.02
 9/24/97     77,658 SOLD                                  1.00           0.00      77,657.85     -77,657.85
 9/25/97     53,455 SOLD                                  1.00           0.00      53,455.17     -53,455.17
 9/30/97    205,325 PURCHASED                             1.00           0.00    -205,325.28    205,3255.28
10/ 1/97     12,210 PURCHASED                             1.00           0.00     -12,210.00      12,210.00
10/ 2/97      7,051 PURCHASED                             1.00           0.00      -7,051.08       7,051.08
10/ 7/97     13,244 PURCHASED                             1.00           0.00     -13,243.84      13,243.84
10/ 8/97     11,075 PURCHASED                             1.00           0.00     -11,075.03      11,075.03
10/10/97        282 PURCHASED                             1.00           0.00        -282.03         282.03
10/14/97        520 SOLD                                  1.00           0.00         520.08        -520.08
10/15/97     10,694 PURCHASED                             1.00           0.00     -10,694.47      10,694.47
10/16/97     12,636 SOLD                                  1.00           0.00      12,636.15     -12,636.15
10/17/97      7,976 SOLD                                  1.00           0.00       7,976.46      -7,976.46
10/24/97     10,588 PURCHASED                             1.00           0.00     -10,587.61      10,587.61
10/27/97      2,080 PURCHASED                             1.00           0.00      -2,080.00       2,080.00
10/28/97        873 SOLD                                  1.00           0.00         872.66        -872.66
10/30/97      6,090 PURCHASED                             1.00           0.00      -6,090.00       6,090.00
ll/ 3/97      9,316 PURCHASED                             1.00           0.00      -9,316.00       9,316.00
1l/ 4/97      3,525 SOLD                                  1.00           0.00       3,525.22      -3,525.22
ll/ 6/97     10,761 PURCHASED                             1.00           0.00     -10,760.71      10,760.71
11/ 7/97    208,118 SOLD                                  1.00           0.00     208,117.94    -208,117.94
11/10/97      6,762 PURCHASED                             1.00           0.00      -6,762.13       6,762.13
11/13/97      6,860 PURCHASED                             1.00           0.00      -6,860.48       6,860.48
11/14/97      2,502 PURCHASED                             1.00           0.00      -2,502.18       2,502.18
11/17/97     76,123 PURCHASED                             1.00           0.00     -76,123.28      76,123.28
11/19/97     10,597 PURCHASED                             1.00           0.00     -10,596.53      10,596.53
11/20/97      2,239 PURCHASED                             1.00           0.00      -2,238.54       2,238.54
11/21/97        318 PURCHASED                             1.00           0.00        -318.00         318.00
11/25/97      1,008 PURCHASED                             1.00           0.00      -1,008.00       1,008.00
12/ 1/97     14,822 PURCHASED                             1.00           0.00     -14,822.30     -14,822.30
12/ 2/97      4,853 PURCHASED                             1.00           0.00      -4,853.42       4,853.42
12/ 5/97     47,749 PURCHASED                             1.00           0.00     -47,748.72      47,748.72
12/ 9/97      5,996 PURCHASED                             1.00           0.00      -5,996.00       5,996.00
12/10/97     10,448 PURCHASED                             1.00           0.00     -10,448.38      10,448.38
12/11/97     10,467 PURCHASED                             1.00           0.00     -10,467.35      10,467.35
12/12/97      8,722 SOLD                                  1.00           0.00       8,722.45      -8,722.45
12/I5/97      1,898 SOLD                                  1.00           0.00       1,898.41      -1,898.41
12/18/97        353 PURCHASED                             1.00           0.00        -352.50         352.50
12/19/97     11,049 PURCHASED                             1.00           0.00     -11,049.30      11,049.30
12/24/97     35,548 SOLD                                  1.00           0.00      35,548.42     -35,548.42
12/29/97     18,045 PURCHASED                             1.00           0.00     -18,045.05      18,045.05
12/31/97      6,649 PURCHASED                             1.00           0.00      -6,648.95       6,648,95

                                                                               10,226,981.82

                 SCHEDULE OF REPORTABLE 5% TRANSACTIONS BY BROKER
                 ------------------------------------------------
                 COMPUTED ON A 12/31/96 VALUE OF $15,416,975.82

8765000800    CROSSAVER 401(K) & P/S PL GENERAL               FROM 12/31/96 TO 12/31/97
                                                   PURCH/SALE    TRANSACTION   PURCHASE/SALE        BOOK
TRADE DATE  SHARES/PV                                PRICE         EXPENSE       PROCEEDS           VALUE

          ESI SECURITIES COMPANY
          -----------------------------------
 1/15/97      600 S   KIMBERLY CLARK CORP CON                           72.00      59,626.01     -10,592.46
 1/15/97    2,000 S   DAYTON HUDSON CORP CON                           140.00      73,607.54     -21,016.00
 1/15/97    1,000 S   AMOCO CORP                                        70.00      84,802.17     -40,676.57
 1/15/97    2,400 S   RAYTHEON CO                                      168.00     113,228.22     -34,604.50
 1/15/97    2,000 S   PFIZER INC CON                                   140.00     173,354.21     -20,141.74
 2/ 6/97      375 S   QUEST DIAGNOSTICS INC CON                         45.00       6,142.29      -2,385.07
 2/ 6/97      750 S   COVANCE INC CON                                   90.00      15,378.23      -7,206.44
 2/ 6/97      500 B   AMR CORP DEL CON                                  60.00     -39,872.50      39,872.50
 2/ 6/97    1,000 B   HEWLETT PACKARD CO CON                            70.00     -50,820.00      50,820.00
 2/ 6/97    1,000 S   PFIZER INC CON                                    70.00      88,427.05     -10,070.87
 2/ 6/97    2,000 S   JOHNSON & JOHNSON CON                            140.00     114,356.18     -11,114.05
 2/ 6/97    1,000 S   BRISTOL MYERS SQUIBB CO                           70.00     125,675.80     -30,698.25

                                                                     1,135.00     945,290.20

                                 ASSETS DISPOSED
                                 ---------------

8765000800         CROSSAVER 401(K) & P/S PL GENERAL          FROM 12/31/96 TO 12/31/97
SETTLEMENT  FACE VALUE OR  *------ D E S C R I P T 1 0 N ------*    PROCEEDS     BOOK          REALIZED
   DATE     NO. OF SHARES                                                        VALUE         GAIN/LOSS
           5,744,608.04    AUTOMATED CASH MANAGEMENT TRUST       5,744,608.04   5,744,608.04-        0.00
                           TOTAL DISPOSED FOR THE ABOVE PERIOD

01/14/97       2,000.00    DAYTON HUDSON CORP   9.25% 11/15/16       2,087.50       1,680.00-      407.50
01/21/97       2,000.00    DAYTON HUDSON CORP COM                   73,607.54      21,016.00-    52591.54
01/21/97       2,000.00    PFIZER INC COM                          173,354.21      20,141.74-   153212.47
01/21/97       2,400.00    RAYTHEON CO                             113,228.22      34,604.50-    78623.72
01/21/97         600.00    KIMBERLY CLARK CORP COM                  59,626.01      10,592.46-    49033.55
01/21/97       1,000.00    AMOCO CORP                               84,802.17      40,676.57-    44125.60
01/21/97       4,000.00    SYSCO CORP                              129,215.68      30,280.00-    98935.68
01/21/97       8,000.00    RUBBERMAID INC                          178,434.03     100,485.00-    77949.03
01/21/97       3,000.00    BAUSCH & LOMB COM                       102,173.58      91,312.50-    10861.08
02/11/97       1,000.00    PFIZER INC COM                           88,427.05      10,070.87-    78356.18
02/11/97       2,000.00    JOHNSON & JOHNSON COM                   114,356.18      11,114.05-   103242.13
02/11/97       6,000.00    CROSS A T CO CL A COM                    70,827.62     147,785.50-    76957.88-
02/11/97       1,000.00    BRISTOL MYERS SQUIBB CO                 125,675.80      30,698.25-    94977.55
02/11/97       4,000.00    BECTON DICKINSON & CO COM               193,213.55      59,376.50-   133837.05
02/11/97         375.00    QUEST DIAGNOSTICS INC COM                 6,142.29       2,385.07-     3757.22
02/11/97         750.00    COVANCE INC COM                          15,378.23       7,206.44-     8171.79
02/11/97       3,000.00    CORNING INC COM                         103,661.53      47,331.49-    56330.04
08/15/97           0.50    AMER INTERNATIONAL GROUP INC COM             50.02          11.14-       38.88
09/30/97     200,000.00    U S TREAS NOTES      5.50%  9/30/97     200,000.00     201,468.75-     1468.75-
11/17/97      23,000.00    DAYTON HUDSON CORP   9.25% 11/15/16      23,000.00      19,320.00-     3680.00
                                                                 -------------  -------------   ---------
                                                                 7,601,869.25   6,632,164.87-   969704.38

                 SCHEDULE OF REPORTABLE 5% TRANSACTIONS BY ISSUE
                 -----------------------------------------------
                 COMPUTED ON A 12/31/96 VALUE OF $12,589,321.20


8540500900    CROSSAVER 401(K) & P/S PL DIRECTED              FROM 12/31/96 TO 12/31/97
                                                   PURCH/SALE    TRANSACTION   PURCHASE/SALE        BOOK
TRADE DATE  SHARES/PV                                PRICE         EXPENSE     PROCEEDS           VALUE
          FED HOME LN BK DISC NOTE  12/05/97
          -----------------------------------
 9/19/97    500,000 PURCHASED                             0.99           0.00    -494,257.09     494,257.09
12/ 5/97    500,000 MATURED                               0.99           0.00     494,257.09    -494,257.09

                                                                                  988,514.18
          FED HOME LN BKS DISC NOTE 10/17/97
          -----------------------------------
 7/22/97    500,000 PURCHASED                             0.99           0.00    -493,523.33     493,523.33
10/17/97    500,000 MATURED                               0.99           0.00     493,523.33    -493,523.33

                                                                                  987,046.66
          FLEET MONEY MARKET DEPOSIT A/C-RI
          -----------------------------------
 1/ 3/97    511,147 PURCHASED                             1.00           0.00    -511,147.46     511,147.46
 1/ 6/97     56,869 PURCHASED                             1.00           0.00     -56,868.70      56,868.70
 1/ 7/97      1,885 PURCHASED                             1.00           0.00      -1,885.21       1,885.21
 1/ 8/97    685,424 SOLD                                  1.00           0.00     685,424.05    -685,424.05
 1/ 9/97      5,307 PURCHASED                             1.00           0.00      -5,307.24       5,307.24
 1/10/97      1,264 PURCHASED                             1.00           0.00      -1,264.25       1,264.25
 1/13/97  3,154,549 PURCHASED                             1.00           0.00  -3,154,549.17   3,154,549.17
 1/14/97         25 PURCHASED                             1.00           0.00         -25.00          25.00
 1/16/97  3,272,890 SOLD                                  1.00           0.00   3,272,890.02  -3,272,890.02
 1/17/97      5,146 SOLD                                  1.00           0.00       5,145.84      -5,145.84
 1/23/97      8,005 PURCHASED                             1.00           0.00      -8,005.38       8,005.38
 1/31/97  4,896,950 PURCHASED                             1.00           0.00  -4,896,949.86   4,896,949.86
 2/ 4/97      3,300 PURCHASED                             1.00           0.00      -3,300.32       3,300.32
 2/ 5/97         63 PURCHASED                             1.00           0.00         -63.20          63.20
 2/ 6/97    805,463 PURCHASED                             1.00           0.00    -805,463.23     805,463.23
 2/12/97  5,509,791 SOLD                                  1.00           0.00   5,509,790.59  -5,509,790.59
 2/13/97  1,238,718 PURCHASED                             1.00           0.00  -1,238,718.36   1,238,718.36
 2/14/97        543 SOLD                                  1.00           0.00         543.33        -543.33
 2/18/97      1,975 SOLD                                  1.00           0.00       1,974.51      -1,974.51
 2/20/97    200,000 PURCHASED                             1.00           0.00    -200,000.00     200,000.00
 2/21197      9,633 PURCHASED                             1.00           0.00      -9,633.10       9,633.10
 2/27/97      5,807 PURCHASED                             1.00           0.00      -5,806.51       5,806.5l
 2/28/97     45,000 PURCHASED                             1.00           0.00     -45,000.00      45,000.00
 3/ 4/97     11,363 PURCHASED                             1.00           0.00     -11,362.82      11,362.82
 3/ 5/97     55,749 PURCHASED                             1.00           0.00     -55,748.80      55,748.80
 3/ 7/97    240,821 SOLD                                  1.00           0.00     240,821.26    -240,821.26
 3/10/97  1,491,617 SOLD                                  1.00           0.00   1,491,616.67  -1,491,616.67
 3/13/97      9,980 SOLD                                  1.00           0.00       9,979.55      -9,979.55
 3/14/97      5,745 PURCHASED                             1.00           0.00      -5,744.90       5,744.90
 3/19/97        538 PURCHASED                             1.00           0.00        -537.74         537.74
 3/21/97      8,788 PURCHASED                             1.00           0.00      -8,788.47       8,788.47
 3/26/97      2,585 SOLD                                  1.00           0.00       2,584.81      -2,584.81
 3/27/97    505,886 PURCHASED                             1.00           0.00    -505,885.61     505,885.61
 3/31/97     55,000 PURCHASED                             1.00           0.00     -55,000.00      55,000.00
 4/ 1/97     73,909 SOLD                                  1.00           0.00      73,909.16     -73,909.16
 4/ 2/97      3,076 PURCHASED                             1.00           0.00      -3,075.74       3,075.74
 4/ 3/97    905,656 PURCHASED                             1.00           0.00    -905,655.80     905,655.80
 4/ 4/97     28,738.SOLD                                  1.00           0.00      28,737.54     -28,737.54
 4/10/97  1,240,006 PURCHASED                             1.00           0.00  -1,240,006.26   1,240,006.26
 4/11/97      5,678 PURCHASED                             1.00           0.00      -5,678.25       5,678.25
 4/14/97  1,988,920 SOLD                                  1.00           0.00   1,988,920.34  -1,988,920.34
 4/15/97      5,598 SOLD                                  1.00           0.00       5,597.74      -5,597.74
 4/17/97      5,538 PURCHASED                             1.00           0.00      -5,537.78       5,537.78
 4/21/97      1,930 PURCHASED                             1.00           0.00      -1,929.69       1,929.69
 4/22/97     21,253 SOLD                                  1.00           0.00      21,253.40     -21,253.40
 4/24/97    200,000 PURCHASED                             1.00           0.00    -200,000.00     200,000.00
 4/25/97      5,611 PURCHASED                             1.00           0.00      -5,611.00       5,611.00
 4/29/97      4,255 SOLD                                  1.00           0.00       4,254.67      -4,254.67
 5/ 1/97      5,580 PURCHASED                             1.00           0.00      -5,579.79       5,579.79
 5/ 2/97      5,203 PURCHASED                             1.00           0.00      -5,202.60       5,202.60
 5/ 6/97    690,940 SOLD                                  1.00           0.00     690,940.25    -690,940.25
 5/ 7/97    297,742 SOLD                                  1.00           0.00     297,741.60    -297,741.60
 5/12/97      5,711 PURCHASED                             1.00           0.00      -5,711.33       5,711.33
 5/13/97      3,772 SOLD                                  1.00           0.00       3,772.29      -3,772.29
 5/13/97      7,896 SOLD                                  1.00           0.00       7,895.81      -7,895.81
 5/14/97      5,705 PURCHASED                             1.00           0.00      -5,705.37       5,705.37
 5/15/97  1,500,000 PURCHASED                             1.00           0.00  -1,500,000.00   1,500,000.00
 5/20/97      2,741 SOLD                                  1.00           0.00       2,740.91      -2,740.91
 5/21/97      1,799 PURCHASED                             1.00           0.00      -1,799.32       1,799.32
 5/22/97  1,505,717 PURCHASED                             1.00           0.00  -1,505,716.61   1,505,716.61
 5/23/97     36,525 PURCHASED                             1.00           0.00     -36,524.92      36,524.92
 5/29/97  1,061,797 PURCHASED                             1.00           0.00  -1,061,796.75   1,061,796.75
 6/ 2/97  2,088,125 PURCHASED                             1.00           0.00  -2,088,125.00   2,088,125.00
 6/ 3/97      6,700 PURCHASED                             1.00           0.00      -6,699.73       6,699.73
 6/ 4/97  5,457,962 SOLD                                  1.00           0.00   5,457,961.53  -5,457,961.53
 6/ 5/97      6,884 PURCHASED                             1.00           0.00      -6,883.88       6,883.88
 6/ 6/97        675 SOLD                                  1.00           0.00         675.36        -675.36
 6/11/97      3,889 SOLD                                  1.00           0.00       3,888.69      -3,888.69
 6/12/97    413,781 SOLD                                  1.00           0.00     413,780.60    -413,780.60
 6/13/97      3,791 PURCHASED                             1.00           0.00      -3,791.38       3,791.38
 6/19/97      7,030 PURCHASED                             1.00           0.00      -7,030.41       7,030.41
 6/24/97    391,893 SOLD                                  1.00           0.00     391,893.28    -391,893.28
 6/25/97    521,404 PURCHASED                             1.00           0.00    -521,404.14     521,404.14
 6/26/97     70,041 SOLD                                  1.00           0.00      70,041.00     -70,041.00
 6/30/97  1,547,813 PURCHASED                             1.00           0.00  -1,547,812.50   1,547,812.50
 7/ 2/97  1,985,327 SOLD                                  1.00           0.00   1,985,327.25  -1,985,327.25
 7/ 3/97    500,000 PURCHASED                             1.00           0.00    -500,000.00     500,000.00
 7/ 8/97      1,176 PURCHASED                             1.00           0.00      -1,176.32       1,176.32
 7/ 9/97     16,676 PURCHASED                             1.00           0.00     -16,675.65      16,675.65
 7/11/97     19,375 SOLD                                  1.00           0.00      19,375.05     -19,375.05
 7/17/97  2,031,453 PURCHASED                             1.00           0.00  -2,031,453.34   2,031,453.34
 7/22/97    493,056 SOLD                                  1.00           0.00     493,055.56    -493,055.56
 7/22/97  2,020,086 SOLD                                  1.00           0.00   2,020,086.21  -2,020,086.21
 7/24/97    919,216 PURCHASED                             1.00           0.00    -919,216.11     919,216.11
 7/25/97     17,862 PURCHASED                             1.00           0.00     -17,861.52      17,861.52
 7/28/97     63,244 PURCHASED                             1.00           0.00     -63,243.56      63,243.56
 7/29/97      5,134 SOLD                                  1.00           0.00       5,133.64      -5,133.64
 7/30/97      1,279 PURCHASED                             1.00           0.00      -1,278.77       1,278.77
 7/31/97  1,546,951 PURCHASED                             1.00           0.00  -1,546,950.88   1,546,950.88
 8/ 1/97      9,509 SOLD                                  1.00           0.00       9,509.22      -9,509.22
 8/ 4/97      4,174 PURCHASED                             1.00           0.00      -4,174.11       4,174.11
 8/ 6/97      6,080 PURCHASED                             1.00           0.00      -6,080.35       6,080.35
 8/ 7/97    700,000 PURCHASED                             1.00           0.00    -700,000.00     700,000.00
 8/14/97  2,000,000 PURCHASED                             1.00           0.00  -2,000,000.00   2,000,000.00
 8/18/97      4,809 PURCHASED                             1.00           0.00      -4,809.02       4,809.02
 8/21/97  1,000,000 PURCHASED                             1.00           0.00  -1,000,000.00   1,000,000.00
 8/22/97      6,076 PURCHASED                             1.00           0.00      -6,076.42       6,076.42
 8/27/97    283,152 PURCHASED                             1.00           0.00    -283,151.53     283,151.53
 9/ 2/97  1,545,000 PURCHASED                             1.00           0.00  -1,545,000.00   1,545,000.00
 9/ 3/97     19,414 PURCHASED                             1.00           0.00     -19,413.90      19,413.90
 9/ 5/97      1,670 SOLD                                  1.00           0.00       1,670.09      -1,670.09
 9/ 8/97      6,142 PURCHASED                             1.00           0.00      -6,141.85       6,141.85
 9/ 9/97     29,783 SOLD                                  1.00           0.00      29,782.52     -29,782.52
 9/11/97      1,363 SOLD                                  1.00           0.00       1,362.71      -1,362.71
 9/12/97      4,991 PURCHASED                             1.00           0.00      -4,991.41       4,991.41
 9/18/97      5,405 SOLD                                  1.00           0.00       5,405.33      -5,405.33
 9/19/97      5,370 PURCHASED                             1.00           0.00      -5,369.79       5,369.79
 9/19/97  1,485,000 SOLD                                  1.00           0.00   1,485,000.00  -1,485,000.00
 9/22/97  5,955,486 SOLD                                  1.00           0.00   5,955,485.81  -5,955,485.81
 9/23/97      3,727 SOLD                                  1.00           0.00       3,726.95      -3,726.95
 9/24/97    144,353 SOLD                                  1.00           0.00     144,353.35    -144,353.35
 9/25/97     45,725 SOLD                                  1.00           0.00      45,724.91     -45,724.91
 9/29/97      8,210 SOLD                                  1.00           0.00       8,210.00      -8,210.00
 9/30/97  2,069,603 PURCHASED                             1.00           0.00  -2,069,603.42   2,069,603.42
10/ 2/97    522,776 PURCHASED                             1.00           0.00    -522,775.62     522,775.62
10/ 7/97      8,039 PURCHASED                             1.00           0.00      -8,038.75       8,038.75
10/ 8/97      6,578 PURCHASED                             1.00           0.00      -6,578.08       6,578.08
10/10/97      1,934 SOLD                                  1.00           0.00       1,933.72      -1,933.72
10/14/97      1,934 SOLD                                  1.00           0.00       1,933.72      -1,933.72
10/15/97      1,934 PURCHASED                             1.00           0.00      -1,933.72       li933.72
10/16/97    643,462 PURCHASED                             1.00           0.00    -643,462.38     643,462.38
10/17/97    497,240 PURCHASED                             1.00           0.00    -497,240.19     497,240.19
10/23/97    500,000 PURCHASED                             1.00           0.00    -500,000.00     500,000.00
10/24/97      6,085 PURCHASED                             1.00           0.00      -6,085.15       6,085.15
10/27/97  4,470,156 SOLD                                  1.00           0.00   4,470,155.56  -4,470,155.56
10/30/97    500,000 PURCHASED                             1.00           0.00    -500,000.00     500,000.00
ll/ 4/97     11,626 PURCHASED                             1.00           0.00     -11,625.97      11,625.97
ll/ 6/97      6,122 PURCHASED                             1.00           0.00      -6,121.62       6,121.62
11/10/97      4,829 PURCHASED                             1.00           0.00      -4,828.98       4,828.98
11/13/97      5,005 PURCHASED                             1.00           0.00      -5,004.68       5,004.68
11/14/97        541 PURCHASED                             1.00           0.00        -541.05         541.05
11/17/97  1,000,000 PURCHASED                             1.00           0.00  -1,000,000.00   1,000,000.00
11/18/97    500,078 PURCHASED                             1.00           0.00    -500,078.25     500,078.25
11/18/97  1,982,633 SOLD                                  1.00           0.00   1,982,633.00  -1,982,633.00
11/19/97     22,906 PURCHASED                             1.00           0.00     -22,906.30      22,906.30
11/20/97    999,772 PURCHASED                             1.00           0.00    -999,772.40     999,772.40
11/25/97    500,000 PURCHASED                             1.00           0.00    -500,000.00     500,000.00
11/28/97  3,500,000 PURCHASED                             1.00           0.00  -3,500,000.00   3,500,000.00
12/ 1/97  1,031,969 PURCHASED                             1.00           0.00  -1,031,969.16   1,031,969.16
12/ 2/97      5,688 PURCHASED                             1.00           0.00      -5,687.56       5,687.56
12/ 4/97  1,000,000 PURCHASED                             1.00           0.00  -1,000,000.00   1,000,000.00
12/ 5/97    601,960 PURCHASED                             1.00           0.00    -601,959.51     601,959.51
12/10/97        403 PURCHASED                             1.00           0.00        -402.79         402.79
12/11/97      4,861 PURCHASED                             1.00           0.00      -4,861.43       4,861.43
12/12/97      6,478 SOLD                                  1.00           0.00       6,478.28      -6,478.28
12/17/97  5,999,392 SOLD                                  1.00           0.00   5,999,391.80  -5,999,391.80
12/17/97  1,958,501 SOLD                                  1.00           0.00   1,958,500.84  -1,958,500.84
12/19/97      6,099 PURCHASED                             1.00           0.00      -6,098.93       6,098.93
12/23/97      1,800 SOLD                                  1.00           0.00       1,800.00      -1,800.00
12/24/97      9,900 SOLD                                  1.00           0.00       9,899.93      -9,899.93
12/26/97    964,856 PURCHASED                             1.00           0.00    -964,855.53     964,855.53
12/29/97    964,856 SOLD                                  1.00           0.00     964,855.53    -964,855.53
12/30/97    289,726 PURCHASED                             1.00           0.00    -289,726.14     289,726.14
12/31/97      2,676 SOLD                                  1.00           0.00       2,675.56      -2,675.56

                                                                               96,457,797.06
          FNMA DEB     5.45%    2/13/97
          -----------------------------------
 2/13/97  1,200,000 MATURED                               1.00           0.00   1,200,000.00  -1,199,808.00

                                                                                1,200,000.00
          FNMA DISC NOTE       11/18/97
          -----------------------------------
 7/22/97    500,000 PURCHASED                             0.98           0.00    -491,124.59     491,124.59
11/18/97    500,000 MATURED                               0.98           0.00     491,124.59    -491,124.59

                                                                                  982,249.18
          FNMA DISC NOTE       11/25/97
          -----------------------------------
 7/22/97    500,000 PURCHASED                             0.98           0.00    -490,637.50     490,637.50
11/25/97    500,000 MATURED                               0.98           0.00     490,637.50    -490,637.50

                                                                                  981,275.00
          FNMA DISC NOTE       10/23/97
          -----------------------------------
 7/22/97    500,000 PURCHASED                             0.99           0.00    -493,063.75     493,063.75
10/23/97    500,000 MATURED                               0.99           0.00     493,063.75    -493,063.75

                                                                                  986,127.50
          U S TREAS BILLS       2/06/97
          -----------------------------------
 2/ 6/97    800,000 MATURED                               0.98           0.00     785,466.00    -785,466.00

                                                                                  785,466.00
          U S TREAS BILLS       4/03/97
          -----------------------------------
 3/ 7/97  1,000,000 PURCHASED                             1.00           0.00    -996,726.67     996,726.67
 4/ 3/97  l,000,000 MATURED                               1.00           0.00     996,726.67    -996,726.67

                                                                                1,993,453.34
          U S TREAS BILLS       5/29/97
          -----------------------------------
 4/11/97  1,000,000 PURCHASED                             0.99           0.00    -993,606.25     993,606.25
 5/29/97  1,000,000 MATURED                               0.99           0.00     993,606.25    -993,606.25

                                                                                1,987,212.50
          U S TREAS BILLS       1/16/97
          -----------------------------------
 1/10/97  1,000,000 SOLD                                  0.98           0.00     984,910.00    -984,910.00

                                                                                  984,910.00
          U S TREAS BILLS       7/24/97
          -----------------------------------
 2/11/97  1,000,000 PURCHASED                             0.98           0.00    -977,275.00     977,275.00
 7/24/97  1,000,000 MATURED                               0.98           0.00     977,275.00    -977,275.00

                                                                                1,954,550.00
          U S TREAS BILLS       8/21/97
          -----------------------------------
 6/ 3/97  1,000,000 PURCHASED                             0.99           0.00    -989,556.67     989,556.67
 8/21/97  1,000,000 MATURED                               0.99           0.00     989,556.67    -989,556.67

                                                                                1,979,113.34
          U S TREAS BILLS       4/10/97
          -----------------------------------
 4/10/97  1,200,000 MATURED                               0.98           0.00   1,177,365.00  -1,177,365.00

                                                                                1,177,365.00
          U S TREAS BILLS      10/16/97
          -----------------------------------
 7/ 1/97    500,000 PURCHASED                             0.98           0.00    -492,491.66     492,491.66
10/16/97    500,000 MATURED                               0.98           0.00     492,491.66    -492,491.66

                                                                                  984,983.32
          U S TREAS BILLS       5/15/97
          -----------------------------------
 1/10/97    500,000 SOLD                                  0.98           0.00     489,679.38    -489,679.38
 2/11/97  1,500,000 PURCHASED                             0.99           0.00  -1,480,833.33   1,480,833.33
 5/15/97  1,500,000 MATURED                               0.99           0.00   1,480,833.33  -1,480,833.33

                                                                                3,451,346.04
          U S, TREAS BILLS      9/25/97
          -----------------------------------
 7/ 1/97    500,000 PURCHASED                             0.99           0.00    -494,044.09     494,044.09
 8/26/97    300,000 SOLD                                  0.99           0.00     296,426.45    -296,426.45
 9/25/97    200,000 MATURED                               0.99           0.00     197,617.64    -197,617.64

                                                                                  988,088.18
          U S TREAS.BILLS       5/22/97
          -----------------------------------
 3/ 7/97    500,000 PURCHASED                             0.99           0.00    -494,890.00     494,890.00
 4/11/97  1,000,000 PURCHASED                             0.99           0.00    -994,637.78     994,637.78
 5/22/97  1,500,000 MATURED                               0.99           0.00   1,489,527.78  -1,489,527.78

                                                                                2,979,055.56
          U S TREAS BILLS       6/05/97
          -----------------------------------
 1/ 7/97    700,000 PURCHASED                             0.98           0.00    -685,424.05     685,424.05
 1/10/97    700,000 SOLD                                  0.98           0.00     685,424.05    -685,424.05

                                                                                1,370,848.10
          U S TREAS BILLS       6/19/97
          -----------------------------------
 1/10/97  1,000,000 SOLD                                  0.97           0.00     974,393.61    -974,393.61

                                                                                  974,393.61
          U S TREAS BILLS       7/03/97
          -----------------------------------
 6/ 3/97    500,000 PURCHASED                             1.00           0.00    -498,207.64     498,207.64
 7/ 3/97    500,000 MATURED                               1.00           0.00     498,207.64    -498,207.64

                                                                                  996,415.28
          U S TREAS BILLS       7/17/97
          -----------------------------------
 6/ 3/97  2,000,000 PURCHASED                             0.99           0.00  -1,989,130.56   1,989,130.56
 7/17/97  2,000,000 MATURED                               0.99           0.00   1,989,130.56  -1,989,130.56

                                                                                3,978,261.12
          U S TREAS, BILLS      8/07/97
          -----------------------------------
 5/ 5/97    700,000 PURCHASED                             0.99           0.00    -690,940.25     690,940.25
 8/ 7/97    700,000 MATURED                               0.99           0.00     690,940.25    -690,940.25

                                                                                1,381,880.50
          U S TREAS BILLS       8/14/97
          -----------------------------------
 6/ 3/97  2,000,000 PURCHASED                             0.99           0.00  -1,981,066.66   1,981,066.66
 8/14/97  2,000,000 MATURED                               0.99           0.00   1,981,066.66  -1,981,066.66

                                                                                3,962,133.32
          U S TREAS BILLS       3/05/98
          -----------------------------------
12/16/97  1,000,000 PURCHASED                             0.99           0.00    -989,015.00     989,015.00

                                                                                  989,015.00
          U S TREAS BILLS      10/02/97
          -----------------------------------
 7/ 1/97    500,000 PURCHASED                             0.99           0.00    -493,502.50     493,502.50
10/ 2/97    500,000 MATURED                               0.99           0.00     493,502.50    -493,502.50

                                                                                  987,005.00
          U S TREAS BILLS      10/30/97
          -----------------------------------
 7/21/97    500,000 PURCHASED                             0.99           0.00    -493,055.56     493,055.56
10/30/97    500,000 MATURED                               0.99           0.00     493,055.56    -493,055.56

                                                                                  986,111.12
          U S TREAS BILLS      11/20/97
          -----------------------------------
 9/19/97  1,000,000 PURCHASED                             0.99           0.00    -991,944.86     991,944.86
11/20/97  1,000,000 MATURED                               0.99           0.00     991,944.86    -991,944.86

                                                                                1,983,889.72
          U S TREAS BILLS      11/28/97
          -----------------------------------
 9/19/97  1,000,000 PURCHASED                             0.99           0.00    -991,824.87     991,824.87
10/24/97  2,500,000 PURCHASED                             1.00           0.00  -2,489,444.45   2,489,444.45
11/28/97  3,500,000 MATURED                               0.99           0.00   3,481,269.32  -3,481,269.32

                                                                                6,962,538.64
          U S TREAS BILLS       2/26/98
          -----------------------------------
12/16/97  1,000,000 PURCHASED                             0.99           0.00    -989,981.11     989,981.11

                                                                                  989,981.11
          U S TREAS BILLS      12/04/97
          -----------------------------------
 9/19/97  1,000,000 PURCHASED                             0.99           0.00    -989,982.78     989,982.78
12/ 4/97  1,000,000 MATURED                               0.99           0.00     989,982.78    -989,982.78

                                                                                1,979,965.56
          U S TREAS BILLS      12/26/97
          -----------------------------------
10/24/97  1,000,000 PURCHASED                             0.99           0.00    -991,800.00     991,800.00
12/26/97  1,000,000 MATURED                               0.99           0.00     991,800.00    -991,800.00

                                                                                1,983,600.00
          U S TREAS BILLS       1/15/98
          -----------------------------------
10/24/97  1,000,000 PURCHASED                             0.99           0.00    -988,911.11     988,911.11
12/29/97    300,000 SOLD                                  0.99           0.00     296,673.33    -296,673.33

                                                                                1,285,584.44
          U S TREAS BILLS       1/22/98
          -----------------------------------
 9/19/97  1,000,000 PURCHASED                             0.98           0.00    -983,089.44     983,089.44

                                                                                  983,089.44
          U S TREAS BILLS       1/29/98
          -----------------------------------
 9/19/97  1,000,000 PURCHASED                             0.98           0.00    -982,047.50     982,047.50

                                                                                  982,047.50
          U S TREAS BILLS       2/12/98
          -----------------------------------
12/16/97  1,000,000 PURCHASED                             0.99           0.00    -991,956.67     991,956.67

                                                                                  991,956.67
          U S TREAS BILLS       3/19/98
          -----------------------------------
12/26/97  1,000,000 PURCHASED                             0.99           0.00    -988,466.67     988,466.67

                                                                                  988,466.67
          U S TREAS NOTES 6.25% 1/31/97
          -----------------------------------
 1/31/97  4,700,000 MATURED                               1.00           0.00   4,700,000.00  -4,715,304.69

                                                                                4,700,000.00
          U S TREAS NOTES 6.375% 6/30/97
          -----------------------------------
 6/24/97    500,000 SOLD                                  1.00           0.00     500,039.06    -502,675.78
 6/30/97  1,500,000 MATURED                               1.00           0.00   1,500,000.00  -1,508,027.35

                                                                                2,000,039.06
          U S TREAS NOTES 5.50% 9/30/97
          -----------------------------------
 2/11/97  2,000,000 PURCHASED                             1.00           0.00  -2,001,171.88   2,001,171.88
 9/30/97  2,000,000 MATURED                               1.00           0.00   2,000,000.00  -2,001,171.88

                                                                                4,001,171.88
          U S TREAS NOTES 5.125% 2/28/98
          -----------------------------------
12/16/97  1,000,000 PURCHASED                             1.00           0.00    -999,023.44     999,023.44

                                                                                  999,023.44
          U S TREAS NOTES 5.125% 4/30/98
          -----------------------------------
12/16/97  1,000,000 PURCHASED                             1.00           0.00    -998,593.75     998,593.75

                                                                                  998,593.75
          U S TREAS NOTES 6.125% 5/31/97
          -----------------------------------
 5/31/97  2,000,000 MATURED                               1.00           0.00   2,000,000.00  -2,007,343.75

                                                                                2,000,000,00
          U S TREAS NOTES 5.875% 7/31/97
          -----------------------------------
 7/31/97  1,500,000 MATURED                               1.00           0.00   1,500,000.00  -1,503,808.59

                                                                                1,500,000.00
          U S TREAS NOTES 6.00% 8/31/97
          -----------------------------------
 8/31/97  1,500,000 MATURED                               1.00           0.00   1,500,000.00  -1,505,859.38

                                                                                1,500,000.00
          U S TREAS NOTES 5.375% 11/30/97
          -----------------------------------
 2/11/97  1,000,000 PURCHASED                             1.00           0.00    -998,828.13     998,828,13
11/30/97  1,000,000 MATURED                               1.00           0.00   1,000,000.00    -998,828.13

                                                                                1,998,828.13
          U S TREAS NOTES 5.875% 4/30/98
          -----------------------------------
12/16/97  1,000y000 PURCHASED                             1.00           0.00  -1,001,250.00   1,001,250.00

                                                                                1,001,250.00
          UNITED STATES TREAS SEC 11/15/97
          -----------------------------------
 9/19/97  1,000,000 PURCHASED                             0.99           0.00    -992,170.00     992,170.00
11/15/97  1,000,000 MATURED                               1.00           0.00   1,000,000.00    -992,170.00

                                                                                1,992,170.00

                 SCHEDULE OF REPORTABLE 5% TRANSACTIONS BY BROKER
                 ------------------------------------------------
                 COMPUTED ON A 12/31/96 VALUE OF $12,589,321.20


8540500900    CROSSAVER 401(K) & P/S PL DIRECTED              FROM 12/31/96 TO 12/31/97
                                                   PURCH/SALE    TRANSACTION   PURCHASE/SALE        BOOK
TRADE DATE  SHARES/PV                                PRICE         EXPENSE     PROCEEDS           VALUE
          CLARKE G.X. & CO.
          -----------------------------------
12/16/97  1,000,000 B  U S TREAS NOTES        5.125%   2/28/98           0.00    -999,023.44     999;023.44

          FIRST BOSTON CORPORATION
          -----------------------------------
 7/22/97    500,000 B  FNMA DISC NOTE                 10/23/97           0.00    -493,063.75     493,063.75
11/18/97    500,000 B  FHLMC DISC NOTE                 3/06/98           0.00    -491,765.00     491,765.00

          FUJI SECURITIES
          -----------------------------------
 6/24/97    500,000 S  U S TREAS NOTES        6.375%   6/30/97           0.00     500,039.06    -502,675.78
 7/ 1/97    500,000 B  U S TREAS NOTES        6.125%   3/31/98           0.00    -501,738.28     501,738.28
 7/22/97    500,000 B  FNMA DISC NOTE                 11/25/97           0.00    -490,637.50     490,637.50
12/16/97  1,000,000 B  U S TREAS NOTES        5.875%   4/30/98           0.00  -1,001,250.00   1,001,250.00

          HSBC SECURITIES
          -----------------------------------
 9/19/97    500,000 B  FNMA DISC NOTE                  2/12/98           0.00    -489,090.56     489,090.56
 9/19/97    500,000 B  FED HOME LN BK DISC NOTE       12/05/97           0.00    -494,257.09     494,257.09
12/17/97    500,000 B  FED HOME LN BKS DISC NOTE       6/16/98           0.00    -486,148.47     486,148.47
12/17/97    500,000 B  FNMA DISC NOTE                  5/18/98           0.00    -488,346.67     488,346.67
12/17/97    500,000 B  FED HOME LN BKS DISC NOTE       4/17/98           0.00    -490,706.53     490,706.53

          LEHMAN GOV'T SECURITIES
          -----------------------------------
 7/22/97    500,000 B  FNMA DISC NOTE                 11/18/97           0.00    -491,124.59     491,124.59
 7/22/97    500,000 B  FED HOME LN BKS DISC NOTE      10/17/97           0.00    -493,523.33     493,523.33
11/18/97    500,000 B  FNMA DISC NOTE                  3/10/98           0.00    -491,444.45     491,444.45
11/18/97    500,000 B  FNMA DISC NOTE                  2/19/98           0.00    -492,870.00     492,870.00
12/17/97    500,000 B  FHLMC DISC NOTE                 3/13/98           0.00    -493,299.17     493,299.17

          MORGAN, J.P SECURITIES
          -----------------------------------
 2/11/97  2,000,000 B  U S TREAS NOTES         5.50%   9/30/97           0.00  -2,001,171.88   2,001,171.88

          SPEAR LEEDS & KELLOGG
          -----------------------------------
 2/11/97  1,000,000 B  U S TREAS NOTES        5.375%  11/30/97           0.00    -998,828.13     998,828.13
 9/19/97  1,000,000 B  UNITED STATES TREAS SEC        11/15/97           0.00    -992,170.00     992,170.00
12/16/97  1,000,000 B  U S TREAS NOTES        5.125%   4/30/98           0.00    -998,593.75     998,593.75


                                 ASSETS DISPOSED
                                 ---------------

8540500900         CROSSAVER 401(K) & P/S PL DIRECTED         FROM 12/31/96 TO 12/31/97
SETTLEMENT  FACE VALUE OR  *------ D E S C R I P T 1 0 N ------*    PROCEEDS       BOOK          REALIZED
DATE        NO. OF SHARES                                                         VALUE         GAIN/LOSS
          48,298,241.34    AUTOMATED CASH MANAGEMENT TRUST      48,298,241.34  48,298,241.34-        0.00
                           TOTAL DISPOSED FOR THE ABOVE PERIOD

01/13/97   1,000,000.00    U S TREAS BILLS             1/16/97     984,910.00     984,910.00-        0.00
01/13/97   1,000,000.00    U S TREAS BILLS             6/19/97     974,393.61     974,393.61-        0.00
01/13/97     500,000.00    U S TREAS BILLS             5/15/97     489,679.38     489,679.38-        0.00
01/13/97     700,000.00    U S TREAS BILLS             6/05/97     685,424.05     685,424.05-        0.00
01/31/97   4,700,000.00    U S TREAS NOTES      6.25%  1/31/97   4,700,000.00   4,715,304.69-     15304.69-
02/06/97     800,000.00    U S TREAS BILLS             2/06/97     785,466.00     785,466.00-        0.00
02/13/97   1,200,000.00    FNMA DEB             5.45%  2/13/97   1,200,000.00   1,199,808.00-      192.00
02/20/97     200,000.00    U S TREAS BILLS             2/20/97     196,242.50     196,242.50-        0.00
03/27/97     500,000.00    U S TREAS BILLS             3/27/97     493,385.00     493,385.00-        0.00
04103/97   1,000,000.00    U S TREAS BILLS             4/03/97     996,726.67     996,726.67-        0.00
04/10/97   1,200,000.00    U S TREAS BILLS             4/10/97   1,177,365.00   1,177,365.00-        0.00
04/24/97     200,000.00    U S TREAS BILLS             4/24/97     196,496.50     196,496.50-        0.00
05/15/97   1,500,000.00    U S TREAS BILLS             5/15/97   1,480,833.33   1,480,833.33-        0.00
05/22/97   1,500,000.00    U S TREAS BILLS             5/22/97   1,489,527.78   1,489,527.78-        0.00
05/29/97   1,000,000.00    U S TREAS BILLS             5/29/97     993,606.25     993,606.25-        0.00
06/02/97   2,000,000.00    U S TREAS NOTES     6.125%  5/31/97   2,000,000.00   2,007,343.75-     7343.75-
06/25/97     500,000.00    U S TREAS NOTES     6.375%  6/30/97     500,039.06     502,675.78-     2636.72-
06/30/97   1,500,000.00    U S TREAS NOTES     6.375%  6/30/97   1,500,000.00   1,508,027.35-     8027.35-
07/03/97     500,000.00    U S TREAS BILLS             7/03/97     498,207.64     498,207.64-        0.00
07/17/97   2,000,000.00    U S TREAS BILLS             7/17/97   1,989,130.56   1,989,130.56-        0.00
07/24/97   1,000,000.00    U S TREAS BILLS             7/24/97     977,275.00     977,275.00-        0.00
07/31/97   1,500,000.00    U S TREAS NOTES     5.875%  7/31/97   1,500,000.00   1,503,808.59-     3808.59-
08/07/97     700,000.00    U S TREAS BILLS             8/07/97     690,940.25     690,940.25-        0.00
08/14/97   2,000,000.00    U S TREAS BILLS             8/14/97   1,981,066.66   1,981,066.66-        0.00
08/21/97   1,000,000.00    U S TREAS BILLS             8/21/97     989,556.67     989,556.67-        0.00
08/26/97     300,000.00    U S TREAS BILLS             9/25/97     296,426.45     296,426.45-        0.00
09/02/97   1,500,000.00    U S TREAS NOTES      6.00%  8/31/97   1,500,000.00   1,505,859.38-     5859.38-
09/25/97     200,000.00    U S TREAS BILLS             9/25/97     197,617.64     197,617.64-        0.00
09/30/97   2,000,000.00    U S TREAS NOTES      5.50%  9/30/97   2,000,000.00   2,001,171.88-     1171.88-
10/02/97     500,000.00    U S TREAS BILLS            10/02/97     493,502.50     493,502.50-        0.00
10/16/97     500,000.00    U S TREAS BILLS            10/16/97     492,491.66     492,491.66-        0.00
10/17/97     500,000.00    FED HOME LN BKS DISC NOTE  10/17/97     493,523.33     493,523.33-        0.00
10/23/97     500,000.00    FNMA DISC NOTE             10/23/97     493,063.75     493,063.75-        0.00
10/30/97     500,000.00    U S TREAS BILLS            10/30/97     493,055.56     493,055.56-        0.00
11/17/97   1,000,000.00    UNITED STATES TREAS SEC    11/15/97   1,000,000.00     992,170.00-     7830.00
11/18/97     500,000.00    FNMA DISC NOTE             11/18/97     491,124.59     491,124.59-        0.00
11/20/97   1,000,000.00    U S TREAS BILLS            11/20/97     991,944.86     991,944.86-        0.00
11/25/97     500,000.00    FNMA DISC NOTE             11/25/97     490,637.50     490,637.50-        0.00
11/28/97   3,500,000.00    U S TREAS BILLS            11/28/97   3,481,269.32   3,481,269.32-        0.00
12/01/97   1,000,000.00    U S TREAS NOTES     5.375% 11/30/97   1,000,000.00     998,828.13-     1171.87
12/04/97   1,000,000.00    U S TREAS BILLS            12/04/97     989,982.78     989,982.78-        0.00
12/05/97     500,000.00    FED HOME LN BKS DISC NOTE  12/05/97     494,257.09     494,257.09-        0.00
12/26/97   1,000,000.00    U S TREAS BILLS            12/26/97     991,800.00     991,800.00-        0.00
12/30/97     300,000.00    U S TREAS BILLS             1/15/98     296,673.33     296,673.33-        0.00
                                                                -------------    -----------  ------------
                                                                94,455,883.61  94,490,842.10-    34958.49-

                 SCHEDULE OF REPORTABLE 5% TRANSACTIONS BY ISSUE
                 -----------------------------------------------
                  COMPUTED ON A 12/31/96 VALUE OF $3,806,256.34


8025300700    CROSSAVER 401(K) & P/S PL EQUITY                FROM 12/31/96 TO 12/31/97
                                                   PURCH/SALE    TRANSACTION   PURCHASE/SALE        BOOK
TRADE DATE  SHARES/PV                                PRICE         EXPENSE       PROCEEDS           VALUE
          GALAXY GOVERNMENT FUND- TRUST
          -----------------------------------
 1/ 2/97      1,524 PURCHASED                             1.00           0.00      -1,524.00       1,524.00
 1/ 3/97      7,599 PURCHASED                             1.00           0.00      -7,599.33       7,599.33
 1/ 6/97     31,480 PURCHASED                             1.00           0.00     -31,479.61      31,479.61
 1/ 8/97     25,851 SOLD                                  1.00           0.00      25,851.11     -25,851.11
 1/ 9/97      4,447 PURCHASED                             1.00           0.00      -4,447.34       4,447.34
 1/10/97  2,244,885 PURCHASED                             1.00           0.00  -2,244,885.36   2,244,885.36
 1/15/97        520 PURCHASED                             1.00           0.00        -520.00         520.00
 1/17/97      7,861 SOLD                                  1.00           0.00       7,861.31      -7,861.31
 1/21/97    382,271 SOLD                                  1.00           0.00     382,270.50    -382,270.50
 1/23/97      8,612 PURCHASED                             1.00           0.00      -8,612.14       8,612.14
 1/27/97        416 PURCHASED                             1.00           0.00        -416.00         416.00
 1/30/97        525 PURCHASED                             1.00           0.00        -525.00         525.00
 1/31/97      4,272 PURCHASED                             1.00           0.00      -4,271.87       4,271.87
 2/ 3/97      1,144 PURCHASED                             1.00           0.00      -1,144.00       1,144.00
 2/ 4/97     10,018 PURCHASED                             1.00           0.00     -10,017.98      10,017.98
 2/ 5/97      7,304 PURCHASED                             1.00           0.00      -7,303.99       7,303.99
 2/ 6/97      8,683 PURCHASED                             1.00           0.00      -8,682.92       8,682.92
 2/12/97          8 PURCHASED                             1.00           0.00          -8.33           8.33
 2/13/97      4,186 PURCHASED                             1.00           0.00      -4,185.70       4,185.70
 2/18/97      3,099 SOLD                                  1.00           0.00       3,099.46      -3,099.46
 2/20/97      1,035 PURCHASED                             1.00           0.00      -1,035.00       1,035.00
 2/21/97     12,849 PURCHASED                             1.00           0.00     -12,848.66      12,848.66
 2/25/97        504 PURCHASED                             1.00           0.00        -504.00         504.00
 2/26/97        500 PURCHASED                             1.00           0.00        -500.00         500.00
 2/27/97      4,194 PURCHASED                             1.00           0.00      -4,194.03       4,194.03
 3/ 3/97      1,450 PURCHASED                             1.00           0.00      -1,450.00       1,450.00
 3/ 4/97    454,674 SOLD                                  1.00           0.00     454,674.16    -454,674.16
 3/ 5/97      9,614 PURCHASED                             1.00           0.00      -9,613.91       9,613.91
 3/ 7/97     39,524 SOLD                                  1.00           0.00      39,524.12     -39,524.12
 3/10/97    245,707 SOLD                                  1.00           0.00     245,706.50    -245,706.50
 3/11/97        304 PURCHASED                             1.00           0.00        -304.00         304.00
 3/12/97        297 PURCHASED                             1.00           0.00        -297.00         297.00
 3/13/97        782 SOLD                                  1.00           0.00         781.58        -781.58
 3/14/97      4,766 PURCHASED                             1.00           0.00      -4,765.87       4,765.87
 3/17/97        240 PURCHASED                             1.00           0.00        -240.00         240.00
 3/19/97      1,013 PURCHASED                             1.00           0.00      -1,013.16       1,013.16
 3/21/97      9,376 PURCHASED                             1.00           0.00      -9,376.29       9,376.29
 3/24/97    152,717 SOLD                                  1.00           0.00     152,716.55    -152,716.55
 3/26/97        375 PURCHASED                             1.00           0.00        -375.00         375.00
 3/26/97      3,484 SOLD                                  1.00           0.00       3,483.88      -3,483.88
 3/27/97      4,458 PURCHASED                             1.00           0.00      -4,458.18       4,458.18
 3/31/97        529 PURCHASED                             1.00           0.00        -529.00         529.00
 4/ 1/97    213,810 PURCHASED                             1.00           0.00    -213,809.90     213,809.90
 4/ 2/97      9,221 PURCHASED                             1.00           0.00      -9,221.42       9,221.42
 4/ 3/97     11,878 PURCHASED                             1.00           0.00     -11,877.70      11,877.70
 4/ 4/97    194,678 PURCHASED                             1.00           0.00    -194,678.36     194,678.36
 4/ 9/97        135 PURCHASED                             1.00           0.00        -135.00         135.00
 4/10/97     35,959 PURCHASED                             1.00           0.00     -35,958.53      35,958.53
 4/11/97      4,334 PURCHASED                             1.00           0.00      -4,333.98       4,333.98
 4/14/97    401,694 SOLD                                  1.00           0.00     401,693.65    -401,693.65
 4/15/97        366 PURCHASED                             1.00           0.00        -366.22         366.22
 4/16/97        246 PURCHASED                             1.00           0.00        -246.25         246.25
 4/17/97      4,176 PURCHASED                             1.00           0.00      -4,176.32       4,176.32
 4/21/97      4,583 PURCHASED                             1.00           0.00      -4,582.75       4,582.75
 4/22/97        276 SOLD                                  1.00           0.00         275.78        -275.78
 4/25/97      3,208 PURCHASED                             1.00           0.00      -3,208.35       3,208.35
 4/29/97      2,500 SOLD                                  1.00           0.00       2,499.91      -2,499.91
 4/30/97        750 PURCHASED                             1.00           0.00        -750.00         750.00
 5/ 1/97      6,349 PURCHASED                             1.00           0.00      -6,348.96       6,348.96
 5/ 2/97      9,686 PURCHASED                             1.00           0.00      -9,685.73       9,685.73
 5/ 5/97        700 PURCHASED                             1.00           0.00        -699.72         699.72
 5/ 7/97      2,805 PURCHASED                             1.00           0.00      -2,804.98       2,804.98
 5/ 9/97    100,643 SOLD                                  1.00           0.00     100,643.00    -100,643.00
 5/12/97      4,386 PURCHASED                             1.00           0.00      -4,385.92       4,385.92
 5/14/97      4,417 PURCHASED                             1.00           0.00      -4,417.10       4,417.10
 5/16/97        199 PURCHASED                             1.00           0.00        -198.75         198.75
 5/19/97        525 PURCHASED                             1.00           0.00        -525.00         525.00
 5/20/97        788 PURCHASED                             1.00           0.00        -787.96         787.96
 5/21/97      6,966 PURCHASED                             1.00           0.00      -6,965.97       6,965.97
 5/22/97      4,406 PURCHASED                             1.00           0.00      -4,406.27       4,406.27
 5/23/97     18,694 PURCHASED                             1.00           0.00     -18,693.68      l8,693.68
 5/27/97    139,722 SOLD                                  1.00           0.00     139,721.50    -139,721.50
 5/28/97        700 PURCHASED                             1.00           0.00        -700.00         700.00
 5/29/97    135,484 SOLD                                  1.00           0.00     135,484.40    -135,484.40
 6/ 2/97      2,190 PURCHASED                             1.00           0.00      -2,190.00       2,190.00
 6/ 3/97      8,610 PURCHASED                             1.00           0.00      -8,609.54       8,609.54
 6/ 4/97        654 PURCHASED                             1.00           0.00        -654.17         654.17
 6/ 5/97      8,731 PURCHASED                             1.00           0.00      -8,731.38       8,731.38
 6/ 6/97         90 PURCHASED                             1.00           0.00         -89.67          89.67
 6/10/97        742 PURCHASED                             1.00           0.00        -742.00         742.00
 6/11/97      3,284 SOLD                                  1.00           0.00       3,284.44      -3,284.44
 6/12/97     25,075 SOLD                                  1.00           0.00      25,074.63     -25,074.63
 6/13/97      5,642 PURCHASED                             1.00           0.00      -5,642.33       5,642.33
 6/18/97        288 PURCHASED                             1.00           0.00        -287.60         287.60
 6/19/97      8,621 PURCHASED                             1.00           0.00      -8,620.82       8,620.82
 6/20/97        100 PURCHASED                             1.00           0.00        -100.00         100.00
 6/24/97      3,877 SOLD                                  1.00           0.00       3,877.12      -3,877.12
 6/25/97      4,986 PURCHASED                             1.00           0.00      -4,986.38       4,986.38
 6/26/97     77,089 SOLD                                  1.00           0.00      77,089.29     -77,089.29
 6/27/97         80 PURCHASED                             1.00           0.00         -80.00          80.00
 6/30/97        134 PURCHASED                             1.00           0.00        -134.30         134.30
 7/ 1/97    112,583 SOLD                                  1.00           0.00     112,583.00    -112,583.00
 7/ 2/97      7,355 PURCHASED                             1.00           0.00      -7,354.86       7,354.86
 7/ 3/97        557 PURCHASED                             1.00           0.00        -556.53         556.53
 7/ 8/97      4,324 PURCHASED                             1.00           0.00      -4,324.05       4,324.05
 7/ 9/97     10,625 PURCHASED                             1.00           0.00     -10,625.06      10,625.06
 7/11/97      1,340 SOLD                                  1.00           0.00       1,339.69      -1,339.69
 7/14/97        135 PURCHASED                             1.00           0.00        -135.00         135.00
 7/15/97        828 PURCHASED                             1.00           0.00        -828.00         828.00
 7/17/97     35,409 PURCHASED                             1.00           0.00     -35,409.24      35,409.24
 7/21/97      2,126 PURCHASED                             1.00           0.00      -2,126.02       2,126.02
 7/23/97      7,818 PURCHASED                             1.00           0.00      -7,817.67       7,817.67
 7/25/97      3,787 PURCHASED                             1.00           0.00      -3,787.48       3,787.48
 7129/97      4,512 SOLD                                  1.00           0.00       4,511.68      -4,511.68
 7/30/97      4,825 PURCHASED                             1.00           0.00      -4,824.59       4,824.59
 7/31/97      3,544 PURCHASED                             1.00           0.00      -3,543.76       3,543.76
 8/ 1/97      2,279 PURCHASED                             1.00           0.00      -2,278.80       2,278.80
 8/ 4/97      7,009 PURCHASED                             1.00           0.00      -7,008.66       7,008.66
 8/ 5/97        541 PURCHASED                             1.00           0.00        -540.88         540.88
 8/ 6/97      8,018 PURCHASED                             1.00           0.00      -8,017.61       8,017.61
 8/13/97      1,506 SOLD                                  1.00           0.00       1,505.74      -1,505.74
 8/14/97      2,113 SOLD                                  1.00           0.00       2,112.97      -2,112.97
 8/15/97        630 PURCHASED                             1.00           0.00        -630.00         630.00
 8/18/97      3,982 PURCHASED                             1.00           0.00      -3,981.74       3,981.74
 8/19/97        525 PURCHASED                             1.00           0.00        -525.00         525.00
 8/20/97      2,050 PURCHASED                             1.00           0.00      -2,050.00       2,050.00
 8/21/97      1,722 SOLD                                  1.00           0.00       1,721.57      -1,721.57
 8/22/97      8,089 PURCHASED                             1.00           0.00      -8,088.56       8,088.56
 8/25/97        966 PURCHASED                             1.00           0.00        -966.00         966.00
 8/27/97     72,501 PURCHASED                             1.00           0.00     -72,501.16      72,501.16
 9/ 2/97      2,642 PURCHASED                             1.00           0.00      -2,642.00       2,642.00
 9/ 3/97      7,283 PURCHASED                             1.00           0.00      -7,282.56       7,282.56
 9/ 4/97        563 PURCHASED                             1.00           0.00        -563.06         563.06
 9/ 5/97        976 PURCHASED                             1.00          .0.00        -976.00         976.00
 9/ 8/97      7,836 PURCHASED                             1.00           0.00      -7,835.86       7,835.86
 9/ 9/97        352 PURCHASED                             1.00           0.00        -352.00         352.00
 9/10/97    110,608 SOLD                                  1.00           0.00     110,608.00    -110,608.00
 9111/97      7,445 SOLD                                  1.00           0.00       7,444.70      -7,444.70
 9/12/97      8,934 PURCHASED                             1.00           0.00      -8,934.32       8,934.32
 9/15/97      1,140 PURCHASED                             1.00           0.00      -1,140.00       1,140.00
 9/18/97         50 SOLD                                  1.00           0.00          50.07         -50.07
 9/19/97     34,992 SOLD                                  1.00           0.00      34,991.92     -34,991.92
 9/22/97         16 SOLD                                  1.00           0.00          15.64         -15.64
 9/24/97     13,309 SOLD                                  1.00           0.00      13,308.69     -13 308.69
 9/25/97      7,069 SOLD                                  1.00           0.00       7,068.51      -7,068.51
 9/30/97        201 PURCHASED                             1.00           0.00        -200.98         200.98
10/ 1/97      2,503 PURCHASED                             1.00           0.00      -2,502.50       2,502.50
10/ 2/97      7,019 PURCHASED                             1.00           0.00      -7,018.88       7,018.88
10/ 3/97        541 PURCHASED                             1.00           0.00        -540.81         540.81
10/ 7/97      4,707 PURCHASED                             1.00           0.00      -4,707.38       4,707.38
10/ 8/97      7,983 PURCHASED                             1.00           0.00      -7,982.74       7,982.74
10/10/97        164 PURCHASED                             1.00           0.00        -164.19        164. 19
10/14/97        151 SOLD                                  1.00           0.00         150.81        -150.81
10/15/97      1,534 PURCHASED                             1.00           0.00      -1,533.81       1,533.81
10/16/97     26,819 SOLD                                  1.00           0.00      26,819.44     -26,819.44
10/17/97        807 SOLD                                  1.00           0.00         807.13        -807.13
10/24/97        962 PURCHASED                             1.00           0.00      -7,961.86       7,961.86
10/27/97        520 PURCHASED                             1.00           0.00        -520.00         520.00
10/30/97      1,218 PURCHASED                             1.00           0.00      -1,218.00       1,218.00
11/ 3/97      2,829 PURCHASED                             1.00           0.00      -2,829.00       2,829.00
1l/ 4/97      5,535 PURCHASED                             1.00           0.00      -5,535.09       5,535.09
ll/ 5/97        542 PURCHASED                             1.00           0.00        -541.54         541.54
ll/ 6/97      8,163 PURCHASED                             1.00           0.00      -8,163.42       8,163.42
11/10197      4,238 PURCHASED                             1.00           0.00      -4,238.18       4,238.18
11/13/97    262,373 SOLD                                  1.00           0.00     262,373.03    -262,373.03
11/14/97        984 PURCHASED                             1.00           0.00        -983.63         983.63
11/17/97      6,562 SOLD                                  1.00           0.00       6,561.68      -6,561.68
11/19/97      8,350 PURCHASED                             1.00           0.00      -8,350.15       8,350.15
11/20/97        905 PURCHASED                             1.00           0.00        -904.83         904.83
11/21/97        199 PURCHASED                             1.00           0.00        -198.75         198.75
11/25/97        966 PURCHASED                             1.00           0.00        -966.00         966.00
11/28/97        240 PURCHASED                             1.00           0.00        -240.00         240.00
12/ 1/97      6,869 PURCHASED                             1.00           0.00      -6,869.00       6,869.00
12/ 2/97      6,243 PURCHASED                             1.00           0.00      -6,242.71       6,242.71
12/ 3/97        479 PURCHASED                             1.00           0.00        -479.26         479.26
12/ 5/97      3,942 PURCHASED                             1.00           0.00      -3,942.08       3,942.08
12/ 9/97        440 PURCHASED                             1.00           0.00        -440.00         440.00
12/10/97      1,640 PURCHASED                             1.00           0.00      -1,640.38       1,640.38
12/11/97      4,494 PURCHASED                             1.00           0.00      -4,493.94       4,493.94
12/12/97      1,883 SOLD                                  1.00           0.00       1,883.21      -1,883.21
12/15/97      2,773 SOLD                                  1.00           0.00       2,772.59      -2,772.59
12/18/97        240 PURCHASED                             1.00           0.00        -240.00         240.00
12/19/97      7,886 PURCHASED                             1.00           0.00      -7,885.88       7,885.88
12/23/97        375 PURCHASED                             1.00           0.00        -375.00         375.00
12/24/97      7,572 SOLD                                  1.00           0.00       7,571.66      -7,571.66
12/29/97      9,538 PURCHASED                             1.00           0.00      -9,538.19       9,538.19
12/31/97      4,708 PURCHASED                             1.00           0.00      -4,708.44       4,708.44

                                                                                6,115,578.39

                SCHEDULE OF REPORTABLE 5% TRANSACTIONS BY BROKER
                ------------------------------------------------
                  COMPUTED ON A 12/31/96 VALUE OF $3,806,256.34

8025300700    CROSSAVER 401(K) & P/S PL EQUITY                FROM 12/31/96 TO 12/31/97
                                                                 TRANSACTION                         BOOK
TRADE DATE  SHARES/PV                                               EXPENSE          CASH            VALUE
          ESI SECURITIES COMPANY
          -----------------------------------
 1/15/97        500 B  THERMO ELECTRON CORPORATION                      60.00     -18,435.00      18,435.00
 1/15/97        200 B  GENERAL ELECTRIC CO COM                          24.00     -20,599.00      20,599.00
 1/15/97        200 B  BOEING CO COM                                    24.00     -21,299.00      21,299.00
 1/15/97        300 B  DOW CHEMICAL CO COM                              36.00     -24,673.50      24,673.50
 1/15/97      1,000 B  PEPSICO INC COM                                  70.00     -29,820.00      29,820.00
 1/15/97        700 B  AUTOMATIC DATA PROCESSING INC                    84.00     -30,184.00      30,184.00
 1/15/97        800 B  BARNETT BANKS INC COM                            96.00     -32,796.00      32,796.00
 1/15/97      1,000 B  FORD MOTOR CO DEL COM                            70.00     -33,445.00      33,445.00
 1/15/97        800 B  HOME DEPOT INC                                   96.00     -40,496.00      40,496.00
 1/15/97      1,000 B  BELL SOUTH CORP COM                              70.00     -41,445.00      41,445.00
 1/15/97      1,000 B  MCDONALDS CORP                                   70.00     -44,195.00      44,195.00
 1/15/97        900 B  CONSOLIDATED PAPERS INC                         108.00     -44,883.00      44,883.00
 2/27/97        500 B  THERMO ELECTRON CORPORATION                      60.00     -17,622.50      17,622.50
 2/27/97        200 B  AMER INTERNATIONAL GROUP INC COM                 24.00     -24,624.00      24,624.00
 2/27/97        600 B  FEDERAL NATIONAL MORTGAGE ASSOC COM              72.00     -24,897.00      24,897.00
 2/27/97        500 B  HALLIBURTON CO COM NEW                           60.00     -32,935.00      32,935.00
 2/27/97      1,000 B  PEPSICO INC COM                                  70.00     -33,195.00      33,195.00
 2/27/97      1,000 B  FORD MOTOR CO DEL COM                            70.00     -33,320.00      33,320.00
 2/27/97        600 B  PPG INDS INC                                     72.00     -33,597.00      33,597.00
 2/27/97        600 B  MOTOROLA INC COM                                 72.00     -35,322.00      35,322.00
 2/27/97        800 B  MCDONALDS CORP                                   96.00     -35,896.00      35,896.00
 2/27/97        400 B  SCHLUMBERGER LTD                                 48.00     -40,798.00      40,798.00
 2/27/97      1,000 B  AUTOMATIC DATA PROCESSING INC                    70.00     -42,320.00      42,320.00
 2/27/97        700 B  WALT DISNEY CO COM                               84.00     -53,021.50      53,021.50
 2/27/97      1,000 B  HOME DEPOT INC                                   70.00     -56,945.00      56,945.00
 3/ 5/97        500 B  THERMO ELECTRON CORPORATION                      60.00     -16,622.50      16,622.50
 3/ 5/97        200 B  SCHLUMBERGER LTD                                 24.00     -20,699.00      20,699.00
 3/ 5/97        500 B  DEERE JOHN & CO COM                              60.00     -21,685.00      21,685.00
 3/ 5/97        400 B  CATERPILLAR INC COM                              48.00     -31,448.00      31,448.00
 3/ 5/97        600 B  HEWLETT PACKARD CO COM                           72.00     -34,947.00      34,947.00
 3/ 5/97        800 B  BELL SOUTH CORP COM                              96.00     -35,996.00      35,996.00
 3/ 5/97      1,000 B  A T & T CO COM                                   70.00     -36,445.00      36,445.00
 3/ 5/97        400 B  CITICORP COM                                     48.00     -48,248.00      48,248.00
 3/19/97        500 B  A T & T CO COM                                   60.00     -17,497.50      17,497.50
 3/19/97        200 B  J P MORGAN & CO INC COM                          24.00     -21,174.00      21,174.00
 3/19/97        600 B  SARA LEE CORP COM                                72.00     -25,047.00      25,047.00
 3/19/97        400 B  BRISTOL MYERS SQUIBB CO                          48.00     -26,598.00      26,598.00
 3/19/97      1,300 S  RUBBERMAID INC                                   91.00      31,270.45     -36,568.50
 3/19/97        500 B  MR CORP DEL COM                                  60.00     -42,622.50      42,622.50
 3/19/97        400 B  ATLANTIC RICHFIELD CO COM                        48.00     -51,048.00      51,048.00
 4/ 9/97        200 B  HOME DEPOT INC                                   24.00     -11,449.00      11,449.00
 4/ 9/97        400 B  GEORGIA PACIFIC CORP                             48.00     -28,648.00      28,648.00
 4/ 9/97        500 B  BRISTOL MYERS SQUIBB CO                          60.00     -29,997.50      29,997.50
 4/ 9/97      1,000 B  THERMO ELECTRON CORPORATION                      70.00     -30,445.00      30,445.00
 4/ 9/97        600 B  HEWLETT PACKARD CO COM                           72.00     -31,572.00      31,572.00
 4/ 9/97        400 B  GILLETTE CO COM                                  48.00     -31,648.00      31,648.00
 4/ 9/97        400 B  MERCK & CO INC COM                               48.00     -32,648.00      32,648.00
 4/ 9/97      1,000 B  FEDERAL NATIONAL MORTGAGE ASSOC COM              70.00     -38,820.00      38,820.00
 4/ 9/97        400 B  BOEING CO COM                                    48.00     -40,698.00      40,698.00
 4/ 9/97      1,000 B  AMERICAN HOME PRODS CORP                         70.00     -59,820.00      59,820.00
 4/ 9/97      2,000 B  FIRST DATA CORP COM                             140.00     -65,890.00      65,890.00
 5/ 6/97        400 B  DOW CHEMICAL CO COM                              48.00     -35,198.00      35,198.00
 5/ 6/97      1,000 B  UNION PAC CORPORATION COM                        70.00     -65,445.00      65,445.00
 5/21/97        400 B  HEWLETT PACKARD CO COM                           48.00     -21,548.00      21,548.00
 5/21/97        300 B  CATERPILLAR INC COM                              36.00     -29,098.50      29,098.50
 5/21/97      1,000 B  FORD MOTOR CO DEL COM                            70.00     -37,070.00      37,070.00
 5/21/97      1,000 B  FIRST DATA CORP COM                              70.00     -39,445.00      39,445.00
 6/26/97        200 B  MCDONALDS CORP                                   24.00      -9,786.50       9,786.50
 6/26/97        200 B  CATERPILLAR INC COM                              24.00     -21,424.00      21,424.00
 6/26/97        600 B  FEDERAL NATIONAL MORTGAGE ASSOC COM              72.00     -26,584.50      26,584.50
 6/26/97        300 B  AMR CORP DEL COM                                 36.00     -28,048.50      28,048.50
 9/ 5/97        200 B  MCDONALDS CORP COM                               24.00      -9,299.00       9,299.00
 9/ 5/97        200 B  AMR CORP DEL COM                                 24.00     -21,361.50      21,361.50
 9/ 5/97        400 B  JOHNSON & JOHNSON COM                            48.00     -23,423.00      23,423.00
 9/ 5/97        500 B  DEERE JOHN & CO COM                              60.00     -28,091.25      28,091.25
 9/ 5/97        300 B  MERCK & CO INC COM                               36.00     -28,817.25      28,817.25
10/14/97        200 B  BOEING CO COM                                    24.00     -11,024.00      11,024.00
10/14/97      1,000 B  CORNING INC COM                                  70.00     -45,382.50      45,382.50
10/14/97      1,000 S  UNION PACIFIC CORP COM                           70.00      62,865.40     -65,445.00
ll/ 7/97        300 B  MERCK & CO INC COM                               36.00     -26,736.00      26,736.00
11/ 7/97      1,000 B  FIRST DATA CORP COM                              70.00     -27,945.00      27,945.00
11/ 7/97      1,000 B  CORNING INC COM                                  70.00     -43,882.50      43,882.50
11/ 7/97      1,000 B  BOEING CO COM                                    70.00     -45,320.00      45,320.00
ll/ 7/97        500 B  AMER INTERNATIONAL GROUP INC COM                 60.00     -50,403.75      50,403.75

                                                                     4,415.00   2,447,946.10


                                 ASSETS DISPOSED
                                 ---------------

8025300700         CROSSAVER 401(K) & P/S PL EQUITY           FROM 12/31/96 TO 12/31/97
SETTLEMENT  FACE VALUE OR  *------ D E S C R I P T 1 0 N ------*    PROCEEDS     BOOK          REALIZED
   DATE     NO. OF SHARES                                                        VALUE         GAIN/LOSS
          2,811,814.62     AUTOMATED CASH MANAGEMENT TRUST       2,811,814.62   2,811,814.62-        0.00
                           TOTAL DISPOSED FOR THE ABOVE PERIOD

03/24/97      1,300.00     RUBBERMAID INC                           31,270.45      36,568.50-     5298.05-
10117/97      1,000.00     UNION PACIFIC CORP COM                   62,865.40      65,445.00-     2579.60-

                                                                 ------------   ------------      --------
                                                                 2,905,950.47   2,913,828.12-     7877.65-

                 SCHEDULE OF REPORTABLE 5% TRANSACTIONS BY ISSUE
                 -----------------------------------------------
                   COMPUTED ON A 12/31/96 VALUE OF $816,694.61


0005421300    CROSSAVER 401(K) & P/S PL BOND                  FROM 12/31/96 TO 12/31/97
                                                   PURCH/SALE    TRANSACTION   PURCHASE/SALE        BOOK
TRADE DATE  SHARES/PV                                PRICE         EXPENSE       PROCEEDS           VALUE
          FLEET MONEY MARKET DEPOSIT A/C-RI
          -----------------------------------
 1/ 3/97      4,864 PURCHASED                             1.00           0.00      -4,863.86       4,863.86
 1/ 6/97      7,640 PURCHASED                             1.00           0.00      -7,639.82       7,639.82
 1/ 9/97        644 PURCHASED                             1.00           0.00        -643.89         643.89
 1/10/97      1,025 PURCHASED                             1.00           0.00      -1,025.17       1,025.17
 1/16/97      8,131 PURCHASED                             1.00           0.00      -8,131.04       8,131.04
 1/17/97     22,304 SOLD                                  1.00           0.00      22,303.78     -22,303.78
 1/23/97      1,164 PURCHASED                             1.00           0.00      -1,164.40       1,164.40
 1/24/97      1,164 SOLD                                  1.00           0.00       1,164.40      -1,164.40
 1/31/97        633 PURCHASED                             1.00           0.00        -633.03         633.03
 2/ 3/97        633 SOLD                                  1.00           0.00         633.03        -633.03
 2/ 4/97         23 PURCHASED                             1.00           0.00         -22.52          22.52
 2/ 5/97      5,897 PURCHASED                             1.00           0.00      -5,897.14       5,897.14
 2/ 6/97      4,729 SOLD                                  1.00           0.00       4,728.53      -4,728.53
 21 7/97      1,191 SOLD                                  1.00           0.00       1,191.13      -1,191.13
 2/12/97          8 PURCHASED                             1.00           0.00          -8.33           8.33
 2/13/97        642 PURCHASED                             1.00           0.00        -642.21         642.21
 2/14/97        651 SOLD                                  1.00           0.00         650.54        -650.54
 2/21/97      1,633 PURCHASED                             1.00           0.00      -1,633.39       1,633.39
 2/24/97      1,633 SOLD                                  1.00           0.00       1,633.39      -1,633.39
 2/27/97        642 PURCHASED                             1.00           0.00        -642.29         642.29
 2/28/97        642 SOLD                                  1.00           0.00         642.29        -642.29
 3/ 4/97          2 PURCHASED                             1.00           0.00          -1.85           1.85
 3/ 5/97      1,179 PURCHASED                             1.00           0.00      -1,178.70       1,178.70
 3/ 6/97      1,181 SOLD                                  1.00           0.00       1,180.55      -1,180.55
 3/14/97        635 PURCHASED                             1.00           0.00        -634.95         634.95
 3/18/97        635 SOLD                                  1.00           0.00         634.95        -634.95
 3/19/97          8 PURCHASED                             1.00           0.00          -8.32           8.32
 3/21/97      1,260 PURCHASED                             1.00           0.00      -1,260.31       1,260.31
 3/24/97      1,269 SOLD                                  1.00           0.00       1,268.63      -1,268.63
 3/27/97        647 PURCHASED                             1.00           0.00        -647.29         647.29
 4/ 1/97      9,042 PURCHASED                             1.00           0.00      -9,042.36       9,042.36
 4/ 2/97          1 PURCHASED                             1.00           0.00          -1.37           1.37
 4/ 3/97      1,698 PURCHASED                             1.00           0.00      -1,698.44       1,698.44
 4/ 4/97     46,683 PURCHASED                             1.00           0.00     -46,682.57      46,682.57
 4/ 7/97     58,072 SOLD                                  1.00           0.00      58,072.03     -58,072.03
 4/10/97      5,316 PURCHASED                             1.00           0.00      -5,315.78       5,315.78
 4/11/97      4,666 SOLD                                  1.00           0.00       4,666.47      -4,666.47
 4/14/97        649 SOLD                                  1.00           0.00         649.31        -649.31
 4/17/97        624 PURCHASED                             1.00           0.00        -623.79         623.79
 4/18/97        624 SOLD                                  1.00           0.00         623.79        -623.79
 4/21/97        827 PURCHASED                             1.00           0.00        -826.82         826.82
 4/22/97        827 SOLD                                  1.00           0.00         826.82        -826.82
 4/25/97        402 PURCHASED                             1.00           0.00        -402.34         402.34
 4/28/97        402 SOLD                                  1.00           0.00         402.34        -402.34
 5/ 1/97        653 PURCHASED                             1.00           0.00        -652.57         652.57
 5/ 2/97        625 SOLD                                  1.00           0.00         625.04        -625.04
 5/ 7/97        827 PURCHASED                             1.00           0.00        -826.82         826.82
 5/ 8/97        854 SOLD                                  1.00           0.00         854.35        -854.35
 5/12/97        642 PURCHASED                             1.00           0.00        -642.28         642.28
 5/14/97        651 PURCHASED                             1.00           0.00        -650.54         656.54
 5/15/97      1,293 SOLD                                  1.00           0.00       1,292.82      -1,292.82
 5/23/97      2,234 PURCHASED                             1.00           0.00      -2,233.90       2,233.90
 5/29/97     96,164 PURCHASED                             1.00           0.00     -96,164.28      96,164.28
 5/30/97     98,398 SOLD                                  1.00           0.00      98,398.18     -98,398.18
 6/ 3/97         15 PURCHASED                             1.00           0.00         -15.22          15.22
 6/ 5/97      1,460 PURCHASED                             1.00           0.00      -1,459.70       1,459.70
 6/ 6/97      1,475 SOLD                                  1.00           0.00       1,474.92      -1,474.92
 6/19/97      1,495 PURCHASED                             1.00           0.00      -1,494.86       1,494.86
 6/20/97      1,495 SOLD                                  1.00           0.00       1,494.86      -1,494.86
 6/25/97     18,072 PURCHASED                             1.00           0.00     -18,072.42      18,072.42
 6/26/97     18,072 SOLD                                  1.00           0.00      18,072.42     -18,072.42
 7/ 2/97          3 PURCHASED                             1.00           0.00          -2.78           2.78
 7/ 8/97        827 PURCHASED                             1.00           0.00        -826.82         826.82
 7/ 9/97        653 PURCHASED                             1.00           0.00        -652.84         652.84
 7/15/97      1,482 SOLD                                  1.00           0.00       1,482.44      -1,482.44
 7/17/97      6,330 PURCHASED                             1.00           0.00      -6,329.67       6,329.67
 7/18/97      6,330 SOLD                                  1.00           0.00       6,329.67      -6,329.67
 7/21/97      1,283 PURCHASED                             1.00           0.00      -1,282.85       1,282.85
 7/23/97        823 PURCHASED                             1.00           0.00        -823.30         823.30
 7/24/97      2,106 SOLD                                  1.00           0.00       2,106.15      -2,106.15
 7/25/97        491 PURCHASED                             1.00           0.00        -490.88         490.88
 7/28/97        491 SOLD                                  1.00           0.00         490.88        -490.88
 8/ 6/97      1,221 PURCHASED                             1.00           0.00      -1,220.70       1,220.70
 8/ 7/97      1,221 SOLD                                  1.00           0.00       1,220.70      -1,220.70
 8/18/97        591 PURCHASED                             1.00           0.00        -590.95         590.95
 8/22/97      1,225 PURCHASED                             1.00           0.00      -1,225.03       1,225.03
 8/26/97     23,252 PURCHASED                             1.00           0.00     -23,251.83      23,251.83
 8/27/97     24,470 SOLD                                  1.00           0.00      24,470.12     -24,470.12
 8/28/97        598 SOLD                                  1.00           0.00         597.69        -597.69
 9/ 3/97          5 PURCHASED                             1.00           0.00          -4.83           4.83
 9/ 8/97      1,218 PURCHASED                             1.00           0.00      -1,217.90       1,217.90
 9/ 9/97      1,223 SOLD                                  1.00           0.00       1,222.73      -1,222.73
 9/15/97         55 PURCHASED                             1.00           0.00         -54.68          54.68
 9/18/97        606 PURCHASED                             1.00           0.00        -605.90         605.90
 9/19/97      3,339 PURCHASED                             1.00           0.00      -3,339.25       3,339.25
 9/22/97      4,000 SOLD                                  1.00           0.00       3,999.83      -3,999.83
10/ 2/97          2 PURCHASED                             1.00           0.00          -1.86           1.86
10/ 7/97        617 PURCHASED                             1.00           0.00        -616.95         616.95
10/ 8/97    153,742 PURCHASED                             1.00           0.00    -153,742.14     153,742.14
10/16/97    149,663 SOLD                                  1.00           0.00     149,663.35    -149,663.35
10/17/97      4,365 SOLD                                  1.00           0.00       4,365.38      -4,365.38
10/20/97        332 SOLD                                  1.00           0.00         332.22        -332.22
10/24/97      1,223 PURCHASED                             1.00           0.00      -1,223.17       1,223.17
10/27/97          3 PURCHASED                             1.00           0.00          -2.50           2.50
10/28/97      1,226 SOLD                                  1.00           0.00       1,225.67      -1,225.67
ll/ 4/97        166 PURCHASED                             1.00           0.00        -165.60         165.60
ll/ 6/97      1,266 PURCHASED                             1.00           0.00      -1,266.25       1,266.25
11/10/97        811 SOLD                                  1.00           0.00         810.64        -810.64
11/12/97        621 SOLD                                  1.00           0.00         621.21        -621.21
11/13/97        643 PURCHASED                             1.00           0.00        -643.06         643.06
11/14/97        643 SOLD                                  1.00           0.00         643.06        -643.06
11/19/97      1,194 PURCHASED                             1.00           0.00      -1,193.69       1,193.69
11/20/97      1,194 SOLD                                  1.00           0.00       1,193.69      -1,193.69
12/ 1/97        628 PURCHASED                             1.00           0.00        -627.53         627.53
12/ 2/97        626 SOLD                                  1.00           0.00         626.32        -626.32
12/ 4/97      2,336 PURCHASED                             1.00           0.00      -2,335.91       2,335.91
121 5/97      1,133 SOLD                                  1.00           0.00       1,132.97      -1,132.97
12/ 9/97      1,204 SOLD                                  1.00           0.00       1,204.15      -1,204.15
12/11/97        635 PURCHASED                             1.00           0.00        -634.73         634.73
12/12/97        635 SOLD                                  1.00           0.00         634.73        -634.73
12/19/97      1,153 PURCHASED                             1.00           0.00      -1,152.82       1,152.82
12/22/97      1,153 SOLD                                  1.00           0.00       1,152.82      -1,152.82
12/29/97      1,389 PURCHASED                             1.00           0.00      -1,388.70       1,388.70
12/31/97        785 SOLD                                  1.00           0.00         785.12        -785.12

                                                                                  860,195.80
          GALAXY HIGH QUALITY BOND CLASS J-TR
          -----------------------------------
 1/16/97      2,153 PURCHASED                            10.36           0.00     -22,303.78      22,303.78
 1/17/97          7 SOLD                                 10.37           0.00          76.96         -79.43
 1/23/97        112 PURCHASED                            10.36           0.00      -1,164.40       1,164.40
                397 REINVESTED                            0.00           0.00      -4,120.81       4,120.81
 1/31197         61 PURCHASED                            10.39           0.00        -633.03         633.03
 2/ 5/97        568 PURCHASED                            10.42           0.00      -5,915.66       5,919.66
 2/ 6/97        114 PURCHASED                            10.41           0.00      -1,191.13       1,191.13
 2/13/97         62 PURCHASED                            10.46           0.00        -650.54         650.54
 2/21/97        156 PURCHASED                            10.45           0.00      -1,633.39       1,633.39
 2/27/97         62 PURCHASED                            10.35           0.00        -642.29         642.29
                369 REINVESTED                            0.00           0.00      -3,824.00       3,824.00
 3/ 5/97        114 PURCHASED                            10.33           0.00      -1,180.55       1,180.55
 3/17/97         62 PURCHASED                            10.27           0.00        -634.95         634.95
 3/21/97        124 PURCHASED                            10.26           0.00      -1,268.63       1,268.63
                422 REINVESTED                            0.00           0.00      -4,295.85       4,295.85
 4/ 3/97      1,116 PURCHASED                            10.21           0.00     -11,389.46      11,389.46
 4/ 4/97      5,705 PURCHASED                            10.18           0.00     -58,072.03      58,072.03
 4/10/97        522 PURCHASED                            10.19           0.00      -5,315.78       5,315.78
 4/11/97         64 PURCHASED                            10.16           0.00        -649.31         649.31
 4/17/97         61 PURCHASED                            10.21           0.00        -623.79         623.79
 4/21/97         81 PURCHASED                            10.20           0.00        -826.82         826.82
 4/25/97         40 PURCHASED                            10.17           0.00        -402.34         402.34
                443 REINVESTED                            0.00           0.00      -4,551.71       4,551.71
 5/ 1/97         63 PURCHASED                            10.29           0.00        -652.57         652.57
 5/ 7/97         83 PURCHASED                            10.27           0.00        -854.35         854.35
 5/14/97        125 PURCHASED                            10.32           0.00      -1,292.82       1,292.82
 5/29/97      9,572 PURCHASED                            10.28           0.00     -98,398.18      98,398.18
                469 REINVESTED                            0.00           0.00      -4,834.93       4,834.93
 6/ 5/97        143 PURCHASED                            10.34           0.00      -1,474.92       1,474.92
 6/13/97        804 SOLD                                 10.43           0.00       8,385.30      -8,529.97
 6/19/97        143 PURCHASED                            10.45           0.00      -1,494.86       1,494.86
 6/24/97      1,672 SOLD                                 10.44           0.00      17,455.73     -17,739.49
                488 REINVESTED                            0.00           0.00      -5,066.63       5,066.63
 7/ 8/97         79 PURCHASED                            10.51           0.00        -829.60         829.60
 7/14/97        141 PURCHASED                            10.52           0.00      -1,482.44       1,482.44
 7/17/97        600 PURCHASED                            10.55           0.00      -6,329.67       6,329.67
 7/23/97        199 PURCHASED                            10.59           0.00      -2,106.15       2,106.15
 7/25/97         46 PURCHASED                            10.57           0.00        -490.88         490.88
                482 REINVESTED                            0.00           0.00      -5,134.53       5,134.53
 8/ 4/97          2 SOLD                                 10.54           0.00          22.61         -22.75
 8/ 6/97        116 PURCHASED                            10.55           0.00      -1,220.70       1,220.70
 8/25/97      2,225 SOLD                                 10.45           0.00      23,251.83     -23,603.87
 8/27/97         57 PURCHASED                            10.46           0.00        -597.69         597.69
                492 REINVESTED                            0.00           0.00      -5,153.78       5,153.78
 9/ 8/97        117 PURCHASED                            10.48           0.00      -1,222.73       1,222.73
 9/12/97         58 PURCHASED                            10.50           0.00        -606.29         606.29
 9/18/97         62 PURCHASED                            10.60           0.00        -660.58         660.58
 9/19/97        377 PURCHASED                            10.61           0.00      -3,999.83       3,999.83
 9/24/97         67 SOLD                                 10.63           0.00         711.55        -710.03
                472 REINVESTED                            0.00           0.00      -4,997.71       4,997.71
10/ 7/97         58 PURCHASED                            10.69           0.00        -618.81         618.81
10/ 7/97     14,324 SOLD                                 10.69           0.00     153,127.95    -151,942.69
10/16/97        443 PURCHASED                            10.60           0.00      -4,697.60       4,697.60
10/17/97         31 PURCHASED                            10.56           0.00        -332.22         332.22
10/27/97        114 PURCHASED                            10.74           0.00      -1,225.67       1,225.67
                433 REINVESTED                            0.00           0.00      -4,632.73       4,632.73
ll/ 7/97        134 PURCHASED                            10.67           0.00      -1,431.85       1,431.85
11/10/97         58 PURCHASED                            10.67           0.00        -621.21         621.21
11/13/97         60 PURCHASED                            10.69           0.00        -643.06         643.06
11/19/97        111 PURCHASED                            10.72           0.00      -1,193.69       1,193.69
                409 REINVESTED                            0.00           0.00      -4,381.45       4,381.45
12/ 1/97         59 PURCHASED                            10.70           0.00        -627.53         627.53
12/ 3/97        218 SOLD                                 10.71           0.00       2,335.91      -2,313.81
12/ 8/97        113 PURCHASED                            10.65           0.00      -1,204.15       1,204.15
12/11/97         59 PURCHASED                            10.72           0.00        -634.73         634.73
12/19/97        107 PURCHASED                            10.77           0.00      -1,152.82       1,152.82
12/30/97        129 PURCHASED                            10.73           0.00      -1,388.70       1,388.70

                                                                                  510,350.15

                                 ASSETS DISPOSED
                                 ---------------

0005421300         CROSSAVER 401(K) & P/S PL BOND             FROM 12/31/96 TO 12/31/97
SETTLEMENT  FACE VALUE OR  *------ D E S C R I P T 1 0 N ------*    PROCEEDS        BOOK         REALIZED
   DATE     NO. OF SHARES                                                           VALUE       GAIN/LOSS
             429,796.11    AUTOMATED CASH MANAGEMENT TRUST         429,796.11     429,796.11-        0.00
                           TOTAL DISPOSED FOR THE ABOVE PERIOD

01/21/97           7.42    GALAXY HIGH QUALITY BOND CLASS J-TR          76.96          79.43-        2.47-
06/16/97         803.96    GALAXY HIGH QUALITY BOND CLASS J-TR       8,385.30       8,529.97-      144.67-
06/25/97       1,672.01    GALAXY HIGH QUALITY BOND CLASS J-TR      17,455.73      17,739.49-      283.76-
08/05/97           2.14    GALAXY HIGH QUALITY BOND CLASS J-TR          22.61          22.75-        0.14-
08/26/97       2,225.06    GALAXY HIGH QUALITY BOND CLASS J-TR      23,251.83      23,603.87-      352.04-
09/15/97         455.61    GALAXY SMALL COMPANY EQUITY FUND-TR       9,818.48       9,763.80-       54.68
09/25/97          66.94    GALAXY HIGH QUALITY BOND CLASS J-TR         711.55         710.03-        1.52
10/08/97      14,324.41    GALAXY HIGH QUALITY BOND CLASS J-TR     153,127.95     151,942.69-     1185.26
10/22/97          49.88    GALAXY FO INTL EQUITY CLASS G -TRUST        826.94         829.44-        2.50-
12/04/97         218.11    GALAXY HIGH QUALITY BOND CLASS J-TR       2,335.91       2,313.81-       22.10

                                                                   -----------    -----------     -------
                                                                   645,809.37     645,331.39-      477.98


                 SCHEDULE OF REPORTABLE 5% TRANSACTIONS BY ISSUE
                 -----------------------------------------------
                  COMPUTED ON A 12/31/96 VALUE OF $3,532,388.97

0005420500    CROSSAVER 401(K) & P/S PL SMALL CO              FROM 12/31/96 TO 12/31/97
                                                   PURCH/SALE    TRANSACTION    PURCHASE/SALE        BOOK
TRADE DATE  SHARES/PV                                PRICE         EXPENSE        PROCEEDS           VALUE
          FLEET MONEY MARKET DEPOSIT A/C-RI
          -----------------------------------
 1/ 3/97      4,815 PURCHASED                             1.00           0.00      -4,815.20       4,815.20
 1/ 6/97     36,947 PURCHASED                             1.00           0.00     -36,946.69      36,946.69
 1/ 9/97      6,079 PURCHASED                             1.00           0.00      -6,079.05       6,079.05
 1/10/97    242,756 PURCHASED                             1.00           0.00    -242,755.75     242,755.75
 1/13/97    290,597 SOLD                                  1.00           0.00     290,596.69    -290,596.69
 1/16/97  3,260,881 PURCHASED                             1.00           0.00  -3,260,881.01   3,260,881.01
 1/17/97  3,256,871 SOLD                                  1.00           0.00   3,256,871.20  -3,256,871.20
 1/21/97      4,010 SOLD                                  1.00           0.00       4,009.81      -4,009.81
 1/23/97     11,041 PURCHASED                             1.00           0.00     -11,040.83      11,040.83
 1/24/97     11,041 SOLD                                  1.00           0.00      11,040.83     -11,040.83
 1/31/97      6,092 PURCHASED                             1.00           0.00      -6,092.02       6,092.02
 21 3/97      6,092 SOLD                                  1.00           0.00       6,092.02      -6,092.02
 2/ 4/97        564 PURCHASED                             1.00           0.00        -564.12         564.12
 2/ 5/97     29,105 PURCHASED                             1.00           0.00     -29,105.09      29,105.09
 2/ 6/97     21,344 SOLD                                  1.00           0.00      21,344.03     -21,344.03
 2/ 7/97      8,325 SOLD                                  1.00           0.00       8,325.18      -8,325.18
 2/12/97          8 PURCHASED                             1.00           0.00          -8.33           8.33
 2/13/97      6,004 PURCHASED                             1.00           0.00      -6,003.97       6,003.97
 2/14/97      6,012 SOLD                                  1.00           0.00       6,012.30      -6,012.30
 2/21/97      7,396 PURCHASED                             1.00           0.00      -7,396.41       7,396.41
 2/24/97      7,369 SOLD                                  1.00           0.00       7,369.41      -7,369.41
 2/25/97         27 SOLD                                  1.00           0.00          27.00         -27.00
 2/27/97      6,040 PURCHASED                             1.00           0.00      -6,040.34       6,040.34
 2/28/97      6,040 SOLD                                  1.00           0.00       6,040.34      -6,040.34
 3/ 5/97      9,128 PURCHASED                             1.00           0.00      -9,128.22       9,128.22
 3/ 6/97      9,128 SOLD                                  1.00           0.00       9,128.22      -9,128.22
 3/19/97        194 PURCHASED                             1.00           0.00        -193.88         193.88
 3/21/97     12,362 PURCHASED                             1.00           0.00     -12,361.75      12,361.75
 3/24/97     12,556 SOLD                                  1.00           0.00      12,555.63     -12,555.63
 3/27/97      2,622 PURCHASED                             1.00           0.00      -2,621.76       2,621.76
 4/ 1/97    458,799 PURCHASED                             1.00           0.00    -458,799.07     458,799.07
 4/ 2/97          8 PURCHASED                             1.00           0.00          -7.63           7.63
 4/ 3/97    125,245 PURCHASED                             1.00           0.00    -125,244.51     125,244.51
 4/ 4/97    570,601 SOLD                                  1.00           0.00     570,600.83    -570,600.83
 4/ 7/97     16,072 SOLD                                  1.00           0.00      16,072.14     -16,072.14
 4/10/97     46,903 PURCHASED                             1.00           0.00     -46,903.16      46,903.16
 4/11/97     40,879 SOLD                                  1.00           0.00      40,878.50     -40,878.50
 4/14/97      6,025 SOLD                                  1.00           0.00       6,024.66      -6,024.66
 4/16/97         25 PURCHASED                             1.00           0.00         -24.98          24.98
 4/17/97      5,877 PURCHASED                             1.00           0.00      -5,877.39       5,877.39
 4/18/97      5,902 SOLD                                  1.00           0.00       5,902.37      -5,902.37
 4/21/97      5,029 PURCHASED                             1.00           0.00      -5,029.21       5,029.21
 4/22/97      5,029 SOLD                                  1.00           0.00       5,029.21      -5,029.21
 4/25/97      2,130 PURCHASED                             1.00           0.00      -2,129.83       2,129.83
 4/28/97      2,130 SOLD                                  1.00           0.00       2,129.83      -2,129.83
 5/ 1/97        374 PURCHASED                             1.00           0.00        -374.40         374.40
 5/ 2/97        165 SOLD                                  1.00           0.00         164.57        -164.57
 5/ 7/97      4,019 PURCHASED                             1.00           0.00      -4,018.53        4,018.53
 5/ 8/97      4,228 SOLD                                  1.00           0.00       4,228.36      -4,228.36
 5/12/97      6,092 PURCHASED                             1.00           0.00      -6,091.64       6,091.64
 5/14/97      6,107 PURCHASED                             1.00           0.00      -6,106.88       6,106.88
 5/15/97     12,199 SOLD                                  1.00           0.00      12,198.52     -12,198.52
 5/21/97      4,919 PURCHASED                             1.00           0.00      -4,918.86       4,918.86
 5/22/97      6,055 PURCHASED                             1.00           0.00      -6,055.47       6,055.47
 5/23/97     29,262 PURCHASED                             1.00           0.00     -29,261.78      29,261.78
 5/29/97    110,535 PURCHASED                             1.00           0.00    -110,534.88     110,534.88
 5/30/97    150,771 SOLD                                  1.00           0.00     150,770.99    -150,770.99
 6/ 3/97         57 PURCHASED                             1.00           0.00         -57.48          57.48
 6/ 5/97     10,859 PURCHASED                             1.00           0.00     -10,859.40      10,859.40
 6/ 6/97     10,917 SOLD                                  1.00           0.00      10,916.88     -10,916.88
 6/18/97        592 PURCHASED                             1.00           0.00        -592.24         592.24
 6/19/97     11,025 PURCHASED                             1.00           0.00     -11,025.38      11,025.38
 6/20/97     11,618 SOLD                                  1.00           0.00      11,617.62     -11,617.62
 6/25/97    243,260 PURCHASED                             1.00           0.00    -243,259.57     243,259.57
 6/26/97    243,260 SOLD                                  1.00           0.00     243,259.57    -243,259.57
 7/ 8/97      4,488 PURCHASED                             1.00           0.00      -4,487.68       4,487.68
 7/ 9/97      9,504 PURCHASED                             1.00           0.00      -9,504.31       9,504.31
 7/11/97      1,549 SOLD                                  1.00           0.00       1,549.13      -1,549.13
 7/15/97     12,443 SOLD                                  1.00           0.00      12,442.86     -12,442.86
 7/17/97     48,250 PURCHASED                             1.00           0.00     -48,249.92      48,249.92
 7/18/97     48,250 SOLD                                  1.00           0.00      48,249.92     -48,249.92
 7/21/97      1,361 PURCHASED                             1.00           0.00      -1,361.28       1,361.28
 7/23/97      8,930 PURCHASED                             1.00           0.00      -8,929.66       8,929.66
 7/24/97     10,291 SOLD                                  1.00           0.00      10,290.94     -10,290.94
 7/25/97      4,454 PURCHASED                             1.00           0.00      -4,453.64       4,453.64
 7/28/97      4,454 SOLD                                  1.00           0.00       4,453.64      -4,453.64
 7/31/97      2,829 PURCHASED                             1.00           0.00      -2,829.03       2,829.03
 8/ 1/97        893 SOLD                                  1.00           0.00         893.28        -893.28
 8/ 4/97         21 PURCHASED                             1.00           0.00         -21.06          21.06
 8/ 5/97      1,957 SOLD                                  1.00           0.00       1,956.81      -1,956.81
 8/ 6/97      9,993 PURCHASED                             1.00           0.00      -9,993.07       9,993.07
 8/ 7/97      9,993 SOLD                                  1.00           0.00       9,993.07      -9,993.07
 8/13/97      8,806 PURCHASED                             1.00           0.00      -8,805.98      8,80.6.98
 8/14/97      3,227 SOLD                                  1.00           0.00       3,226.67      -3,226.67
 8/18197      5,442 PURCHASED                             1.00           0.00      -5,441.81       5,441.81
 8/21/97      1,450 SOLD                                  1.00           0.00       1,449.81      -1,449.81
 8/22/97      9,791 PURCHASED                             1.00           0.00      -9,791.49       9,791.49
 8/26/97     55,394 PURCHASED                             1.00           0.00     -55,393.58      55,393.58
 8/27/97     69,616 SOLD                                  1.00           0.00      69,615.74     -69,615.74
 8/28/97      5,141 SOLD                                  1.00           0.00       5,140.64      -5,140.64
 9/ 3/97         33 PURCHASED                             1.00           0.00        -311.99          32.99
 9/ 8/97      9,731 PURCHASED                             1.00           0.00      -9,730.81       9,730.81
 9/ 9/97         30 SOLD                                  1.00           0.00          30.28         -30.28
 9/11/97      9,734 SOLD                                  1.00           0.00       9,733.52      -9,733.52
 9/12/97      7,051 PURCHASED                             1.00           0.00      -7,051.09       7,051.09
 9/15/97      7,051 SOLD                                  1.00           0.00       7,051.09      -7,051.09
 9/18/97      4,391 PURCHASED                             1.00           0.00      -4,391.19       4,391.19
 9/19/97     13,669 PURCHASED                             1.00           0.00     -13,669.19      13,669.19
 9/22/97     18,060 SOLD                                  1.00           0.00      18,060.38     -18,060.38
10/ 2/97         14 PURCHASED                             1.00           0.00         -14.47          14.47
10/ 7/97      7,704 PURCHASED                             1.00           0.00      -7,704.18       7,704.18
10/ 8/97      2,420 PURCHASED                             1.00           0.00      -2,420.07       2,420.07
10/14/97        785 SOLD                                  1.00           0.00         785.39        -785.39
10/16/97     63,590 PURCHASED                             1.00           0.00     -63,590.01      63,590.01
10/17/97     72,943 SOLD                                  1.00           0.00      72,943.34     -72,943.34
10/24/97      9,931 PURCHASED                             1.00           0.00      -9,931.14       9,931.14
10/28/97      9,931 SOLD                                  1.00           0.00       9,931.14      -9,931.14
ll/ 6/97      7,609 PURCHASED                             1.00           0.00      -7,608.84       7,608.84
11/ 7/97        923 SOLD                                  1.00           0.00         922.82        -922.82
11/10/97      1,121 SOLD                                  1.00           0.00       1,120.76      -1,120.76
11/12/97      5,565 SOLD                                  1.00           0.00       5,565.26      -5,565.26
11/13/97      5,546 PURCHASED                             1.00           0.00      -5,545.86       5,545.86
11/14/97      5,546 SOLD                                  1.00           0.00       5,545.86      -5,545.86
11/19/97      5,524 PURCHASED                             1.00           0.00      -5,523.92       5,523.92
11/20/97      5,524 SOLD                                  1.00           0.00       5,523.92      -5,523.92
12/ 1/97      5,558 PURCHASED                             1.00           0.00      -5,558.25       5,558.25
12/ 2/97      5,552 SOLD                                  1.00           0.00       5,551.64      -5,551.64
12/ 4/97     38,531 PURCHASED                             1.00           0.00     -38,531.33      38,531.33
12/ 5/97     28,545 SOLD                                  1.00           0.00      28,545.27     -28,545.27
12/ 9/97      9,993 SOLD                                  1.00           0.00       9,992.67      -9,992.67
12/10/97        806 PURCHASED                             1.00           0.00        -805.59         805.59
12/11/97      5,444 PURCHASED                             1.00           0.00      -5,444.37       5,444.37
12/12/97      6,250 SOLD                                  1.00           0.00       6,249.96      -6,249.96
12/19/97      9,834 PURCHASED                             1.00           0.00      -9,834.07       9,834.07
12/22/97      9,834 SOLD                                  1.00           0.00       9,834.07      -9,834.07
12/31/97      5,322 PURCHASED                             1.00           0.00      -5,321.83       5,321.83

                                                                               10,177,035.01

          GALAXY SMALL COMPANY EQUITY FUND-TR
          -----------------------------------
 1/10/97     15,708 PURCHASED                            18.50           0.00    -290,596.69     290,596.69
 1/16/97    174,752 PURCHASED                            18.66           0.00  -3,260,881.01   3,260,881.01
 1/17/97        214 PURCHASED                            18.70           0.00      -4,009.81       4,009.81
 1/23/97        586 PURCHASED                            18.84           0.00     -11,040.83      11,040.83
 1/31/97        325 PURCHASED                            18.73           0.00      -6,092.02       6,092.02
 2/ 5/97      1,608 PURCHASED                            18.45           0.00     -29,669.21      29,669.21
 21 6/97        453 PURCHASED                            18.38           0.00      -8,325.18       8,325.18
 2/13/97        331 PURCHASED                            18.18           0.00      -6,012.30       6,012.30
 2/21/97        412 PURCHASED                            17.88           0.00      -7,369.41       7,369.41
 2/24/97          2 PURCHASED                            17.80           0.00         -27.00          27.00
 2/27/97        352 PURCHASED                            17.15           0.00      -6,040.34       6,040.34
 3/ 5/97        532 PURCHASED                            17.17           0.00      -9,128.22       9,128.22
 3/ 6/97        794 SOLD                                 17.19           0.00      13,656.80     -14,387.70
 3/13/97        629 SOLD                                 16.77           0.00      10,543.36     -11,385.83
 3/21/97        767 PURCHASED                            16.38           0.00     -12,555.63      12,555.63
 4/ 2/97      7,039 SOLD                                 15.56           0.00     109,529.15    -127,455.05
 4/ 4/97      1,017 PURCHASED                            15.81           0.00     -16,072.14      16,072.14
 4/10/97      2,955 PURCHASED                            15.87           0.00     -46,903.16      46,903.16
 4/11/97        388 PURCHASED                            15.54           0.00      -6,024.66       6,024.66
 4/14/97          5 SOLD                                 15.47           0.00          82.44         -96.35
 4/17/97        382 PURCHASED                            15.45           0.00      -5,902.37       5,902.37
 4/21/97        330 PURCHASED                            15.26           0.00      -5,029.21       5,029.21
 4/25/97        141 PURCHASED                            15.14           0.00      -2,129.83       2,129.83
 5/ 1/97         24 PURCHASED                            15.53           0.00        -374.40         374.40
 5/ 7/97        257 PURCHASED                            16.48           0.00      -4,228.36      4,2288.36
 5/14/97        720 PURCHASED                            16.94           0.00     -12,198.52      12,198.52
 5/29/97      8,404 PURCHASED                            17.94           0.00    -150,770.99     150,770.99
 6/ 5/97        596 PURCHASED                            18.31           0.00     -10,916.88      10,916.88
 6/13/97         95 SOLD                                 18.48           0.00       1,752.35      -1,713.39
 6/19/97        619 PURCHASED                            18.77           0.00     -11,617.62      11,617.62
 6/24/97     12,618 SOLD                                 18.79           0.00     237,083.84    -228,002.80
 7/ 8/97        234 PURCHASED                            19.14           0.00      -4,487.68       4,487.68
 7/14/97        642 PURCHASED                            19.37           0.00     -12,442.86      12,442.86
 7/17/97      2,459 PURCHASED                            19.62           0.00     -48,249.92      48,249.92
 7/23/97        521 PURCHASED                            19.76           0.00     -10,290.94      10,290.94
 7/25/97        225 PURCHASED                            19.80           0.00      -4,453.64       4,453.64
 8/ 4/97         97 PURCHASED                            20.12           0.00      -1,956.81       1,956.81
 8/ 6/97        491 PURCHASED                            20.34           0.00      -9,993.07       9,993.07
 8/25/97      2,721 SOLD                                 20.36           0.00      55,393.58     -49,215.96
 8/27/97        249 PURCHASED                            20.63           0.00      -5,140.64       5,140.64
 9/12/97        327 PURCHASED                            21.55           0.00      -7,051.09       7,051.09
 9/18/97        199 PURCHASED                            22.04           0.00      -4,391.19       4,391.19
 9/19/97        817 PURCHASED                            22.11           0.00     -18,060.38      18,060.38
 9/24/97        376 SOLD                                 22.11           0.00       8,307.47      -6,802.43
 9/25/97        375 SOLD                                 22.14           0.00       8,312.75      -6,797.52
10/ 7/97        336 PURCHASED                            22.98           0.00      -7,718.65       7,718.65
10/16/97      3,233 PURCHASED                            22.56           0.00     -72,943.34      72,943.34
10/17/97        291 SOLD                                 22.14           0.00       6,433.86      -5,272.98
10/27/97        488 PURCHASED                            20.37           0.00      -9,931.14       9,931.14
ll/ 7/97        313 PURCHASED                            21.37           0.00      -6,686.02       6,686.02
11/10/97        260 PURCHASED                            21.37           0.00      -5,565.26       5,565.26
11/13/97        270 PURCHASED                            20.55           0.00      -5,545.86       5,545.86
11/19/97        266 PURCHASED                            20.75           0.00      -5,523.92       5,523.92
12/ 1/97        271 PURCHASED                            20.51           0.00      -5,558.25       5,558.25
12/ 3/97      1,880 SOLD                                 20.50           0.00      38,531.33     -34,128.75
12/ 8/97        477 PURCHASED                            20.96           0.00      -9,992.67       9,992.67
12/11/97        315 PURCHASED                            19.85           0.00      -6,249.96       6,249.96
             51,165 REINVESTED                            0.00           0.00    -890,785.31     890,785.31
12/12/97        506 SOLD                                 17.41           0.00       8,815.56      -9,196.54
12/19/97        569 PURCHASED                            17.27           0.00      -9,834.07       9,834.07
12/29/97        813 SOLD                                 17.55           0.00      14,275.21     -14,701.99

                                                                                5,599,486.16

                                 ASSETS DISPOSED
                                 ---------------

0005420500         CROSSAVER 401(K) & P/S PL SMALL CO         FROM 12/31/96 TO 12/31/97
SETTLEMENT  FACE VALUE OR  *------ D E S C R I P T 1 0 N ------*    PROCEEDS       BOOK        REALIZED
   DATE     NO. OF SHARES                                                          VALUE       GAIN/LOSS
           5,085,856.59    AUTOMATED CASH MANAGEMENT TRUST       5,085,856.59   5,085,856.59-       0.00
                           TOTAL DISPOSED FOR THE ABOVE PERIOD

03/07/97         794.46    GALAXY SMALL COMPANY EQUITY FUND-TR      13,656.80      14,387.70-      730.90-
03/14/97         628.70    GALAXY SMALL COMPANY EQUITY FUND-TR      10,543.36      11,385.83-      842.47-
04/03/97       7,039.15    GALAXY SMALL COMPANY EQUITY FUND-TR     109,529.15     127,455.05-    17925.90-
04/15/97           5.33    GALAXY SMALL COMPANY EQUITY FUND-TR          82.44          96.35-       13.91-
06/16/97          94.82    GALAXY SMALL COMPANY EQUITY FUND-TR       1,752.35       1,713.39-       38.96
06/25/97      12,617.55    GALAXY SMALL COMPANY EQUITY FUND-TR     237,083.84     228,002.80-     9081.04
08/26/97       2,720.71    GALAXY SMALL COMPANY EQUITY FUND-TR      55,393.58      49,215.96-     6177.62
09/25/97         375.73    GALAXY SMALL COMPANY EQUITY FUND-TR       8,307.47       6,802.43-     1505.04
09/26/97         375.46    GALAXY SMALL COMPANY EQUITY FUND-TR       8,312.75       6,797.52-     1515.23
10/20/97         290.60    GALAXY SMALL COMPANY EQUITY FUND-TR       6,433.86       5,272.98-     1160.88
12/04/97       1,879.58    GALAXY SMALL COMPANY EQUITY FUND-TR      38,531.33      34,128.75-     4402.58
12/15/97         506.35    GALAXY SMALL COMPANY EQUITY FUND-TR       8,815.56       9,196.54-      380.98-
12/30/97         813.40    GALAXY SMALL COMPANY EQUITY FUND-TR      14,275.21      14,701.99-      426.78-
                                                                 ------------   ------------      -------
                                                                 5,598,574.29   5,595,013.88-     3560.41

                 SCHEDULE OF REPORTABLE 5% TRANSACTIONS BY ISSUE
                 -----------------------------------------------
                   COMPUTED ON A 12/31/96 VALUE OF $953,972.78

0005422100    CROSSAVER 401(K) & P/S PL INTERN'L              FROM 12/31/96 TO 12/31/97
                                                   PURCH/SALE    TRANSACTION   PURCHASE/SALE        BOOK
TRADE DATE  SHARES/PV                                PRICE         EXPENSE       PROCEEDS           VALUE
          FLEET MONEY MARKET DEPOSIT A/C-RI
          -----------------------------------
 1/ 3/97        779 PURCHASED                             1.00           0.00        -779.29         779.29
 1/ 6/97      6,955 PURCHASED                             1.00           0.00      -6,955.48       6,955.48
 1/ 9/97        790 PURCHASED                             1.00           0.00        -790.09         790.09
 1/10/97    952,625 PURCHASED                             1.00           0.00    -952,624.89     952,624.89
 1/13/97    961,150 SOLD                                  1.00           0.00     961,149.75    -961,149.75
 1/17/97        236 PURCHASED                             1.00           0.00        -235.71         235.71
 1/21/97        236 SOLD                                  1.00           0.00         235.71        -235.71
 1/23/97      2,156 PURCHASED                             1.00           0.00      -2,156.02       2,156.02
 1/24/97      2,156 SOLD                                  1.00           0.00       2,156.02      -2,156.02
 1/31/97        771 PURCHASED                             1.00           0.00        -770.56         770.56
 2/ 3/97        771 SOLD                                  1.00           0.00         770.56        -770.56
 2/ 4/97        379 PURCHASED                             1.00           0.00        -379.32         379.32
 2/ 5/97      4,269 PURCHASED                             1.00           0.00      -4,268.69       4,268.69
 2/ 6/97      3,488 SOLD                                  1.00           0.00       3,488.14      -3,488.14
 2/ 7/97      1,160 SOLD                                  1.00           0.00       1,159.87      -1,159.87
 2/12/97          8 PURCHASED                             1.00           0.00          -8.31           8.31
 2/13/97        755 PURCHASED                             1.00           0.00        -754.55         754.55
 2114/97        763 SOLD                                  1.00           0.00         762.86        -762.86
 2/21/97      3,441 PURCHASED                             1.00           0.00      -3,440.77       3,440.77
 2/24/97      3,441 SOLD                                  1.00           0.00       3,440.77      -3,440.77
 2/27/97        803 PURCHASED                             1.00           0.00        -803.11         803.11
 2/28/97        803 SOLD                                  1.00           0.00         803.11        -803.11
 3/ 4/97          2 PURCHASED                             1.00           0.00          -2.49           2.49
 3/ 5/97      2,142 PURCHASED                             1.00           0.00      -2,141.78       2,141.78
 3/ 6/97      2,144 SOLD                                  1.00           0.00       2,144.27      -2,144.27
 3/14/97        757 PURCHASED                             1.00           0.00        -757.35         757.35
 3/18/97        757 SOLD                                  1.00           0.00         757.35        -757.35
 3/19/97          8 PURCHASED                             1.00           0.00          -8.32           8.32
 3/21/97      2,334 PURCHASED                             1.00           0.00      -2,333.67       2,333.67
 3/24/97      2,342 SOLD                                  1.00           0.00       2,341.99      -2,341.99
 3/27/97        785 PURCHASED                             1.00           0.00        -784.89         784.89
 4/ 1/97    102,467 PURCHASED                             1.00           0.00    -102,467.24     102,467.24
 4/ 2/97          2 PURCHASED                             1.00           0.00          -2.05           2.05
 4/ 3/97      2,719 PURCHASED                             1.00           0.00      -2,719.23       2,719.23
 4/ 4/97     89,462 PURCHASED                             1.00           0.00     -89,462.21      89,462.21
 4/ 7/97    195,436 SOLD                                  1.00           0.00     195,435.62    -195,435.62
 4/10/97      8,234 PURCHASED                             1.00           0.00      -8,234.01       8,234.01
 4/11/97      7,417 SOLD                                  1.00           0.00       7,417.14      -7,417.14
 4/14/97        817 SOLD                                  1.00           0.00         816.87        -816.87
 4/17/97        769 PURCHASED                             1.00           0.00        -768.93         768.93
 4/18/97        769 SOLD                                  1.00           0.00         768.93        -768.93
 4/21/97      l,412 PURCHASED                             1.00           0.00      -1,411.67       1,411.67
 4/22/97      1,412 SOLD                                  1.00           0.00       1,411.67      -1,411.67
 4/25/97        587 PURCHASED                             1.00           0.00        -586.89         586.89
 4/28/97        587 SOLD                                  1.00           0.00         586.89        -586.89
 5/ 1/97        825 PURCHASED                             1.00           0.00        -824.55         824.55
 5/ 2/97        708 SOLD                                  1.00           0.00         707.70        -707.70
 5/ 7/97      1,403 PURCHASED                             1.00           0.00      -1,402.77       1,402.77
 5/ 8/97      1,520 SOLD                                  1.00           0.00       1,519.62      -1,519.62
 5/12/97        817 PURCHASED                             1.00           0.00        -816.96         816.96
 5/14/97        832 PURCHASED                             1.00           0.00        -831.89         831.89
 5/15/97      1,649 SOLD                                  1.00           0.00       1,648.85      -1,648.85
 5/21/97      2,447 PURCHASED                             1.00           0.00      -2,447.47       2,447.47
 5/22/97        795 PURCHASED                             1.00           0.00        -794.65         794.65
 5/23/97      2,814 PURCHASED                             1.00           0.00      -2,814.32       2,814.32
 5/29/97     59,607 PURCHASED                             1.00           0.00     -59,607.28      59,607.28
 5/30/97     65,664 SOLD                                  1.00           0.00      65,663.72     -65,663.72
 6/ 3/97         15 PURCHASED                             1.00           0.00         -14.94          14.94
 6/ 5/97      2,188 PURCHASED                             1.00           0.00      -2,187.56       2,187.56
 6/ 6/97      2,203 SOLD                                  1.00           0.00       2,202.50      -2,202.50
 6/19/97      2,268 PURCHASED                             1.00           0.00      -2,267.62       2,267.62
 6/20/97      2,268 SOLD                                  1.00           0.00       2,267.62      -2,267.62
 6/25/97        814 PURCHASED                             1.00           0.00        -813.79         813.79
 6/26/97        814 SOLD                                  1.00           0.00         813.79        -813.79
 7/ 2/97          1 PURCHASED                             1.00           0.00          -0.70           0.70
 7/ 8/97      1,451 PURCHASED                             1.00           0.00      -1,450.81       1,450.81
 7/ 9/97        530 PURCHASED                             1.00           0.00        -529.88         529.88
 7/11/97        594 SOLD                                  1.00           0.00         594.03        -594.03
 7/15/97      1,387 SOLD                                  1.00           0.00       1,387.36      -1,387.36
 7/17/97      8,947 PURCHASED                             1.00           0.00      -8,947.04       8,947.04
 7/18/97      8,947 SOLD                                  1.00           0.00       8,947.04      -8,947.04
 7/23/97      3,353 PURCHASED                             1.00           0.00      -3,352.88       3,352.88
 7/24/97      3,353 SOLD                                  1.00           0.00       3,352.88      -3,352.88
 7/25/97        662 PURCHASED                             1.00           0.00        -662.07         662.07
 7/28/97        662 SOLD                                  1.00           0.00         662.07        -662.07
 7/31/97        291 PURCHASED                             1.00           0.00        -290.54         290.54
 8/ 4/97          3 PURCHASED                             1.00           0.00          -3.37           3.37
 8/ 5/97        294 SOLD                                  1.00           0.00         293.91        -293.91
 8/ 6/97      2,445 PURCHASED                             1.00           0.00      -2,444.73       2,444.73
 8/ 7/97      2,445 SOLD                                  1.00           0.00       2,444.73      -2,444.73
 8/13/97      8,172 PURCHASED                             1.00           0.00      -8,172.27       8,172.27
 8/18/97        861 PURCHASED                             1.00           0.00        -860.94         860.94
 8/22/97      2,378 PURCHASED                             1.00           0.00      -2,378.10       2,378.10
 8/27/97     28,001 PURCHASED                             1.00           0.00     -28,001.21      28,001.21
 8/28/97     39,413 SOLD                                  1.00           0.00      39,412.52     -39,412.52
 9/ 3/97         24 PURCHASED                             1.00           0.00         -23.59          23.59
 9/ 5/97         24 SOLD                                  1.00           0.00          23.59         -23.59
 9/ 8/97      1,701 PURCHASED                             1.00           0.00      -1,701.01       1,701.01
 9/ 9/97      1,701 SOLD                                  1.00           0.00       1,701.01      -1,701.01
 9/12/97        830 PURCHASED                             1.00           0.00        -830.42         830.42
 9/15/97        830 SOLD                                  1.00           0.00         830.42        -830.42
 9/18/97      1,452 PURCHASED                             1.00           0.00      -1,452.48       1,452.48
 9/19/97     12,020 PURCHASED                             1.00           0.00     -12,020.28      12,020.28
 9/22/97     13,473 SOLD                                  1.00           0.00      13,472.76     -13,472.76
 9/30/97        201 PURCHASED                             1.00           0.00        -200.97         200.97
10/ 2/97          6 PURCHASED                             1.00           0.00          -6.12           6.12
10/ 7/97      1,607 PURCHASED                             1.00           0.00      -1,606.59       1,606.59
10/ 8/97        782 PURCHASED                             1.00           0.00        -781.50         781.50
10/16/97    171,146 PURCHASED                             1.00           0.00    -171,146.20     171,146.20
10/17/97    172,912 SOLD                                  1.00           0.00     172,911.94    -172,911.94
10/22/97        829 SOLD                                  1.00           0.00         829.44        -829.44
10/24/97      2,560 PURCHASED                             1.00           0.00      -2,559.76       2,559.76
10/28/97      2,560 SOLD                                  1.00           0.00       2,559.76      -2,559.76
11/ 6/97      1,620 PURCHASED                             1.00           0.00      -1,620.37       1,620.37
11/10/97        537 SOLD                                  1.00           0.00         537.10        -537.10
11/12/97      1,083 SOLD                                  1.00           0.00       1,083.27      -1,083.27
11/13/97      1,078 PURCHASED                             1.00          .0.00      -1,078.03       1,078.03
11/14/97      1,078 SOLD                                  1.00           0.00       1,078.03      -1,078.03
11/19/97      2,432 PURCHASED                             1.00           0.00      -2,432.02       2,432.02
11/20/97      2,432 SOLD                                  1.00           0.00       2,432.02      -2,432.02
12/ 1/97      1,089 PURCHASED                             1.00           0.00      -1,088.68       1,088.68
12/ 2/97      1,087 SOLD                                  1.00           0.00       1,087.07      -1,087.07
12/ 5/97     26,169 PURCHASED                             1.00           0.00     -26,169.49      26,169.49
12/ 9/97     26,171 SOLD                                  1.00           0.00      26,171.10     -26,171.10
12/10/97        403 PURCHASED                             1.00           0.00        -402.79         402.79
12/11/97      1,068 PURCHASED                             1.00           0.00      -1,067.73       1,067.73
12/12/97      1,471 SOLD                                  1.00           0.00       1,470.52      -1,470.52
12/19/97      2,364 PURCHASED                             1.00           0.00      -2,363.86       2,363.86
12/22/97      2,364 SOLD                                  1.00           0.00       2,363.86      -2,363.86
12/29/97      2,518 PURCHASED                             1.00           0.00      -2,517.70       2,517.70
12/30/97      2,518 SOLD                                  1.00           0.00       2,517.70      -2,517.70
12/31/97      1,051 PURCHASED                             1.00           0.00      -1,050.56       1,050.56

                                                                                3,098,321.46
          GALAXY FD INTL EQUITY CLASS G -TRUST
          -----------------------------------
 1/10/97     69,953 PURCHASED                            13.74           0.00    -961,149.75     961,149.75
 1/17/97         17 PURCHASED                            14.00           0.00        -235.71         235.71
 1/23/97        155 PURCHASED                            13.91           0.00      -2,156.02       2,156.02
 1/31/97         56 PURCHASED                            13.83           0.00        -770.56         770.56
 2/ 5/97        337 PURCHASED                            13.80           0.00      -4,648.01       4,648.01
 2/ 6/97         84 PURCHASED                            13.81           0.00      -1,159.87       1,159.87
 2/13/97         54 PURCHASED                            14.02           0.00        -762.86         762.86
 2/21/97        244 PURCHASED                            14.08           0.00      -3,440.77       3,440.77
 2/27/97         57 PURCHASED                            14.04           0.00        -803.11         803.11
 3/ 5/97        153 PURCHASED                            14.02           0.00      -2,144.27       2,144.27
 3/17/97         54 PURCHASED                            13.92           0.00        -757.35         757.35
 3/21/97        169 PURCHASED                            13.86           0.00      -2,341.99       2,341.99
 4/ 3/97      7,613 PURCHASED                            13.92           0.00    -105,973.41     105,973.41
 4/ 4/97     13,960 PURCHASED                            14.00           0.00    -195,435.62     195,435.62
 4/10/97        587 PURCHASED                            14.03           0.00      -8,234.01       8,234.01
 4/11/97         58 PURCHASED                            13.97           0.00        -816.87         816.87
 4/17/97         55 PURCHASED                            14.05           0.00        -768.93         768.93
 4/21/97        100 PURCHASED                            14.16           0.00      -1,411.67       1,411.67
 4/25/97         42 PURCHASED                            14.12           0.00        -586.89         586.89
 5/ 1/97         57 PURCHASED                            14.39           0.00        -824.55         824.55
 5/ 7/97        103 PURCHASED                            14.75           0.00      -1,519.62       1,519.62
 5/14/97        109 PURCHASED                            15.18           0.00      -1,648.85       1,648.85
 5/29/97      4,278 PURCHASED                            l5.35           0.00     -65,663.72      65,663.72
 6/ 5/97        142 PURCHASED                            15.54           0.00      -2,202.50       2,202.50
 6/13/97          1 SOLD                                 15.86           0.00          16.35         -14.16
 6/19/97        141 PURCHASED                            16.07           0.00      -2,267.62       2,267.62
 6/25/97      7,612 PURCHASED                            16.40           0.00    -124,842.77     124,842.77
 7/ 8/97         87 PURCHASED                            16.76           0.00      -1,451.51       1,451.51
 7/14/97         82 PURCHASED                            16.84           0.00      -1,387.36       1,387.36
 7/17/97        529 PURCHASED                            16.92           0.00      -8,947.04       8,947:04
 7/23/97        197 PURCHASED                            16.99           0.00      -3,352.88       3,352.88
 7/25/97         39 PURCHASED                            16.90           0.00        -662.07         662.07
 8/ 4/97         17 PURCHASED                            16.80           0.00        -293.91         293.91
 8/ 6/97        144 PURCHASED                            16.94           0.00      -2,444.73       2,444.73
 8/27/97      2,439 PURCHASED                            16.16           0.00     -39,412.52      39,412.52
 9/ 8/97        104 PURCHASED                            16.36           0.00      -1,701.01       1,701.01
 9/12/97         52 PURCHASED                            16.03           0.00        -830.42         830.42
 9/18/97         88 PURCHASED                            16.53           0.00      -1,452.48       1,452.48
 9/19/97        815 PURCHASED                            16.53           0.00     -13,472.76      13,472.76
 9/24/97        487 SOLD                                 16.91           0.00       8,240.91      -6,783.12
 9/25/97        805 SOLD                                 16.97           0.00      13,664.36     -11,207.42
10/ 7/97        106 PURCHASED                            17.18           0.00      -1,813.68       1,813.68
10/16/97     10,281 PURCHASED                            16.90           0.00    -173,741.38     173,741.38
10/21/97         50 PURCHASED                            16.58           0.00        -829.44         829.44
10/27/97        167 PURCHASED                            15.35           0.00      -2,559.76       2,559.76
11/ 7/97        106 PURCHASED                            15.24           0.00      -1,620.37       1,620.37
11/10/97         72 PURCHASED                            15.04           0.00      -1,083.27       1,083.27
11/13/97         73 PURCHASED                            14.72           0.00      -1,078.03       1,078.03
11/19/97        162 PURCHASED                            15.01           0.00      -2,432.02       2,432.02
12/ 1/97         70 PURCHASED                            15.55           0.00      -1,088.68       1,088.68
12/ 8/97      1,670 PURCHASED                            15.67           0.00     -26,171.10      26,171.10
12/11/97         97 PURCHASED                            15.23           0.00      -1,470.52       1,470.52
              5,917 REINVESTED                            0.00           0.00     -86,973.44      86,973.44
12/19/97        160 PURCHASED                            14.81           0.00      -2,363.86       2,363.86
12/29/97        166 PURCHASED                            15.14           0.00      -2,517.70       2,517.70

                                                                                1,895,640.86

                                 ASSETS DISPOSED
                                 ---------------

0005422100         CROSSAVER 401(K) & P/S PL INTERN'L         FROM 12/31/96 TO 12/31/97
SETTLEMENT  FACE VALUE OR  *------ D E S C R I P T 1 0 N ------*    PROCEEDS        BOOK         REALIZED
   DATE     NO. OF SHARES                                                           VALUE        GAIN/LOSS
           1,548,635.45    AUTOMATED CASH MANAGEMENT TRUST       1,548,635.45   1,548,635.45-        0.00
                           TOTAL DISPOSED FOR THE ABOVE PERIOD

06/16/97           1.03    GALAXY FD INTL EQUITY CLASS G -TRUST         16.35          14.16-        2.19
09/25/97         487.34    GALAXY FD INTL EQUITY CLASS G -TRUST      8,240.91       6,783.12-     1457.79
09/26/97         805.21    GALAXY FD INTL EQUITY CLASS G -TRUST     13,664.36      11,207.42-     2456.94

                                                                 ------------   ------------     --------
                                                                 1,570,557.07   1,566,640.15-     3916.92


                 SCHEDULE OF REPORTABLE 5% TRANSACTIONS BY ISSUE
                 -----------------------------------------------

                  COMPUTED ON A 12/31/96 VALUE OF $1,265,851.21

8009900500    CROSSAVER 401(K) & P/S PL STOCK                 FROM 12/31/96 TO 12/31/97
                                                   PURCH/SALE    TRANSACTION     PURCHASE/SALE        BOOK
TRADE DATE  SHARES/PV                                PRICE         EXPENSE        PROCEEDS           VALUE
          CROSS A T CO CL A COM
          -----------------------------------
 1/ 3/97     40,890 SOLD                                 11.44       2,453.40     467,765.92    -684,240.57
 1/ 6/97        180 SOLD                                 11.38          21.60       2,048.33      -3,012.06
 2/ 4/97        975 PURCHASED                            12.07          68.25     -11,768.25      11,768.25
 3/24/97     11,700 SOLD                                 10.83         702.00     126,659.95    -195,009.30
 3/26/97        310 SOLD                                 10.38          37.20       3,217.69      -5,166.91
 4/ 3/97      9,700 PURCHASED                            10.41         679.00    -101,015.80     101,015.80
 4/ 4/97      6,150 PURCHASED                            10.56         430.50     -64,937.85      64,937.85
 4/10/97        130 PURCHASED                            10.49          15.60      -1,364.35       1,364.35
 5/ 1/97        100 PURCHASED                            10.00          12.00        -999.50         999.50
 5/22/97      9,400 SOLD                                 10.43         658.00      98,038.71    -143,788.65
 5/23/97         40 SOLD                                 10.25           4.80         410.18        -611.87
 6/26/97        711 PURCHASED                            12.00          85.32      -8,528.45       8,528.45
 8/27/97     ll,687 PURCHASED                             9.56         701.22    -111,704.35     111,704.35
10/ 7/97      2,650 SOLD                                  9.14         185.50      24,233.43     -37,916.18
10/ 9/97        100 SOLD                                  9.19          12.00         919.21      -1,430.80
11/10/97        200 PURCHASED                             9.75          24.00      -1,949.00       1,949.00
11/18/97        500 PURCHASED                             9.78          60.00      -4,891.50       4,891.50
11/19/97        110 PURCHASED                            10.25          13.20      -1,126.95       1,126.95

                                                                                1,031,579.42
          FLEET MONEY MARKET DEPOSIT A/C-RI
          -----------------------------------
 1/ 3/97          1 PURCHASED                             1.00           0.00          -1.19           1.19
 1/ 8/97    467,766 PURCHASED                             1.00           0.00    -467,765.92     467,765.92
 1/ 9/97      2,211 PURCHASED                             1.00           0.00      -2,210.94       2,210.94
 1/10/97    469,809 SOLD                                  1.00           0.00     469,808.81    -469,808.81
 1/17/Q7        157 PURCHASED                             1.00           0.00        -157.08         157.08
 1/23/97        348 PURCHASED                             1.00           0.00        -348.47         348.47
 1/31/97        148 PURCHASED                             1.00           0.00        -147.62         147.62
 2/ 4/97     10,953 PURCHASED                             1.00           0.00     -10,953.43      10,953.43
 2/ 6/97        340 PURCHASED                             1.00           0.00        -340.04         340.04
 2/ 7/97     11,768 SOLD                                  1.00           0.00      11,768.25     -11,768.25
 2/13/97        142 PURCHASED                             1.00           0.00        -142.33         142.33
 2/21/97        426 PURCHASED                             1.00           0.00        -425.92         425.92
 2/27/97        368 SOLD                                  1.00           0.00         368.25        -368.25
 3/ 4/97          8 PURCHASED                             1.00           0.00          -7.50           7.50
 3/ 5/97        334 PURCHASED                             1.00           0.00        -334.02         334.02
 3/14/97        141 PURCHASED                             1.00           0.00        -141.30         141.30
 3/21/97        353 PURCHASED                             1.00           0.00        -353.40         353.40
 3/27/97    126,811 PURCHASED                             1.00           0.00    -126,810.79     126,810.79
 4/ 1/97    127,230 SOLD                                  1.00           0.00     127,230.29    -127,230.29
 4/ 2/97         86 PURCHASED                             1.00           0.00         -85.91          85.91
 4/ 3/97    102,003 PURCHASED                             1.00           0.00    -102,002.80     102,002.80
 4/ 4/97     63,173 PURCHASED                             1.00           0.00     -63,172.50      63,172.50
 4/ 8/97    101,016 SOLD                                  1.00           0.00     101,015.80    -101,015.80
 4/ 9/97     64,938 SOLD                                  1.00           0.00      64,937.85     -64,937.85
 4/10/97      1,183 PURCHASED                             1.00           0.00      -1,182.67       1,182.67
 4/11/97        161 PURCHASED                             1.00           0.00        -161.22         161.22
 4/15/97      1,364 SOLD                                  1.00           0.00       1,364.35      -1,364.35
 4/17/97        159 PURCHASED                             1.00           0.00        -159.48         159.48
 4/21/97        328 PURCHASED                             1.00           0.00        -328.45         328.45
 4/25/97        163 PURCHASED                             1.00           0.00        -163.24         163.24
 5/ 1/97        162 PURCHASED                             1.00           0.00        -162.04         162.04
 5/ 2/97        110 PURCHASED                             1.00           0.00        -110.48         110.48
 5/ 6/97      1,000 SOLD                                  1.00           0.00         999.50        -999.50
 5/ 7/97        229 PURCHASED                             1.00           0.00        -229.02         229.02
 5112/97        160 PURCHASED                             1.00           0.00        -160.03         160.03
 5/13/97        578 SOLD                                  1.00           0.00         577.50        -577.50
 5/14/97        163 PURCHASED                             1.00           0.00        -163.01         163.01
 5/20/97     11,636 PURCHASED                             1.00           0.00     -11,636.48      11,636.48
 5/21/97        328 PURCHASED                             1.00           0.00        -328.45         328.45
 5/22/97        160 PURCHASED                             1.00           0.00        -159.55         159.55
 5/23/97        693 PURCHASED                             1.00           0.00        -692.61         692.61
 5/28/97     98,039 PURCHASED                             1.00           0.00     -98,038.71      98,038.71
 5/29/97    110,732 SOLD                                  1.00           0.00     110,732.13    -110,732.13
 6/ 3/97         30 PURCHASED                             1.00           0.00         -30.36          30.36
 6/ 5/97        488 PURCHASED                             1.00           0.00        -488.19         488.19
 6/13/97        158 PURCHASED                             1.00           0.00        -158.40         158.40
 6/19/97        466 PURCHASED                             1.00           0.00        -465.63         465.63
 6/24/97          8 SOLD                                  1.00           0.00           7.52          -7.52
 6/25/97        162 PURCHASED                             1.00           0.00        -162.08         162.08
 6/26/97      7,282 PURCHASED                             1.00           0.00      -7,281.97       7,281.97
 7/ 1/97      8,528 SOLD                                  1.00           0.00       5,528.45      -8,528.45
 7/ 2/97         10 PURCHASED                             1.00           0.00         -10.08          10.08
 7/ 8/97        312 PURCHASED                             1.00           0.00        -312.23         312.23
 7/ 9/97        363 PURCHASED                             1.00           0.00        -363.33         363.33
 7/17/97      1,635 PURCHASED                             1.00           0.00      -1,635.48       1,635.48
 7/21/97        798 SOLD                                  1.00           0.00         797.50        -797.50
 7/23/97        406 PURCHASED                             1.00           0.00        -406.45         406.45
 7/25/97        179 PURCHASED                             1.00           0.00        -178.72         178.72
 7/31/97        174 PURCHASED                             1.00           0.00        -174.30         174.30
 8/ 4/97          7 PURCHASED                             1.00           0.00          -7.39           7.39
 8/ 6/97        518 PURCHASED                             1.00           0.00        -518.32         518.32
 8/18/97        185 PURCHASED                             1.00           0.00        -184.72         184.72
 8/19/97      4,682 PURCHASED                             1.00           0.00      -4,681.76       4,681.76
 8/22/97        516 PURCHASED                             1.00           0.00        -515.57         515.57
 8/27/97    103,396 PURCHASED                             1.00           0.00    -103,395.75     103,395.75
 9/ 2/97    111,612 SOLD                                  1.00           0.00     111,612.20    -111,612.20
 9/ 8/97        492 PURCHASED                             1.00           0.00        -491.71         491.71
 9/12/97      5,692 PURCHASED                             1.00           0.00      -5,692.00       5,692.00
 9/18/97        338 PURCHASED                             1.00           0.00        -338.27         338.27
 9/19/97        154 PURCHASED                             1.00           0.00        -153.57         153.57
 9/24/97        158 PURCHASED                             1.00           0.00        -158.15         I58.15
 9/25/97      1,683 PURCHASED                             1.00           0.00      -1,682.89       1,682.89
10/ 2/97         35 PURCHASED                             1.00           0.00         -35.47          35.47
10/ 7/97        158 PURCHASED                             1.00           0.00        -157.73         157.73
10/ 8/97        489 PURCHASED                             1.00           0.00        -489.19         489.19
10/10/97     24,233 PURCHASED                             1.00           0.00     -24,233.43      24,233.43
10/15/97        919 PURCHASED                             1.00           0.00        -919.21         919.21
10/l6/97     33,354 SOLD                                  1.00           0.00      33,354.09     -33,354.09
10/17/97        151 PURCHASED                             1.00           0.00        -150.98         150.98
10/20/97        498 SOLD                                  1.00           0.00         497.50        -497.50
10/24/97        435 PURCHASED                             1.00           0.00        -434.93         434.93
ll/ 4/97         42 PURCHASED                             1.00           0.00         -41.58          41.58
ll/ 6/97        438 PURCHASED                             1.00           0.00        -438.26         438.26
11/10/97        151 PURCHASED                             1.00           0.00        -150.56         150.56
11/13/97        152 PURCHASED                             1.00           0.00        -151.63         151.63
11/14/97      1,949 SOLD                                  1.00           0.00       1,949.00      -1,949.00
11/18/97      5,397 PURCHASED                             1.00           0.00      -5,396.72       5,396.72
11/19/97        439 PURCHASED                             1.00           0.00        -438.96         438.96
11/21/97      4,892 SOLD                                  1.00           0.00       4,891.50      -4,891.50
11/24/97      1,127 SOLD                                  1.00           0.00       1,126.95      -1,126.95
12/ 1/97        150 PURCHASED                             1.00           0.00        -149.68         149.68
121 2/97          7 PURCHASED                             1.00           0.00          -7.15           7.15
12/ 5/97        486 SOLD                                  1.00           0.00         486.47        -486.47
12/11/97        148 PURCHASED                             1.00           0.00        -147.54         147.54
12/19/97        440 PURCHASED                             1.00           0.00        -440.25         440.25
12/29/97        430 PURCHASED                             1.00           0.00        -429.62         429.62
12/31/97        150 PURCHASED                             1.00           0.00        -150.13         150.13

                                                                                2,104,980.85

                SCHEDULE OF REPORTABLE 5% TRANSACTIONS BY BROKER
                ------------------------------------------------
                  COMPUTED ON A 12/31/96 VALUE OF $1,265,851.21


8009900500    CROSSAVER 401(K) & P/S PL STOCK                 FROM 12/31/96 TO 12/31/97
                                                                 TRANSACTION                         BOOK
TRADE DATE  SHARES/PV                                              EXPENSE          CASH             VALUE
          ADAMS, HARKNESS & HILL, INC
          -----------------------------------
 4/ 3/97      9,700 B CROSS A T CO CL A COM                            679.00    -101,015.80     101,015.80

                                                                       679.00     101,015.80
          ESI SECURITIES COMPANY
          -----------------------------------
 1/ 6/97      180 S CROSS A T CO CL A COM                               21.60       2,048.33      -3,012.06
 2/ 4/97      975 B CROSS A T CO CL A COM                               68.25     -11,768.25      11,768.25
 4/ 4/97    6,150 B CROSS A T CO CL A COM                              430.50     -64,937.85      64,937.85
 4/10/97      130 B CROSS A T CO CL A COM                               15.60      -1,364.35       1,364.35
 5/23/97       40 S CROSS A T CO CL A COM                                4.80         410.18        -611.87
 6/26/97      711 B CROSS A T CO CL A COM                               85.32      -8,528.45       8,528.45
 8/27/97   11,687 B CROSS A T CO CL A COM                              701.22    -111,704.35     111,704.35
10/ 7/97    2,650 S CROSS A T CO CL A COM                              185.50      24,233.43     -37,916.18
10/ 9/97      100 S CROSS A T CO CL A COM                               12.00         919.21      -1,430.80
11/18/97      500 B CROSS A T CO CL A COM                               60.00      -4,891.50       4,891.50
11/19/97      110 B CROSS A T CO CL A COM                               13.20      -1,126.95       1,126.95

                                                                     1,597.99     231,932.85
          JEFFERIES_& COMPANY, INC
          -----------------------------------
5/22/97     9,400 S CROSS A T CO CL A COM                              658.00      98,038.71    -143,788.65

                                                                       658.00      98,038.71
          WEEDEN & CO
          -----------------------------------
 1/ 3/97   40,890 S CROSS A T CO CL A COM                            2,453.40     467,765.92    -684,240.57
 3/24/97   11,700 S CROSS A T CO CL A COM                              702.00     126,659.95    -195,009.30

                                                                     3,155.40     594,425.87

                                 ASSETS DISPOSED
                                 ---------------

8009900500         CROSSAVER 401(K) & P/S PL STOCK            FROM 12/31/96 TO 12/31/97
SETTLEMENT  FACE VALUE OR  *------ D E S C R I P T 1 0 N ------*    PROCEEDS       BOOK          REALIZED
   DATE     NO. OF SHARES                                                          VALUE         GAIN/LOSS
           1,052,053.91    AUTOMATED CASH MANAGEMENT TRUST       1,052,OS3.91   1,052,O53.91-        0.00
                           TOTAL DISPOSED FOR THE ABOVE PERIOD

01/08/97      40,890.00    CROSS A T CO CL A COM                   467,765.92     684,240.57-   216474.65-
01/09/97         180.00    CROSS A T CO CL A COM                     2,048.33       3,012.06-      963.73-
03/27/97      11,700.00    CROSS A T CO CL A COM                   126,659.95     195,009.30-    68349.35-
04/01/97         310.00    CROSS A T CO CL A COM                     3,217.69       5,166.91-     1949.22-
05/28/97       9,400.00    CROSS A T CO CL A COM                    98,038.71     143,788.61-    45749.94-
05/29/97          40.00    CROSS A T CO CL A COM                       410.18         611.87-      201.69-
10/10/97       2,650.00    CROSS A T CO CL A COM                    24,233.43      37,916.18-    13682.75-
10/15/97         100.00    CROSS A T CO CL A COM                       919.21       1,430.80-      511.59-

                                                                 ------------   ------------    ---------
                                                                 1,775,347.33   2,123,230.25-   347882.92-

                 SCHEDULE OF REPORTABLE 5% TRANSACTIONS BY ISSUE
                 -----------------------------------------------
                  COMPUTED ON A 12/31/96 VALUE OF $1,113,802.25

8025700900    CROSSAVER 401(K) & P/S PL LOAN                  FROM 12/31/96 TO 12/31/97
                                                   PURCH/SALE    TRANSACTION   PURCHASE/SALE        BOOK
TRADE DATE  SHARES/PV                                PRICE         EXPENSE       PROCEEDS           VALUE
          FLEET MONEY MARKET DEPOSIT AIC-RI
          -----------------------------------
 1/ 3/97      8,986 PURCHASED                             1.00           0.00      -8,986.01       8,986.01
 1/ 9/97      8,469 PURCHASED                             1.00           0.00      -8,468.93       8,468.93
 1/10/97      2,284 PURCHASED                             1.00           0.00      -2,283.66       2,283.66
 1/17/97      8,468 PURCHASED                             1.00           0.00      -8,468.12       8,468.12
 1/23/97     10,752 PURCHASED                             1.00           0.00     -10,752.27      10,752.27
 1/31/97      8,348 PURCHASED                             1.00           0.00      -8,347.97       8,347.97
 2/ 4/97        556 PURCHASED                             1.00           0.00        -556.37         556.37
 2/ 5/97    127,634 SOLD                                  1.00           0.00     127,633.69    -127,633.69
 2/ 6/97     10,667 PURCHASED                             1.00           0.00     -10,667.15      10,667.15
 2/13/97      8,467 PURCHASED                             1.00           0.00      -8,466.74       8,466.74
 2/21/97     10,786 PURCHASED                             1.00           0.00     -10,785.79      10,785.79
 2/27/97      8,367 PURCHASED                             1.00           0.00      -8,367.42       8,367.42
 3/ 4/97        257 PURCHASED                             1.00           0.00        -256.66         256.66
 3/ 5/97     10,722 PURCHASED                             1.00           0.00     -10,722.11      10,722.11
 3/ 7/97      1,645 SOLD                                  1.00           0.00       1,645.32      -1,645.32
 3/14/97      8,709 PURCHASED                             1.00           0.00      -8,709.28       8,709.28
 3/19/97      1,645 PURCHASED                             1.00           0.00      -1,645.32       1,645.32
 3/21/97     10,748 PURCHASED                             1.00           0.00     -10,747.72      10,747.72
 3/27/97      8,690 PURCHASED                             1.00           0.00      -8,690.44       8,690.44
 4/ 2/97        370 PURCHASED                             1.00           0.00        -370.23         370.23
 4/ 3/97     10,930 PURCHASED                             1.00           0.00     -10,930.09      10,930.09
 4/11/97      8,536 PURCHASED                             1.00           0.00      -8,536.13       8,536.13
 4/17/97      8,503 PURCHASED                             1.00           0.00      -8,502.86       8,502.86
 4/21/97      2,284 PURCHASED                             1.00           0.00      -2,283.66       2,283.66
 4/25/97      8,625 PURCHASED                             1.00           0.00      -8,624.64       8,624.64
 5/ 1/97      8,769 PURCHASED                             1.00           0.00      -8,768.85       8,768.85
 5/ 2/97        535 PURCHASED                             1.00           0.00        -535.24         535.24
 5/ 7/97      2,284 PURCHASED                             1.00           0.00      -2,283.66       2,283.66
 5/12/97      8,950 PURCHASED                             1.00           0.00      -8,950.18       8,950.18
 5/14/97      9,078 PURCHASED                             1.00           0.00      -9,078.35       9,078.35
 5/21/97      2,284 PURCHASED                             1.00           0.00      -2,283.66       2,283.66
 5/22/97      9,100 PURCHASED                             1.00           0.00      -9,100.00       9,100.00
 5/23/97    125,307 SOLD                                  1.00           0.00     125,307.29    -125,307.29
 5/29/97      9,164 PURCHASED                             1.00           0.00      -9,164.48       9,164.48
 6/ 3/97        583 PURCHASED                             1.00           0.00        -582.65         582.65
 6/ 5/97     11,310 PURCHASED                             1.00           0.00     -11,310.02      11,310.02
 6/12/97     24,439 SOLD                                  1.00           0.00      24,439.02     -24,439.02
 6/13/97      8,917 PURCHASED                             1.00           0.00      -8,917.26       8,917.26
 6/16/97     24,439 PURCHASED                             1.00           0.00     -24,439.02      24,439.02
 6/19/97     11,140 PURCHASED                             1.00           0.00     -11,140.26      11,140.26
 6/25/97      8,843 PURCHASED                             1.00           0.00      -8,842.51       8,842.51
 7/ 2/97        382 PURCHASED                             1.00           0.00        -382.24         382.24
 7/ 8/97      2,232 PURCHASED                             1.00           0.00      -2,231.85       2,231.85
 7/ 9/97     17,355 PURCHASED                             1.00           0.00     -17,355.05      17,355.05
 7/17/97      4,966 PURCHASED                             1.00           0.00      -4,965.86       4,965.86
 7/23/97      1,821 PURCHASED                             1.00           0.00      -1,821.08       1,821.08
 7/25/97      4,871 PURCHASED                             1.00           0.00      -4,870.80       4,870.80
 7/31/97      6,714 PURCHASED                             1.00           0.00      -6,713.76       6,713.76
 8/ 4/97        563 PURCHASED                             1.00           0.00        -563.24         563.24
 8/ 6/97     10,223 PURCHASED                             1.00           0.00     -10,223.10      10,223.10
 8/18/97      8,566 PURCHASED                             1.00           0.00      -8,565.82       8,565.82
 8/22/97      9,547 PURCHASED                             1.00           0.00      -9,546.83       9,546.83
 8/27/97    122,608 SOLD                                  1.00           0.00     122,607.74    -122,607.74
 9/ 3/97        631 PURCHASED                             1.00           0.00        -631.18         631.18
 9/ 8/97      9,376 PURCHASED                             1.00           0.00      -9,375.50       9,375.50
 9/12/97      7,587 PURCHASED                             1.00           0.00      -7,586.80       7,586.80
 9/18/97      1,684 PURCHASED                             1.00           0.00      -1,684.28       1,684.28
 9/19/97      7,680 PURCHASED                             1.00           0.00      -7,679.69       7,679.69
 9/22/97      4,082 SOLD                                  1.00           0.00       4,082.37      -4,082.37
 9/24/97      7,376 PURCHASED                             1.00           0.00      -7,375.90       7,375.90
 9/30/97      4,521 PURCHASED                             1.00           0.00      -4,520.53       4,520.53
10/ 2/97        321 PURCHASED                             1.00           0.00        -320.64         320.64
10/ 7/97      7,808 PURCHASED                             1.00           0.00      -7,807.63       7,807.63
10/ 8/97      9,127 PURCHASED                             1.00           0.00      -9,126.56       9,126.56
10/17/97      7,288 PURCHASED                             1.00           0.00      -7,288.21       7,288.21
10/24/97      8,444 PURCHASED                             1.00           0.00      -8,444.44       8,444.44
ll/ 4/97        480 PURCHASED                             1.00           0.00        -480.05         480.05
11/ 6/97      8,667 PURCHASED                             1.00           0.00      -8,667.47       8,667.47
11/10/97      7,517 PURCHASED                             1.00           0.00      -7,516.72       7,516.72
11/13/97      7,523 PURCHASED                             1.00           0.00      -7,522.77       7,522.77
11/19/97      8,522 PURCHASED                             1.00           0.00      -8,521.59       8,521.59
12/ 1/97      7,774 PURCHASED                             1.00           0.00      -7,774.24       7,774.24
12/ 2/97        606 PURCHASED                             1.00           0.00        -605.68         605.68
12/ 5/97     99,481 SOLD                                  1.00           0.00      99,481.23     -99,481.23
12/11/97      7,761 PURCHASED                             1.00          .0.00      -7,760.99       7,760.99
12/19/97      8,611 PURCHASED                             1.00           0.00      -8,610.73       8,610.73
12/24/97     21,549 SOLD                                  1.00           0.00      21,548.53     -21,548.53
12/29/97      7,877 PURCHASED                             1.00           0.00      -7,876.76       7,876.76
12/31/97      7,913 PURCHASED                             1.00           0.00      -7,912.91       7,912.91

                                                                                1,020,641.80

                                 ASSETS DISPOSED
                                 ---------------

8025700900         CROSSAVER 401(K) P/S PL LOAN               FROM 12/31/96 TO 12/31/97
SETTLEMENT  FACE VALUE OR  *------ D E S C R I P T 1 0 N ------*    PROCEEDS       BOOK          REALIZED
   DATE     NO. OF SHARES                                                          VALUE         GAIN/LOSS
             526,745.19    AUTOMATED CASH MANAGEMENT TRUST         526,745.19     526,745.19-         0.00
                           TOTAL DISPOSED FOR THE ABOVE PERIOD
                                                                   ----------     ----------         -----
                                                                   526,745.19     526,745.19-         0.00


                 SCHEDULE OF REPORTABLE 5% TRANSACTIONS BY ISSUE
                 -----------------------------------------------
                    COMPUTED ON A 12/31/96 VALUE OF $9,735.17

8540000000    A T CROSS PENCIL INSTALLMENT                    FROM 12/31/96 TO 12/31/97
                                                   PURCH/SALE    TRANSACTION    PURCHASE/SALE        BOOK
TRADE DATE  SHARES/PV                                PRICE         EXPENSE        PROCEEDS           VALUE
          FLEET MONEY MARKET DEPOSIT A/C-RI
          -----------------------------------
 1/ 3/97         29 PURCHASED                             1.00           0.00         -28.53          28.53
 2/ 4/97         63 PURCHASED                             1.00           0.00         -63.46          63.46
 3/ 4/97         26 PURCHASED                             1.00           0.00         -26.03          26.03
 4/ 2/97         29 PURCHASED                             1.00           0.00         -28.83          28.83
 5/ 2/97         29 PURCHASED                             1.00           0.00         -28.79          28.79
 5/20/97         35 PURCHASED                             1.00           0.00         -34.72          34.72
 6/ 3/97         30 PURCHASED                             1.00           0.00         -30.03          30.03
 7/ 2/97         29 PURCHASED                             1.00           0.00         -29.43          29.43
 7/24/97        551 SOLD                                  1.00           0.00         550.76        -550.76
 8/ 4/97         30 PURCHASED                             1.00           0.00         -29.93          29.93
 8/19/97         17 PURCHASED                             1.00           0.00         -17.36          17.36
 9/ 3/97         29 PURCHASED                             1.00           0.00         -28.67          28.67
 9/25/97        362 SOLD                                  1.00           0.00         362.29        -362.29
10/ 2/97         28 PURCHASED                             1.00           0.00         -27.60          27.60
ll/ 4/97         27 PURCHASED                             1.00           0.00         -27.22          27.22
11/18/97          7 PURCHASED                             1.00           0.00          -7.36           7.36
12/ 2/97         27 PURCHASED                             1.00           0.00         -26.67          26.67

                                                                                    1,347.68

                                 ASSETS DISPOSED
                                 ---------------

8540000000         A T CROSS PENCIL INSTALLMENT               FROM 12/31/96 TO 12/31/97
SETTLEMENT  FACE VALUE OR  *------ D E S C R I P T 1 0 N ------*    PROCEEDS        BOOK          REALIZED
   DATE     NO. OF SHARES                                                           VALUE         GAIN/LOSS
                 913.05    AUTOMATED CASH MANAGEMENT TRUST             913.05         913.05-        0.00
                           TOTAL DISPOSED FOR THE ABOVE PERIOD
                                                                      -------        -------         ----
                                                                       913.05         913.05-        0.00

                 SCHEDULE OF REPORTABLE 5% TRANSACTIONS BY ISSUE
                 -----------------------------------------------
                   COMPUTED ON A 12/31/96 VALUE OF $191,522.44

0000266800    A T CROSS INST FLEET STABLE ASSET               FROM 12/31/96 TO 12/31/97
                                                   PURCH/SALE    TRANSACTION    PURCHASE/SALE        BOOK
TRADE DATE  SHARES/PV                                PRICE         EXPENSE        PROCEEDS           VALUE
          FLEET STABLE ASSET FUND
          -----------------------------------
                 92 REINVESTED                            0.00           0.00        -919.95         919.95
                 93 REINVESTED                            0.00           0.00        -925.66         925.66
                 83 REINVESTED                            0.00           0.00        -830.67         830.67
                 91 REINVESTED                            0.00           0.00        -911.96         911.96
 4/ 3/97      8,588 SOLD                                 10.00           0.00      85,884.76     -85,884.76
                 52 REINVESTED                            0.00           0.00        -515.25         515.25
                 49 REINVESTED                            0.00           0.00        -489.24         489.24
                 47 REINVESTED                            0.00           0.00        -474.09         474.09
                 49 REINVESTED                            0.00           0.00        -491.62         491.62
                 50 REINVESTED                            0.00           0.00        -497.47         497.47
                 48 REINVESTED                            0.00           0.00        -484.93         484.93
                 51 REINVESTED                            0.00           0.00        -509.64         509.64
                 49 REINVESTED                            0.00           0.00        -494.33         494.33
12/ 3/97        395 SOLD                                 10.00           0.00       3,945.46      -3,945.46

                                                                                   97,375.03

                                 ASSETS DISPOSED
                                 ---------------

0000266800         A T CROSS INST FLEET STABLE ASSET          FROM 12/31/96 TO 12/31/97
SETTLEMENT  FACE VALUE OR  *------ D E S C R I P T 1 0 N ------*    PROCEEDS       BOOK          REALIZED
   DATE     NO. OF SHARES                                                          VALUE         GAIN/LOSS
               4,439.99    AUTOMATED CASH MANAGEMENT TRUST           4,439.99       4,439.99-         0.00
                           TOTAL DISPOSED FOR THE ABOVE PERIOD

04/04/97       8,588.48    FLEET STABLE ASSET FUND                  85,884.76      85,884.76-         0.00
12/04/97         394.55    FLEET STABLE ASSET FUND                   3,945.46       3,945.46-         0.00
                                                                   ----------      ---------         -----
                                                                    94,270.21      94,270.21-         0.00

                 SCHEDULE OF REPORTABLE 5% TRANSACTIONS BY ISSUE
                 -----------------------------------------------
                  COMPUTED ON A 12/31/96 VALUE OF $9,005,210.55


8027600900                 CROSSAVER 401 (K) GENERAL FUND               FROM 12/31/96  TO 12/31/97
                                                   PURCH/SALE    TRANSACTION    PURCHASE/SALE        BOOK
TRADE DATE  SHARES/PV                                PRICE         EXPENSE       PROCEEDS           VALUE
          GALAXY GOVERNMENT FUND- TRUST
          ==============================
01/2/97       6,774 PURCHASED                             1.00           0.00      -6,774.00      -6,774.00
01/2/97     910,862 SOLD                                  1.00           0.00     910,862.45    -910,862.45

                                                                                  917,636.45

                                 ASSETS DISPOSED
                                 ---------------

8027600900         CROSSAVER 401(K) GENERAL FUND              FROM 12/31/96 TO 12/31/97
SETTLEMENT  FACE VALUE OR  *------ D E S C R I P T 1 0 N ------*    PROCEEDS       BOOK          REALIZED
   DATE     NO. OF SHARES                                                          VALUE         GAIN/LOSS
             910,862.45    AUTOMATED CASH MANAGEMENT TRUST         910,862.45     910,862.45-         0.00
                           TOTAL DISPOSED FOR THE ABOVE PERIOD
                                                                   -----------    ----------         -----

                                                                   910,862.45     910,862.45-         0.00

                 SCHEDULE OF REPORTABLE 5% TRANSACTIONS BY ISSUE
                 -----------------------------------------------
                  COMPUTED ON A 12/31/96 VALUE OF $6,594,026.39


8027700700                 CROSSAVER 401 (K) GENERAL FUND     FROM 12/31/96  TO 12/31/97
                                                   PURCH/SALE    TRANSACTION   PURCHASE/SALE        BOOK
TRADE DATE  SHARES/PV                                PRICE         EXPENSE        PROCEEDS           VALUE
          FLEET MONEY MARKET DEPOSIT A/C- RI
          =====================================
01/2/97      497,180  SOLD                             1.00          0.00         497,180.39    -497,180.39

                                                                                  497,180.39

                                 ASSETS DISPOSED
                                 ---------------

8027700700         CROSSAVER 401(K) DIRECTED FUND             FROM 12/31/96 TO 12/31/97
SETTLEMENT  FACE VALUE OR  *------ D E S C R I P T 1 0 N ------*    PROCEEDS         BOOK         REALIZED
   DATE     NO. OF SHARES                                                            VALUE       GAIN/LOSS
             497,180.39    AUTOMATED CASH MANAGEMENT TRUST         497,180.39     497,180.39-         0.00
                           TOTAL DISPOSED FOR THE ABOVE PERIOD
                                                                   ----------     ----------          ----
                                                                   497,180.39     497,180,39-         0.00


A.T. Cross Company
Profit Sharing Plan and Trust
Financial Statements for the Period
Ended January 1, 1997 (Date of Merger) and the
Year Ended December 31, 1996 and
Supplemental Schedules as of and for the Period Ended January 1, 1997 and Independent Auditors' Report


A.T. CROSS COMPANY PROFIT SHARING PLAN AND TRUST

TABLE OF CONTENTS
_____________________________________________________________________________

                                                                         Page
INDEPENDENT AUDITORS' REPORT                                              1-2

FINANCIAL STATEMENTS FOR THE PERIOD ENDED JANUARY 1, 1997
(DATE OF MERGER) AND FOR THE YEAR ENDED DECEMBER 31, 1996:

  Statements of Net Assets Available for Benefits,
   with Fund Information                                                  3-4

  Statements of Changes in Net Assets Available for Benefits,
  with Fund Information                                                   5-6

  Notes to Financial Statements                                          7-10

SUPPLEMENTAL SCHEDULES AS OF AND FOR THE PERIOD ENDED JANUARY 1, 1997:

  Item 27a - Schedule of Assets Held for Investment Purposes            11-14

  Item 27d - Schedule of Reportable Transactions                           15


Schedules required under the Employee Retirement Income Security Act of 1974, other than the schedules listed above, are omitted because of the absence of the conditions under which the schedules are required.



Deloitte & Touche LLP
                      125 Summer Street                 Telephone (617) 261-8000
                      Boston, Massachusetts 02110-1617  Facsimile (617) 261-8111

INDEPENDENT AUDITORS' REPORT

To the Retirement Plans Committee and
 Participants of A.T. Cross Company
 Profit Sharing Plan and Trust:

We have audited the accompanying statements of net assets available for benefits, with fund information of the A.T. Cross Company Profit Sharing Plan and Trust (the "Plan") as of January 1, 1997 (date of merger) and December 31, 1996, and the related statement of changes in net assets available for benefits, with fund information for the period ended January 1, 1997 (date of merger) and the year ended December 31, 1996. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of January 1, 1997 and December 31, 1996, and the changes in net assets available for benefits for the periods then ended in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules listed in the Table of Contents are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statement of net assets available for benefits and the statement of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. This supplemental information is the responsibility of the Plan's management. Such schedules and fund information have been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

As further discussed in Note 2 to the financial statements, the Board of Directors of A.T. Cross Company, the Plan's sponsor, voted on December 10, 1996 to merge the Plan into the A.T. Cross Company Defined Contribution Retirement Plan effective January 1, 1997.

DELOITTE & TOUCHE LLP
May 29, 1998

Deloitte & Touche
Tohmatsu
International

                                     - 2 -

A.T. CROSS COMPANY PROFIT SHARING PLAN AND TRUST

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS, WITH FUND INFORMATION
JANUARY 1, 1997 (DATE OF MERGER)
_______________________________________________________________________________________________________________________
                                                 Supplemental Information - By Fund
                           ________________________________________________________________________________
                                     Profit Sharing                        Installment Account
                                    Fund Information                        Fund Information
                           __________________________________     Total    _____________________    Total
                                        Directed    Company       Profit     Money     Galaxy   Installment
                             General   Investment    Stock       Sharing     Market  GIC Pooled   Account
                              Fund        Fund        Fund         Fund       Fund      Fund        Fund       Total
ASSETS:
 Investments,
 at fair value:
  Fleet National Bank
  of Rhode Island
   Money Market Fund       $ 2,581,648 $   425,736 $      296 $ 3,007,680 $    7,213 $    4,247 $    11,460 $ 3,019,140
   United States Treasury
   notes and bonds           2,258,232   7,516,095        -     9,774,327        -          -           -     9,774,327
   United States Treasury
   bills                           -     4,147,490        -     4,147,490        -          -           -     4,147,490
   United States Agency
   bonds                           -       500,000        -       500,000        -          -           -       500,000
   Common stocks            10,577,096         -    1,265,556  11,842,652      2,523     10,439      12,962  11,855,614
   Fleet National Bank
   of Rhode Island
    Stable Asset Fund              -           -          -           -          -      176,836     176,836     176,836
                           ----------- ----------- ---------- -----------  ---------  ---------  ---------- -----------
       Total investments    15,416,976  12,589,321  1,265,852  29,272,149      9,736    191,522     201,258  29,473,407

 Dividends and interest
 receivable                     78,224     149,224        -       227,448         29        937         966     228,414
                           ----------- ----------- ---------- -----------  ---------  ---------  ---------- -----------

           Total assets     15,495,200  12,738,545  1,265,852  29,499,597      9,765    192,459     202,224  29,701,821

LIABILITIES - Transfer of
 assets to Defined
 Contribution Retirement
 Plan (Note 2)              15,495,200  12,738,545  1,265,852  29,499,597      9,765    192,459     202,224  29,701,821
                           ----------- ----------- ---------- -----------  ---------  ---------  ---------- -----------

NET ASSETS AVAILABLE
 FOR BENEFITS              $       -   $       -   $      -   $       -   $      -   $      -   $       -   $       -
                           =========== =========== ========== =========== ========== ========== =========== ===========

See notes to financial statements.

                                     - 3 -

A.T. CROSS COMPANY PROFIT SHARING PLAN AND TRUST

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS, WITH FUND INFORMATION
DECEMBER 31, 1996
_______________________________________________________________________________________________________________________
                                                 Supplemental Information - By Fund
                           ________________________________________________________________________________
                                     Profit Sharing                        Installment Account
                                    Fund Information                        Fund Information
                           __________________________________     Total    _____________________    Total
                                        Directed    Company       Profit     Money     Galaxy   Installment
                             General   Investment    Stock       Sharing     Market  GIC Pooled   Account
                              Fund        Fund        Fund         Fund       Fund      Fund        Fund       Total
ASSETS:
 Investments,
 at fair value:
  Fleet National Bank
  of Rhode Island
   Money Market Fund       $ 2,581,648 $   425,736 $      296 $ 3,007,680 $   7,213 $     4,247 $    11,460 $ 3,019,140
   United States Treasury
   notes and bonds           2,258,232   7,516,095        -     9,774,327       -           -           -     9,774,327
   United States Treasury
   bills                           -     4,147,490        -     4,147,490       -           -           -     4,147,490
   United States Agency
   bonds                           -       500,000        -       500,000       -           -           -       500,000
   Common stocks            10,577,096         -    1,265,556  11,842,652     2,523      10,439      12,962  11,855,614
   Fleet National Bank
   of Rhode Island
   Stable Asset Fund               -           -          -           -         -       176,836     176,836     176,836
                           ----------- ----------- ---------- ----------- --------- -----------  ---------- -----------
      Total investments     15,416,976  12,589,321  1,265,852  29,272,149     9,736     191,522     201,258  29,473,407
 Dividends and interest
 receivable                     78,224     149,224        -       227,448        29         937         966     228,414
                           ----------- ----------- ---------- ----------- --------- -----------  ---------- -----------
NET ASSETS AVAILABLE FOR
 BENEFITS                  $15,495,200 $12,738,545 $1,265,852 $29,499,597 $   9,765 $   192,459 $   202,224 $29,701,821
                           =========== =========== ========== =========== ========= =========== =========== ===========

See notes to financial statements.

                                     - 4 -

A.T. CROSS COMPANY PROFIT SHARING PLAN AND TRUST

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS, WITH FUND INFORMATION
PERIOD ENDED JANUARY 1, 1997 (DATE OF MERGER)
_______________________________________________________________________________________________________________________
                                                 Supplemental Information - By Fund
                           ________________________________________________________________________________
                                     Profit Sharing                        Installment Account
                                    Fund Information                        Fund Information
                           __________________________________     Total    _____________________    Total
                                        Directed    Company       Profit     Money     Galaxy   Installment
                             General   Investment    Stock       Sharing     Market  GIC Pooled   Account
                              Fund        Fund        Fund         Fund       Fund      Fund        Fund       Total

ADDITIONS TO NET ASSETS    $       -   $       -   $      -   $       -   $     -   $       -   $       -   $       -
                           ----------- ----------- ---------- ----------- --------- ----------- ----------- -----------

DEDUCTIONS FROM NET ASSETS
 ATTRIBUTED TO - Transfer
  of assets to the Defined
  Contribution Retirement
  Plan in connection with
  merger (Note 2)          (15,495,200)(12,738,545)(1,265,852)(29,499,597)   (9,765)   (192,459)   (202,224)(29,701,821)
                           ----------- ----------- ---------- ----------- --------- ----------- ----------- -----------

NET ASSETS AVAILABLE FOR
BENEFITS:
 Beginning of period        15,495,200  12,738,545  1,265,852  29,499,597     9,765     192,459     202,224  29,701,821
                           ----------- ----------- ---------- ----------- --------- ----------- ----------- -----------

 End of period             $       -   $       -   $      -   $       -   $     -   $       -   $       -   $       -
                           =========== =========== ========== =========== ========= =========== =========== ===========

See notes to financial statements.

                                     - 5 -

A.T. CROSS COMPANY PROFIT SHARING PLAN AND TRUST

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS, WITH FUND INFORMATION
YEAR ENDED DECEMBER 31,1996
_______________________________________________________________________________________________________________________
                                                 Supplemental Information - By Fund
                           ________________________________________________________________________________
                                     Profit Sharing                        Installment Account
                                    Fund Information                        Fund Information
                           __________________________________     Total   _____________________    Total
                                        Directed    Company       Profit     Money     Galaxy   Installment
                             General   Investment    Stock       Sharing     Market  GIC Pooled   Account
                              Fund        Fund        Fund         Fund       Fund      Fund        Fund       Total
ADDITIONS TO NET ASSETS
ATTRIBUTED TO -
 Investment income:
  Net appreciation
   (depreciation) in fair
   value of investments    $ 1,534,449 $   (65,579)$ (366,190)$ 1,102,680 $    (576)$   (3,068)$    (3,644)$ 1,099,036
  Interest                     281,815     731,576        176   1,013,567       362     13,400      13,400   1,027,329
  Dividends                    222,823         -       68,108     290,931       155        537         692     291,623
                           ----------- ----------- ---------- ----------- --------- ----------  ---------- -----------
        Total additions      2,039,087     665,997   (297,906)  2,407,178       (59)    10,869      10,810   2,417,988

DEDUCTIONS FROM NET ASSETS
 ATTRIBUTED TO:
  Benefits paid to
   participants                321,493   1,257,519     54,489   1,633,501     4,310    321,289     325,599   1,959,100
                           ----------- ----------- ---------- ----------- ---------  ---------  ---------- -----------

Net increase (decrease)
 prior to interfund
 transfers                   1,717,594    (591,522)  (352,395)    773,677    (4,369)  (310,420)   (314,789)    458,888
Interfund transfers - net    1,750,351  (1,736,025)   (27,761)    (13,435)      -       13,435      13,435         -
                           ----------- ----------- ---------- ----------- ---------  --------- ----------- -----------


  Net increase (decrease)    3,467,945  (2,327,547)  (380,156)    760,242    (4,369)  (296,985)   (301,354)    458,888

NET ASSETS AVAILABLE
 FOR BENEFITS:
Beginning of year           12,027,255  15,066,092  1,646,008  28,739,355    14,134    489,444     503,578  29,242,933
                           ----------- ----------- ---------- ----------- ---------  --------- ----------- -----------

End of year                $15,495,200 $12,738 545 $1,265,852 $29,499,597 $   9,765  $ 192,459 $   202,224 $29,701,821
                           =========== =========== ========== =========== =========  ========= =========== ===========

See notes to financial statements.

                                     - 6 -


A.T. CROSS COMPANY PROFIT SHARING PLAN AND TRUST

NOTES TO FINANCIAL STATEMENTS

1.  DESCRIPTION OF THE PLAN

The following description of the A.T. Cross Company Profit Sharing Plan and Trust (the "Plan") is provided for general information purposes only. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

General - The Plan is a noncontributory defined contribution plan and is administered by an Employee Benefit Plan Committee consisting of three persons appointed by the Board of Directors of A.T. Cross Company (the "Company"), the Plan's sponsor. The Board of Directors determines the amount of the contribution and has established the policy that the maximum contribution for any year is limited to the lesser of (1) the maximum amount deductible for such year for federal income tax purposes; or (2) 15% of the Company's net income for such year before deducting contributions to the retirement trust and before providing for federal and state income taxes. The Plan is subject to the Employee Retirement Income Security Act of 1974 ("ERISA").

Contributions from Company - No contributions were declared for 1997 or 1996.

In a year in which a contribution is made, the Company's contribution to the Plan is allocated to each eligible employee's account based on the proportion that each eligible employee's allocation units bear to the total allocation units. An eligible employee receives one allocation unit for each one hundred dollars or major fraction thereof of compensation and one allocation unit for each full year of service as defined by the Plan.

Participation - Employees of the Company are eligible to participate in the Plan on January 1 following their hire date. Employees who become participants may allocate part or all of their balance in the Profit Sharing General Fund, the Profit Sharing Directed Investment Fund and the Profit Sharing Company Stock Fund in increments of 10%. The Plan also allows employees to make annual elections with respect to the Company's annual contribution and the employee's existing balance. This election is totally separate from the fund balance election described above and allows the participant to elect (in multiples of 10%) to have the Company's contribution, made on his/her behalf, allocated to the Profit Sharing General Fund, the Profit Sharing Directed Investment Fund, or the Profit Sharing Company Stock Fund. The balance election allows the participant to elect (in multiples of 10%) to have the employee's existing balance transferred to one or more of the funds.

Vesting - Upon termination of employment for reasons other than death, retirement, or disability, participants are entitled to 10% of their balance per year of credited vesting service through year four and 20% per year for years five through seven up to 100%.

The Plan provides for the deferral of benefits for one year should a participant who is also a participant of the A.T. Cross Company Executive Incentive Compensation Plan terminate employment for reasons other than normal retirement as defined by the Plan, death or disability.

Upon early or normal retirement as defined by the Plan, a participant will receive a lump-sum distribution of his/her account.

2.  PLAN AMENDMENT AND TERMINATION

The Plan may be amended at any time by a vote of the Company's Board of Directors. The Board of Directors may suspend or discontinue contributions to the Plan as well as terminate it. Upon termination of the Plan or discontinuance of the Company's contribution, all interests of participants become fully vested and are not subject to forfeiture. After termination, all remaining assets shall be distributed, after payment of any expenses chargeable against the Plan, to participants in accordance with their respective interest in cash or in the form of immediate or deferred annuities.

On December 10, 1996, the Board of Directors of A.T. Cross Company, the Plan's sponsor, voted on and approved the merger of the Plan into the A.T. Cross Company Defined Contribution Retirement Plan. Effective January 1, 1997, the A.T. Cross Company Profit Sharing Plan and Trust and the A.T. Cross Company Savings Plan (collectively, the "Component Plans") were merged into a single plan and trust known as the A.T. Cross Company Defined Contribution Retirement Plan (the "Merged Plan"). Assets of the Component Plans are held in a single trust, with each plan operating as a component plan of the Merged Plan. The purpose of the merger was to offer increased investment opportunities under the Component Plans, as well as to provide for uniform and combined investment opportunities and election procedures. Additionally, certain investment management fees, previously paid by the Company, shall be paid by certain investment funds under the Component Plans.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Method of Accounting - The financial statements of the Plan are prepared on the accrual basis of accounting. Purchases and sales of securities are recorded on the trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Valuation of Investments - The Plan's investments are stated at fair value. Securities traded on a national securities exchange are valued at the last reported sales price on the last business day of the plan year. United States Governmental and agency securities are valued at the last reported bid price.

Investments in the Galaxy GIC Pooled Fund (the "Fund") are generally valued at the redemption value established by the trustee of the Fund, which is generally based on the fair value of the underlying assets.

Plan Expenses - All expenses incurred in connection with the operation of the Plan are borne by the Company. However, should the Company fail to pay the expenses, such expenses will be considered expenses of the Plan.

Benefit Payments - Benefits are recorded when paid.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

4.  INVESTMENTS

The Plan's investments are held by a bank-administered trust fund. During the period ended January 1, 1997 and the year ended December 31, 1996, the Plan's investments (including investments bought and sold, as well as held, during the periods) appreciated in fair value by $0 and $1,099,036, respectively, as follows:

                                             January 1,     December 31,
                                                1997           1996

United States Government securities         $        -     $   (173,151)
Common stocks                                        -        1,272,187
                                            ------------   ------------
Net appreciation                            $        -     $  1,099,036
                                            ============   ============

The fair value of individual investments that represent 5% or more of the Plan's net assets at January 1, 1997 and December 31, 1996 is as follows:

                                             January 1,     December 31,
                                                1997           1996

Fleet National Bank of Rhode Island
Money Market Fund ($3,019,140 face amount)  $  3,019,140   $ 3,019,140
United States Treasury Notes, 6.25%, due
January 31,1997 ($3,000,000 face amount)       3,001,410     3,001,410
United States Treasury Notes, 6.15%, due
May 31,1997 ($1,500,000 face amount)           1,504,215     1,504,215

5.  TAX STATUS OF THE PLAN

The Plan obtained its latest determination letter on December 1, 1993, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code (the "Code"). The Plan has been amended since receiving the determination letter; however, the plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code. Accordingly, no provision for income taxes has been included in the Plan's financial statements.

6.  TRANSACTIONS WITH PARTIES IN INTEREST

Transactions with parties in interest for the year ended December 31, 1996 are as follows:

                                               Shares or
                                                Units of
                                              Participation    Amount

A.T. Cross Company Common stock
  Purchases                                       14,947   $    216,322
  Sales                                            4,433         67,900
  Distributions                                    3,906         64,142
  Dividend income                                    -           68,800
  Realized gain (loss) on sales                      -           (6,902)

Fleet National Bank of Rhode Island
 Money Market fund:
  Purchases                                   32,672,445     32,672,445
  Sales                                       31,306,977     31,306,977
  Interest income                                    -          212,842

Fleet Financial Group - Common stock dividend
  income                                             -           12,040

Fleet National Bank of Rhode Island
 Stable Asset fund:
  Purchases:                                       2,089         20,886
  Sales                                           31,905        319,050
  Dividend income                                    -           12,392

In January 1997 the assets of the Plan were transferred to the A.T. Cross Company Defined Contribution Retirement Plan as described in Note 2.

7.  RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of benefits paid to participants per the financial statements to Form 5500:

                                                             Year Ended
                                                             December 31
                                                                 1996

Benefits paid to participants per the financial statements  $ 1,959,100
Less amounts allocated to withdrawing participants               (7,821)
                                                            -----------
Benefits paid to participants per the Form 5500             $ 1,951,279
                                                            ===========

Amounts allocated to withdrawing participants are recorded on Form 5500 for benefit claims that have been processed and approved for payment prior to the reporting date but not yet paid as of that date. There were no reconciling items in 1997.

                                  * * * * * *


A.T. CROSS COMPANY PROFIT SHARING PLAN AND TRUST

ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
JANUARY 1, 1997 (DATE OF MERGER)
                          (c) Description of Invesment
                              Including Maturity Date
                              Rate of Interest, Par                    Current
(a)(b) Identity of Issue      or Maturity Value               Cost      Value
* Fleet National Bank
  of Rhode Island         Face Value Money Market Deposit $3,007,680 $3,007,680
                                                          ---------- ----------

United States Government
Securities:
Treasury Notes and Bonds  $200,000 face amount
                          5.50%, due September 30, 1997      201,469    199,968
                          $200,000 face amount,
                          6.25%, due February 15,20O3        198,656    199,750
                          $200,000 face amount,
                          5.875%, due February 15, 2004      203,563    194,718
                          $250,000 face amount,
                          11.75%, due February 15, 2001      246,875    300,000
                          $300,000 face amount,
                          11.875%, due November 15, 2003     302,250    391,359
                          $300,000 face amount,
                          9.375%, due February 15,2006       306,375    361,032
                          $500,000 face amount,
                          10.00%, due May 15, 2010           483,813    611,405
                          $3,000,000 face amount,
                          6.25% due January 31, 1997       3,009,922  3,001,410
                          $1,500,000 face amount,
                          6.125%, due May 31,1997          1,505,508  1,504,215
                          $1,000,000 face amount,
                          6.375%, due June 30, 1997        1,005,352  1,005,160
                          $1,000,000 face amount
                          5.875% due Ju1y 31, 1997         1,002,539  1,002,500
                          $1,000,000 face amount,
                          6.00% due August 31, 1997        1,003,906  1,002,810

Agency Bonds              $500,000 face amount,
                          5.45%, due February 13, 1997       499,920    500,000

Treasury Bills            $1,000,000 face amount,
                          due January 16, 1997               984,910    998,070
                          $500,000 face amount,
                          due February 6, 1997               490,916    497,600
                          $200,000 face amount,
                          due February 20, 1997              196,243    198,650
                          $1,000,000 face amount,
                          due April 10, 1997                 981,138    986,280
                          $500,000 face amount,
                          due May 15,1997                    489,679    490,600
                          $1,000,000 face amount,
                          due June 19, 1997                  974,394    976,290
                                                          ---------- ----------
                                                          14,087,428 14,421,817
                                                          ---------- ----------

Common Stocks:

 Automotive:
  Ford Motor Co.          12,000 shares                       84,686    387,000
 Bank:
* Fleet Financial Group   7,000 shares                       158,725    349,125
 Beverage:
  Anheuser Busch Co, Inc. 4,000 shares                        63,647    160,000
  Pepsico, inc.           22,000 shares                       45,621    643,500
 Chemical:
  Dow Chemical Co.        5,000 shares                       101,046    391,875
 Computer Services:
  Automatic Data
    Processing            12,000 shares                      132,875    514,500
 Consumer Products:
  Gillette Co.            2,000 shares                        94,165    155,500
 Drug:
  Bausch & Lomb Co.       3,000 shares                        91,313    105,000
  Bristol Myers Squibb Co.6,000 shares                       170,710    654,000
  Pfizer, Inc.            10,000 shares                       86,467    830,000
 Electrical Equipment:
  General Electric Co.    4,000 shares                        52,065    395,500
 Food:
  Hershey Foods, Inc.     10,000 shares                       50,110    437,500
  McDonalds Corp.         14,000 shares                       68,321    635,250
  Sara Lee Corp.          12,000 shares                       88,990    447,000
 Hospital Supply:
  Johnson & Johnson       15,000 shares                       68,138    746,250
 Household Appliances:
  Rubbermaid, Inc.        4,000 shares                        49,820     90,500
 Machinery - Heavy:
  Caterpillar, Inc.       2,000 shares                       117,790    150,500
 Miscellaneous:
* A.T. Cross Co.          108,865 shares (Class A)         1,821,713  1,265,556
  Georgia Pacific Corp.   2,500 shares                       119,110    180,000
 Oil - Domestic:
  Atlantic Richfield Co.  3,000 shares                       132,595    397,500
 Oil - International:
  Mobil Corp.             5,000 shares                       152,580    611,250
 Paper:
  Kimberly Clark Corp.    4,000 shares                        69,862    381,000
 Retail Trade:
  Dayton-Hudson Corp.     15,000 shares                      151,288    588,750
  Home Depot              3,000 shares                       127,860    150,375
  Wal-Mart                5,000 shares                       112,650    113,750
 Technology:
  Applied Materials, Inc. 2,500 shares                        88,975     89,845
  Hewlett Packard Co.     1,000 shares                        43,820     50,250
  Intel Corp.             2,000 shares                       120,125    261,876
  Motorola                2,000 shares                       120,990    122,500
 Transportation - Air:
   Boeing Co.             2,000 shares                        97,025    213,000
 Utility - Telephone:
  Bell South Corp.        8,000 shares                       121,890    324,000
                                                          ---------- ----------
                                                           4,804,972 11,842,652
                                                          ---------- ----------

* Fleet National Bank
   of Rhode Island        Face value Money Market Deposit     11,460     11,460
* Fleet National Bank
   of Rhode Island        17,684 shares Stable Asset Fund    176,836    176,836
* Common Stocks:
   A.T. Cross Company     898 shares (Class A)                17,174     12,962
                                                          ---------- ----------
                                                             205,470    201,258
                                                          ---------- ----------
                                     TOTAL INVESTMENTS   $22,105,550$29,473,407
                                                         ======================

                                                                    (Concluded)

*Indicates party-in-interest to the Plan.

                                     -14-


A.T. CROSS COMPANY PROFIT SHARING PLAN AND TRUST

ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS
PERIOD ENDED JANUARY 1, 1997 (DATE OF MERGER)
______________________________________________________________________________________________________
                                                                           f) Current
                                                                              Value of
                                                                              Asset on
a) Identity of    b) Description      c) Purchase  d) Selling  e) Cost of     Transaction  g) Net Gain
Party Involved       of Asset            Price        Price       Asset       Date            or(Loss
Single Transactions in Excess of 5% of Plan Assets

A.T. Cross Company
Profit Sharing
Plan and Trust    Net assets available
                  for benefits        $       -    $      -    $      -    $29,701,821 **  $      -

Series of Transactions in Excess of 5% of Plan Assets

A.T. Cross Company
Profit Sharing
Plan and Trust    Net assets available
                  for benefits                -           -           -     29,701,821 **         -

** Represents the transfer of assets from the A.T. Cross Company Profit Sharing
   Plan and Trust to the A.T. Cross Company Defined Contribution Retirement Plan in conjunction with the merger described in Note 2 to the financial statements.

                                    - 15 -



Exhibits:

Consent of Deloitte & Touche LLP to the incorporation by reference of the Plan's financial statements into Registration Statement No. 333-42915 on Form S-8.



SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  A.T. CROSS COMPANY DEFINED
                                  CONTRIBUTION RETIREMENT PLAN


                                  By:     Fleet National Bank, Trustee


                                  By:     JOHN J. BROSNAN
                                          John J. Brosnan
                                  Title:  Assistant Vice President